UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

PAXAR CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of Paxar Corporation

2)	Aggregate number of securities to which transaction applies: Company common stock (including restricted stock units):

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☑  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Paxar Corporation 105 Corporate Park Drive White Plains, NY 10604 Phone 914-697-6800 FAX 914 696-4128

May 21, 2007

Dear Paxar Shareholder:

You are cordially invited to attend the annual meeting of shareholders (the “annual meeting”) of Paxar Corporation (“Paxar”), which will be held at 9:30 a.m. on June 14, 2007, at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York.

The proxies being solicited hereby are being solicited by Paxar and the board of directors of Paxar. We have retained D.F. King & Co., Inc., to assist in the distribution and solicitation of proxies. The board of directors of Paxar has unanimously approved a merger providing for the acquisition of Paxar by Avery Dennison Corporation. If the merger is completed you will receive $30.50 in cash without interest for each share of Paxar common stock that you own.

You will be asked, at the annual meeting, to adopt the merger agreement. The board of directors has unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement and determined that the merger is in the best interests of Paxar’s shareholders. The board of directors unanimously recommends that Paxar’s shareholders vote “FOR” the adoption of the merger agreement.

At the annual meeting, as more fully described in the proxy statement attached to this letter, we will also consider the re-election of six directors. The board of directors recommends a vote “FOR” each nominee for director.

The proxy statement provides you with information about the proposed merger and the other matters to be considered at the annual meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Paxar from documents we have filed with the Securities and Exchange Commission.

Your vote is important regardless of the number of shares of Paxar’s common stock you own. Because the adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of Paxar’s outstanding shares of common stock, a failure to vote will have the same effect as a vote “AGAINST” the merger. Accordingly, even if you plan to attend the meeting, we hope that you will read the proxy statement and the voting instructions on the enclosed proxy card, and then vote (1) by completing, signing, dating and mailing the proxy card in the enclosed postage-paid envelope, (2) by calling the toll-free number listed on the proxy card, or (3) through the Internet as indicated on the proxy card. This will not affect your right to attend or vote at the meeting.

Submitting your proxy will not prevent you from voting your shares in person if you subsequently choose to attend the annual meeting.

I look forward to seeing you at the annual meeting on June 14, 2007. Please remember that we consider your vote to be very important.

Rob van der Merwe
Chairman, President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the proposed merger, passed upon the merits or fairness of the proposed merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED MAY 21, 2007

AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT MAY 24, 2007.

PAXAR CORPORATION

NOTICE OF ANNUAL MEETING
June 14, 2007, 9:30 a.m.
The Intercontinental The Barclay
111 East 48th Street
New York, New York

Dear Shareholder:

The annual meeting of shareholders of Paxar Corporation, a New York corporation (“Paxar”), will be held on June 14, 2007 at 9:30 a.m., local time, at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York, to consider and take action on the following items:

1.	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of March 22, 2007, by and among Avery Dennison Corporation, a Delaware corporation (“Avery Dennison”), Alpha Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Avery Dennison (“Alpha Acquisition”), and Paxar pursuant to which, upon the merger becoming effective, each outstanding share of common stock of Paxar, par value $0.10 per share, (other than shares held in the treasury of Paxar, shares owned by Avery Dennison or Alpha Acquisition and restricted shares of common stock) will be converted into the right to receive $30.50 in cash, without interest;

2.	The re-election of six directors; and

3.	To transact such other business as may properly come before the annual meeting (or any adjournment or postponement thereof).

Shareholders of record as of the close of business on May 18, 2007, are entitled to vote at the annual meeting or any postponement or adjournment thereof.

If you hold shares in your name and are attending the annual meeting, please bring your admission card included with the proxy statement. If your shares are held indirectly in the name of a bank, broker or other nominee, please request a letter or some other evidence of ownership from your bank, broker or other nominee, as well as a legal proxy if you wish to vote your shares in person, and bring these documents to the annual meeting.

The adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of Paxar’s outstanding shares of common stock. Failure to vote or abstention will have the same effect as a vote against adoption of the merger agreement. It is important that your shares be represented at this meeting. Even if you plan to attend the meeting, we hope that you will read the enclosed proxy statement and the voting instructions on the enclosed proxy card, and then vote (1) by completing, signing, dating and mailing the proxy card in the enclosed postage-paid envelope, (2) by calling the toll-free number listed on the proxy card, or (3) through the Internet as indicated on the proxy card. This will not affect your right to attend or vote at the meeting. If you are a shareholder of record and you attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

Robert S. Stone
Secretary

White Plains, New York
May 21, 2007

i

QUESTIONS AND ANSWERS ABOUT
THE ANNUAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the annual meeting of Paxar, or the “annual meeting,” and the proposed merger described in this proxy statement. These questions and answers may not address all questions that may be important to you as a shareholder of Paxar. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Paxar,” “Company,” “we,” “our,” “ours,” and “us” refer to Paxar Corporation.

Q:	What is the proposed transaction that I am being asked to vote on?

A:	The proposed transaction is the acquisition of Paxar by Avery Dennison Corporation, or “Avery Dennison,” pursuant to an Agreement and Plan of Merger, dated as of March 22, 2007, or the “merger agreement,” among Avery Dennison, Alpha Acquisition Corp., a wholly-owned subsidiary of Avery Dennison, or “Alpha Acquisition,” and us. Once the merger agreement has been adopted by our shareholders, we have received regulatory approval and the other closing conditions under the merger agreement have been satisfied or waived, Alpha Acquisition will merge with and into us, which transaction is referred to as the “merger.” Paxar will be the surviving corporation in the merger, or the “surviving corporation,” and will become a wholly-owned subsidiary of Avery Dennison.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive $30.50 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $3,050.00 in cash in exchange for your shares of our common stock.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as soon as possible and expect to complete it in the early summer. In order to complete the merger, we must obtain shareholder approval and other closing conditions must be satisfied, including the receipt of regulatory approvals or the expiration or termination of applicable regulatory waiting periods. See “The Merger Agreement — Conditions to the Merger.”

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the exchange agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. Do not send any stock certificates with your proxy.

Q:	What vote of our shareholders is required to adopt the merger agreement?

A:	For us to complete the merger, shareholders holding at least two-thirds of the combined voting power of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. Accordingly, failure to vote or abstention will have the same effect as a vote against adoption of the merger agreement.

Q:	How does the Company’s board of directors recommend that I vote on the merger?

A:	Our board of directors unanimously recommends that our shareholders vote “FOR” the proposal to adopt the merger agreement. You should read “The Merger — Reasons for the Merger and Recommendation of the Board of Directors” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement. Arthur Hershaft, our Chairman Emeritus, former Chief Executive Officer, and a Director of the Company, has committed to vote his shares in favor of the merger. The other members of our board of directors who own shares of our common stock currently intend to vote those shares “FOR” the proposal to adopt the merger agreement, although none of them are contractually obligated to do so.

Q:	What other matters am I voting on?

A:	The re-election of six directors and any other business properly brought before the meeting.

Q:	How does the Company’s board of directors recommend that I vote on the election of the nominees to the board of directors?

A:	Our board of directors unanimously recommends that our shareholders vote “FOR” each of the 6 nominees in the election of directors listed in the proxy statement.

Q:	Who is entitled to vote?

A:	Holders of our shares of common stock as of the close of business on May 18, 2007, or the “record date,” are entitled to vote at the annual meeting. Each share of our common stock is entitled to one vote.

Q:	How do I vote and how will my proxy be voted?

A:	If you hold your shares in your name, as a “shareholder of record,” you can vote in person at the annual meeting or you can complete and submit a proxy by mail, telephone or the Internet, as provided on your proxy card. The enclosed proxy card contains instructions for mail, telephone and Internet voting. If you are a shareholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card or by Internet by accessing the website identified on your proxy card. Telephone and Internet voting are available 24 hours a day and will be accessible beginning on May 24, 2007 at 9:00 a.m. Eastern time until 11:59 p.m. Eastern time on June 13, 2007. If you are a shareholder of record and choose to submit your proxy by mail, please complete each proxy card you receive, date and sign it, and return it in the enclosed prepaid envelope. If you submit your proxy by telephone or Internet, please do not mail your proxy card. Whichever method you use, the proxies identified on the proxy card will vote your shares in accordance with your instructions.

If you submit a proxy card without giving specific voting instructions with respect to any or all proposals, you give the named proxies the authority to vote, in their discretion, on each such proposal. In addition, a properly signed and dated proxy card (or a proxy properly delivered by telephone or through the Internet) gives the named proxies the authority to vote, in their discretion, on any other matter that may arise at the meeting.

If you hold your shares indirectly in the name of a bank, broker or other nominee, as a “street-name shareholder,” you will receive instructions from your bank, broker or other nominee describing how to provide instructions in order to vote your shares. If you hold your shares in “street name” and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Generally, your broker, bank or other nominee does not have discretionary authority to vote on the merger proposal. Accordingly, your broker, bank or other nominee will vote your shares held by it in “street name” only if you provide instructions to it on how to vote. You should follow the directions your broker, bank or other nominee provides. Shares that are not voted because you do not properly instruct your broker, bank or other nominee will have the effect of votes against the adoption of the merger agreement.

Q:	Do I have the right to revoke my proxy?

A:	Yes. You can revoke your proxy by submitting a new proxy by mail, telephone or Internet; giving written notice to our Corporate Secretary prior to the annual meeting stating that you are revoking your proxy; or attending the annual meeting and voting your shares in person.

Q:	Who will count the votes?

A:	ADP Investor Communication Services will tabulate the votes and act as inspector of election.

Q:	What if I get more than one proxy card?

A:	Your shares are probably registered differently or are in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. Please have all of your accounts registered exactly in the same name and social security number. You may do this by contacting our transfer agent, Mellon Investor Services, by calling 800-548-4857.

Q:	What constitutes a quorum?

A:	The record date for determining shareholders who are entitled to vote at the annual meeting is May 18, 2007. Each of the approximately 41,769,677 shares of our common stock issued and outstanding on that date is entitled to one vote at the annual meeting. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. For purposes of determining the presence of a quorum, shares represented by abstentions and “broker non-votes” will be counted as present. If you vote by proxy card or give a proxy by telephone or through the Internet, you will be considered part of the quorum. In the absence of a quorum, the annual meeting may be adjourned.

Q:	When and where is the annual meeting?

A:	The annual meeting will be held on June 14, 2007, at 9:30 a.m. at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York.

Q:	What percentage of stock do the directors and officers own?

A:	Our directors and certain executive officers beneficially own approximately 10.0% of our common stock, as of March 31, 2007.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent, D.F. King & Co., Inc., or “D.F. King,” toll-free at (800) 829-6551. Banks and brokers can call collect at (212) 269-5550. If your broker holds your shares, you may also call your broker for additional information.

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Annual Meeting

Date, Time and Place of Annual Meeting (Page 12)

The annual meeting will be held on June 14, 2007 at 9:30 a.m., local time at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York.

Purpose of the Annual Meeting (Page 12)

The purpose of the annual meeting is to take action upon the following: (i) a proposal to approve the merger agreement and thereby approve the merger; (ii) the re-election of six directors; and (iii) to transact any other business properly brought before the annual meeting (or any adjournment or postponement thereof).

Record Date for the Annual Meeting (Page 12)

Pursuant to the authority delegated to him by our board of directors, Robert P. van der Merwe, our Chairman of the Board, has fixed the close of business on May 18, 2007 as the record date for determination of shareholders entitled to notice of and to vote at the annual meeting.

Shares Entitled to Vote (Page 12)

Each shareholder is entitled to one vote at the annual meeting for each share of our common stock held by that shareholder at the close of business on the record date. Shares of our common stock held by us in our treasury will not be voted.

Vote Required (Page 12)

Each proposal requires a different percentage of votes in order to approve it:

•	approval of the merger agreement requires the affirmative vote of at least a two-thirds of our common stock outstanding at the close of business on the record date;

•	directors are elected by a plurality vote; and

•	approval of most other proposals that may be brought before the meeting would require the affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or by proxy and entitled to vote, assuming a quorum is present.

Voting at the Annual Meeting (Page 13)

If you are a shareholder of record, you may vote in person by ballot at the annual meeting or by submitting a proxy. We recommend you submit your proxy even if you plan to attend the annual meeting.

If you attend the annual meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

How to Vote by Proxy (Page 13)

By telephone or Internet.  If you are a shareholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card or by Internet by accessing the website identified on your proxy card.

By mail.  If you are a shareholder of record and choose to submit your proxy by mail, please complete each proxy card you receive, date and sign it,

and return it in the prepaid envelope which accompanied that proxy card.

Shares held in “street name.” If you hold your shares indirectly in the name of a bank, broker or other nominee, as a “street-name shareholder,” you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

Proxies without Instruction (Page 13)

If you are a shareholder of record and submit your proxy but do not make specific choices, your proxy will follow our board of directors’ recommendations.

Revocation of Proxies (Page 13)

You may revoke your proxy at any time prior to the time your shares are voted. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by entering a new vote by telephone or the Internet;

•	by delivering a written revocation to our corporate secretary that is received prior to the annual meeting;

•	by submitting another valid proxy bearing a later date that is received prior to the annual meeting; or

•	by attending the annual meeting and voting your shares in person.

However, if your shares are held in “street name” through a bank, broker, custodian or other recordholder, you must check with your bank, broker, custodian or other recordholder to determine how to revoke your proxy.

Parties to the Merger (Page 16)

Paxar Corporation
105 Corporate Park Drive
White Plains, NY 10604
(914-697-6800)

We are a leading provider of innovative merchandising systems for the retail and apparel industry. We design and manufacture tickets, tags and labels, and we provide the technology — including the printers, software control systems and necessary supplies — for retail product identification. During the fiscal year ended December 31, 2006, we had revenues of approximately $880.8 million.

Avery Dennison Corporation
Charles D. Miller Corporate Center
150 North Orange Grove Boulevard
Pasadena, California 91103
(626-304-2000)

Avery Dennison is a Delaware corporation and is a leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, CA, Avery Dennison is a FORTUNE 500 Company with 2006 sales of $5.6 billion. Avery Dennison employs more than 22,000 individuals in 49 countries worldwide who apply Avery Dennison’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets. Products offered by Avery Dennison include Avery brand office products and graphics imaging media, Fasson brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels in a wide variety of automotive, industrial and durable goods applications, brand identification and supply chain management products for the retail and apparel industries, and specialty tapes and polymers.

Alpha Acquisition Corp.
c/o Avery Dennison Corporation
Charles D. Miller Corporate Center
150 North Orange Grove Boulevard
Pasadena, California 91103
(626-304-2000)

Alpha Acquisition is a New York corporation and a wholly-owned subsidiary of Avery Dennison. Alpha Acquisition was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Alpha Acquisition will merge with and into us. Paxar will survive the merger and Alpha Acquisition will cease to exist.

When the Merger Will be Completed (Page 41)

We are working toward completing the merger as soon as possible, and expect to complete it in the early summer. In order to complete the merger, we must obtain shareholder approval and other closing conditions must be satisfied, including the receipt of regulatory approvals or the expiration or termination of applicable regulatory waiting periods. We and Avery Dennison made the required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act,” with the Antitrust Division of the Department of Justice, or “DOJ,” and the Federal Trade Commission, or “FTC,” on April 4, 2007, and the DOJ and the FTC granted early termination of the applicable waiting period on April 20, 2007.

Board Recommendation (Page 24)

Our board has unanimously determined that the merger is in the best interests of our shareholders and has approved the merger. Our board unanimously recommends that our shareholders vote “FOR” approval of the merger.

Opinion of our Financial Advisor
(Page 26 and Annex B)

Goldman, Sachs & Co., or “Goldman Sachs,” delivered its opinion to our board of directors that, as of March 22, 2007, and based upon and subject to the factors and assumptions set forth therein, the $30.50 per share in cash to be received by the holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 22, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of our board of directors in connection with its consideration of the transaction. The opinion of Goldman Sachs is not a recommendation as to how any holder of our common stock should vote with respect to the transaction. Pursuant to an engagement letter between Paxar and Goldman Sachs, we have agreed to pay Goldman Sachs a transaction fee of approximately $15.3 million, the principal portion of which is payable upon consummation of the transaction.

Interests of the Company’s Directors and Management in the Merger (Page 32)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including:

•	the terms of certain agreements containing change of control and/or severance provisions providing for potential payments to our former and current officers as a result of the merger;

•	the terms of the merger agreement providing for the continued indemnification of our former and current directors and officers and, for a period of six years after the effective time of the merger, the maintenance of directors’ and officers’ liability insurance for our former and current directors and officers;

•	the terms of the merger agreement providing for outstanding options, restricted shares and awards granted under our 2000 Long-Term Performance and Incentive Plan to be converted into options, restricted shares or other securities of Avery Dennison, which will permit the holders of options, restricted shares and other awards to participate in Avery Dennison’s future earnings and growth and to benefit from any appreciation in Avery Dennison’s value, and providing for accelerated vesting upon certain post-closing terminations of employment;

•	the terms of the merger agreement providing base salaries for one year to our employees, including our executive officers, who continue their employment after the closing of the merger that are in each case no less favorable than the base salary paid to the applicable employee immediately prior to the effective time of the merger; and

•	the terms of the merger agreement providing for Avery Dennison to provide, for one year, employee benefits, including annual bonus opportunities, incentive opportunities and long-term equity incentive opportunities, to our employees who continue their employment after the closing of the merger that are no less favorable in the aggregate than the benefits provided to our employees immediately prior to the effective time of the merger.

Material United States Federal Income Tax Consequences of the Merger (Page 38)

The receipt of cash in the merger by United States holders of our common stock will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a United States holder of our common stock will recognize gain or loss equal to the difference between the amount of cash received in exchange for such common stock and the United States holder’s adjusted tax basis in such common stock. If you are a non-United States holder of our common stock, the merger will generally not be a taxable transaction to you under United States federal income tax laws unless you have certain connections to the United States. Your tax consequences will depend on your individual situation. Accordingly, we urge you to consult with your own tax advisor for a full understanding of the tax consequences of the merger.

Regulatory Matters (Page 41)

The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the DOJ and the FTC and the required waiting period has expired or been terminated. We and Avery Dennison made the required filings with the DOJ and the FTC on April 4, 2007, and the DOJ and the FTC granted early termination of the applicable waiting period on April 20, 2007. We and Avery Dennison also conduct operations in a number of other jurisdictions where other regulatory filings may be required or advisable in connection with the completion of the merger.

Merger Consideration (Page 42)

After the merger is completed, you will have the right to receive $30.50 in cash, without interest, for each share of our common stock held by you at the effective time of the merger. Our shareholders will receive the merger consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to shareholders shortly after completion of the merger.

Treatment of Outstanding Stock Options (Page 42)

Each outstanding option will automatically be converted into an option to purchase shares of Avery Dennison’s common stock (rounded down to the nearest whole number) equal to:

•	the product of (i) the number of our shares of common stock subject to such option immediately prior to the merger and (ii) the per share merger consideration; divided by

•	the average closing price of a share of Avery Dennison common stock on the New York Stock Exchange, or “NYSE,” over the 20 trading days immediately prior to the merger, which average price we refer to herein as the “Average Avery Stock Price.”

The exercise price of each converted option will be adjusted by dividing the existing exercise price by the quotient obtained by dividing the per share merger consideration by the Average Avery Stock Price (rounded up to the nearest whole cent ). The vesting schedule for each option will not be accelerated as a result of the merger, and each option will otherwise generally remain subject to the terms of its applicable grant, provided that the vesting of each option will accelerate upon a termination without cause of the holder’s employment during the 24 months following the completion of the merger.

Treatment of Outstanding Shares of Restricted Stock (Page 43)

Restricted share awards will automatically be converted into a number of restricted shares of Avery Dennison common stock (rounded up to the nearest whole number) equal to the number of such restricted shares multiplied by the per share merger consideration, divided by the Average Avery Stock Price. The restricted shares will generally remain subject to the terms (including vesting terms) of the applicable equity-based compensation plans and grant agreements, provided that the vesting of such shares will accelerate upon a termination without cause of the holder’s employment during the 24 months following the completion of the merger.

Treatment of Other Equity Awards (Page 43)

•	2000 Long-term Performance and Incentive Plan. Performance share awards granted under our 2000 Long-term Performance and Incentive Plan, whether vested or unvested, will be converted into a number of restricted shares of Avery Dennison common stock (or, at Avery Dennison’s election, restricted stock units with dividend equivalent rights, in either case rounded up to the nearest whole number) equal to the product of (i) the number of our shares of common stock that would have been earned as of the effective time of the merger under the applicable award agreement and (ii) the per share merger consideration, divided by the Average Avery Stock Price.

All such shares (or units) will vest on the date that the applicable three-year performance period was scheduled to conclude, subject to accelerated vesting in accordance with the terms of the applicable performance share award agreement.

•	Other Awards. Every other right of any kind to receive shares of our common stock or benefits measured in whole or in part by the value of a number of shares of our common stock granted under any of our benefit plans, whether vested or unvested will be converted into a cash-based right or award equal in amount to the merger consideration in respect of each share of our common stock underlying the applicable award.

Procedures for Receiving the Merger Consideration (Page 44)

As soon as practicable after the effective time of the merger, an exchange agent will mail a letter of transmittal and instructions to you and our other shareholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

No Solicitation of Transactions (Page 50)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to an unsolicited, written, bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.

Conditions to the Completion of the Merger (Page 57)

Before we can complete the merger, a number of conditions must be satisfied, including:

•	the adoption of the merger agreement by holders of at least two-thirds of our outstanding shares of common stock;

•	the expiration or termination of the waiting period required by the HSR Act, and the receipt of any other approvals required by foreign antitrust, competition or similar laws;

•	the absence of any laws or governmental orders that have the effect of making the merger illegal or that otherwise prohibit the merger;

•	the accuracy of each of the parties’ representations and warranties, except to the extent that the failure to be true and correct would not constitute a material adverse effect (in the case of our representations and warranties) or would not materially delay or impede the consummation of the merger (in the case of Avery Dennison’s or Alpha Acquisition’s representations and warranties); and

•	performance of each of the parties’ covenants as required under the merger agreement.

Termination of the Merger Agreement (Page 53)

The merger agreement may be terminated at any time prior to the effective time:

•	by the mutual written consent of the parties;

•	by either Avery Dennison or us if:

•	the merger has not been completed on or before September 22, 2007, subject to rights to make up to two extensions of three months each in certain circumstances;

•	any restraint having the effect of making the merger illegal or otherwise enjoining or prohibiting completion of the merger is final and nonappealable; or

•	our shareholders do not adopt the merger agreement at the annual meeting (including any adjournment or postponement thereof);

•	by us if:

•	Avery Dennison or Alpha Acquisition has breached the merger agreement and is unable to satisfy the closing conditions (subject to an opportunity to cure the breach); or

•	prior to the adoption of the merger agreement by our shareholders, our board of directors authorizes us, subject to compliance with the merger agreement, to enter into a definitive agreement concerning a transaction that is a “superior proposal” and we pay to Avery Dennison a termination fee; or

•	by Avery Dennison if:

•	we have breached the merger agreement and are unable to satisfy the closing conditions (subject to an opportunity to cure the breach); or

•	our board of directors has not recommended, or has withdrawn, modified or qualified in a manner adverse to Avery Dennison and Alpha Acquisition its recommendation of, the adoption of the merger agreement, or publicly proposed to do so, or has adopted, approved or recommended any “alternative proposal,” or publicly proposed to do so.

Termination Fees and Expenses (Page 54)

Under certain circumstances, in connection with the termination of the merger agreement, we will be required to pay a termination fee of $40,000,000 to Avery Dennison and to reimburse its reasonable out-of-pocket fees and expenses up to a maximum of $5,000,000. This fee and such expenses will be payable in the event that:

•	the merger agreement has been terminated either by Avery Dennison because the merger has not been completed by September 22, 2007 (subject to up to two extensions of three months each in certain circumstances), or as a result of our breach of the merger agreement, or by Avery Dennison or us as a result of our shareholders not adopting the merger agreement; and

•	prior to such termination an “alternative proposal” has been made directly to our shareholders or any person has publicly announced an intention to make an “alternative proposal”; and

•	we enter into a definitive agreement with respect to, or consummate, an “alternative proposal” within 12 months of the date of termination;

•	the merger agreement has been terminated by us as a result of our board of directors authorizing us to enter into a definitive agreement concerning a “superior proposal”; or

•	the merger agreement has been terminated by Avery Dennison as a result of our board of directors withdrawing their recommendation of the merger or approving or recommending another “alternative proposal.”

Under certain circumstances, in connection with the termination of the merger agreement, Avery Dennison has agreed to pay us a termination fee of $50,000,000. This fee will be payable in the event that:

•	the merger agreement has been terminated by either Avery Dennison or us because the merger has not been completed by September 22, 2007 (subject to up to two extensions of three months each in certain circumstances), or as a result of any restraint being final and nonappealable and related to any regulatory law (as defined in the merger agreement), which restraint prevents completion of the merger;

•	as of the date of such termination, any approval (or waiting period) under any regulatory law (as defined in the merger agreement) that is required to be obtained (or waiting period that is required to expire or be terminated) prior to the completion of the merger, has not been obtained (or terminated or expired); and

•	immediately prior to such termination, the other closing conditions were satisfied.

Market Price of Our Stock (Page 57)

Our common stock is listed on the NYSE under the symbol “PXR.” On March 22, 2007, the last full trading day prior to the public announcement of the merger, our common stock closed at $24.03 per share. On May 18, 2007, the last full trading day prior to the date of this proxy statement, our common stock closed at $30.21 per share.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

Certain statements contained in this proxy statement, and the documents to which we refer you in this proxy statement, concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee,” “will,” “may” and other similar words or phrases. These statements discuss, among other things, our future outlook, our strategy, anticipated capital expenditures, future cash flows and borrowings, our proposed merger, pursuit of potential acquisition opportunities, sources of future funding and other goals and targets. Such forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties, and actual results may differ materially from those discussed in such statements. The risks, uncertainties and factors that could cause actual results to differ materially include, but are not limited to, the following:

•	a decline or an otherwise negative change in the ratings or outlook on our securities could have a materially adverse impact on our ability to secure additional financing on favorable terms;

•	competition and general economic conditions impacting demand for our products;

•	labor disruptions at our facilities could adversely affect our results of operations and cash flow;

•	the failure of counterparties to our transactions to perform their obligations, which could harm our results of operations;

•	our ability to successfully manage our cost structure and operate efficiently;

•	implementation of new accounting standards or changes in accounting standards or generally accepted accounting principles, or “GAAP,” which may require adjustment to financial statements;

•	inflationary trends and interest rates;

•	retention of key personnel;

•	a change in the fair market value of our investments that could cause a significant change in the carrying value of such investments or the carrying value of related goodwill;

•	risks, uncertainties and factors set forth in our reports and documents filed with the United States Securities and Exchange Commission, or the “SEC” (which reports and documents should be read in conjunction with this proxy statement; see “Where You Can Find Additional Information”);

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the failure of the merger to close for any other reason; and

•	the amount of the costs, fees, expenses and charges related to the merger.

THE ANNUAL MEETING

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the annual meeting. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about May 24, 2007.

Date, Time and Place of Annual Meeting

The annual meeting will be held on June 14, 2007 at 9:30 a.m., local time, at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York.

Purpose of the Annual Meeting

The purpose of the annual meeting is to take action upon the following:

•	A proposal to approve the merger agreement and thereby approve of the merger;

•	The re-election of six directors; and

•	The transaction of any other business properly brought before the annual meeting or any adjournment thereof.

Record Date for the Annual Meeting

Pursuant to the authority delegated to him by our board of directors, Robert P. van der Merwe, our Chairman of the Board, has fixed the close of business on May 18, 2007 as the record date for determination of shareholders entitled to notice of and to vote at the annual meeting.

Outstanding Shares

As of May 18, 2007, the record date for the annual meeting, there were 41,769,677 shares of our common stock outstanding.

Shares Entitled to Vote

Shares entitled to vote at the annual meeting are shares of our common stock held as of the close of business on the record date, May 18, 2007. Each shareholder is entitled to one vote at the annual meeting for each share of our common stock held by that shareholder at the close of business on the record date. Shares of our common stock held by us in our treasury are not voted.

Quorum, Abstentions and Broker Non-Votes

A quorum of our shareholders is necessary to hold a valid meeting. The presence in person or by proxy at the annual meeting of holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the meeting is a quorum. Shares held by us in our treasury do not count towards a quorum. Abstentions and broker non-votes count as present for establishing a quorum. A broker non-vote occurs on an item when the broker is not permitted to vote on that item without instruction from the beneficial owner of the shares of our common stock and the beneficial owner gives no instruction as to voting of the shares. Under NYSE rules, your broker or bank does not have discretionary authority to vote your shares on the proposal to approve the merger agreement. Without your voting instructions, a broker non-vote will occur.

Vote Required

The proposals require different percentages of votes in order to approve them:

•	approval of the merger agreement requires the affirmative vote of at least two-thirds of our common stock outstanding at the close of business on the record date;

•	directors are elected by a plurality vote; and

•	approval of most other proposals that could be brought before the annual meeting would require the affirmative vote of a majority of the votes cast by holders of shares of our common stock present in person or by proxy and entitled to vote, assuming a quorum is present.

Abstentions and broker non-votes are not counted as votes cast on a proposal.

Shares Beneficially Owned by Our Directors and Officers

Our directors and officers beneficially owned 1,955,863 shares of our common stock on May 18, 2007, the record date for the annual meeting. These shares represent in total approximately 4.7% of the total voting power of our voting securities outstanding and entitled to vote as of May 18, 2007. Arthur Hershaft, Director, Chairman Emeritus and former Chief Executive Officer of the Company, has entered into a Voting Agreement (the “voting agreement”) with Avery Dennison to vote all of the shares that he beneficially owns in favor of the merger proposal. We currently expect that our other directors and officers will vote their shares in favor of the merger proposal, although they have not entered into any agreements obligating them to do so.

Voting at the Annual Meeting

If you are a shareholder of record, you may vote in person by ballot at the annual meeting or by submitting a proxy. We recommend you submit your proxy even if you plan to attend the annual meeting. If you attend the annual meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

How to Vote by Proxy

By Telephone or Internet.  If you are a shareholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card or by Internet by accessing the website identified on your proxy card. Telephone and Internet voting are available 24 hours a day and will be accessible beginning on May 24, 2007 at 9:00 a.m. Eastern time until 11:59 p.m. Eastern time on June 13, 2007. If you hold your shares indirectly in the name of a bank, broker or other nominee, as a “street-name shareholder,” you will receive instructions from your bank, broker or other nominee describing how to vote your shares. If you submit your proxy by telephone or Internet, please do not mail your proxy card.

By Mail.  If you are a shareholder of record and choose to submit your proxy by mail, please complete each proxy card you receive, date and sign it, and return it in the prepaid envelope which accompanied that proxy card. If you hold your shares indirectly in the name of a bank, broker or other nominee, as a “street-name shareholder,” you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

Proxies without Instruction

If you are a shareholder of record and submit your proxy but do not make specific choices, your proxy will follow our board of directors’ recommendations and your shares will be voted:

•	“FOR” the proposal to approve the merger agreement; and

•	“FOR” the proposal to re-elect the directors named in the director proposal.

If you hold your shares through a bank, broker, custodian or other recordholder, failure to instruct such recordholder how to vote your shares will have the effect described under “— Quorum, Abstentions and Broker Non-Votes” above.

Revocation of Proxies

You may revoke your proxy at any time prior to the time your shares are voted. If you are a shareholder of record, your proxy can be revoked in several ways:

•	by entering a new vote by telephone or the Internet;

•	by delivering a written revocation to our corporate secretary that is received prior to the annual meeting;

•	by submitting another valid proxy bearing a later date that is received prior to the annual meeting; or

•	by attending the annual meeting and voting your shares in person.

However, if your shares are held in “street name” through a bank, broker, custodian or other recordholder, you must check with your bank, broker, custodian or other recordholder to determine how to revoke your proxy.

Proxy Solicitation

The proxies being solicited hereby are being solicited by us and our board of directors. We will pay the costs of soliciting proxies from our shareholders. In addition to this mailing, proxies may be solicited by our directors, officers or employees in person or by telephone, through the Internet or by electronic transmission. None of the directors, officers or employees will be directly compensated for such services. We have retained D.F. King to assist in the distribution and solicitation of proxies. We will pay D.F. King a fee of $15,000, plus reasonable expenses, for these services. In addition, we will reimburse brokers, bank nominees and other institutional holders for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of our common stock.

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should submit your proxy without delay by telephone, by the Internet or by mail. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Other Business; Adjournments

We are not currently aware of any other business to be acted upon at the annual meeting. If, however, other matters are properly brought before the annual meeting, or any adjourned meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment.

If a quorum is not present, adjournments may be made in accordance with the Company’s bylaws by the vote of a majority of our shares of common stock present in person or by proxy without further notice other than by an announcement made at the meeting (as long as a new record date for the adjourned meeting is not fixed by our board).

Paxar Shareholder Account Maintenance

All communications concerning accounts of our shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues can be handled by calling our transfer agent, Mellon Investor Services, toll-free, at 800-548-4857.

Communications with the Board

Shareholders and other interested parties wishing to communicate with the board of directors should write to: Thomas R. Loemker, Lead Director, Paxar Corporation, 105 Corporate Park Drive, White Plains, NY 10604. Communications may also be addressed to individual members of the board at the same address. All such communications will be treated in confidence and forwarded to the addressee unopened.

Disclosure of “Broker Non-Votes” and Abstentions

SEC rules provide that specifically designated blank spaces are provided on the proxy card for shareholders to mark if they wish either to withhold authority to vote for one or more nominees for director or to abstain on one or more of the proposals. Votes withheld in connection with the adoption of the merger agreement will count as a vote against adoption of the merger agreement. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for or against such individuals. All abstentions and broker non-votes are counted towards the establishment of a quorum.

Certain Relationships and Related Transactions

See “Transactions with Related Persons.”

Compliance with Section 16(a) of the Exchange Act

See “Section 16(a) Beneficial Ownership Reporting Compliance.”

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT

The proposed transaction is the acquisition of Paxar by Avery Dennison pursuant the merger agreement. Once the merger agreement has been adopted by our shareholders, we have received regulatory approval and the other closing conditions under the merger agreement have been satisfied or waived, Alpha Acquisition will merge with and into us. Paxar will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Avery Dennison.

THE PARTIES TO THE MERGER

Paxar Corporation

We are a leading provider of innovative merchandising systems for the retail and apparel industry. We design and manufacture tickets, tags and labels, and we provide the technology — including the printers, software control systems and necessary supplies — for retail product identification. During the fiscal year ended December 31, 2006, we had revenues of approximately $880.8 million.

Avery Dennison Corporation

Avery Dennison is a Delaware corporation and is a leader in pressure-sensitive labeling materials, office products and retail tag ticketing and branding systems. Based in Pasadena, CA, Avery Dennison is a FORTUNE 500 Company with 2006 sales of $5.6 billion. Avery Dennison employs more than 22,000 individuals in 49 countries worldwide who apply Avery Dennison’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets. Products offered by Avery Dennison include Avery brand office products and graphics imaging media, Fasson brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels in a wide variety of automotive industrial and durable goods applications, brand identification and supply chain management products for the retail and apparel industries, and specialty tapes and polymers.

Alpha Acquisition Corp.

Alpha Acquisition is a New York corporation and a wholly-owned subsidiary of Avery Dennison. Alpha Acquisition was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Alpha Acquisition will merge with and into us. Paxar will survive the merger and Alpha Acquisition will cease to exist.

THE MERGER

Background of the Merger

As part of its ongoing evaluation of the business, our board of directors and our senior management regularly discuss and review opportunities to achieve our long-term strategic goals and to take advantage of growth opportunities in the retail or apparel industries to further enhance our shareholder value. As part of its regular strategic planning process, our senior management periodically made presentations to our board that included review of potential opportunities for business combinations, acquisitions and dispositions. From time to time, our board has evaluated a variety of possible strategic options in light of the business trends and regulatory conditions impacting us and the industries in which we operate.

On November 16, 2006, Arthur Hershaft, our then-Chairman of the board of directors, and Dean Scarborough, President and Chief Executive Officer of Avery Dennison, held a lunch meeting at Mr. Scarborough’s request at which Mr. Scarborough stated that Avery Dennison was interested in exploring a possible business combination transaction with us. Later that day, Mr. Hershaft informed Robert van der Merwe, our President and Chief Executive Officer, of Mr. Scarborough’s interest and Mr. van der Merwe arranged to meet Mr. Scarborough the following day.

On November 17, 2006, Mr. van der Merwe met with Mr. Scarborough. During the course of the meeting, they discussed business conditions in general, and Mr. Scarborough reiterated that Avery Dennison was interested in exploring a possible business combination transaction with us, although specific terms of any potential combination were not discussed. Mr. van der Merwe informed Mr. Scarborough that we were not for sale. Mr. Scarborough indicated that Avery Dennison was still interested in pursuing a transaction. Following that meeting, Mr. van der Merwe contacted a representative of Goldman, Sachs & Co., or “Goldman Sachs,” to act as our financial advisor in connection with the potential proposal from Avery Dennison and any other possible business combination transaction.

On November 18, 2006, Mr. van der Merwe contacted a representative of Kirkland & Ellis LLP, or “Kirkland & Ellis,” to act as our legal counsel in connection with this matter.

On November 21, 2006, members of our board of directors spoke by telephone. During the course of these discussions, Mr. van der Merwe provided our directors with a summary of his conversation with Mr. Scarborough. The board agreed with Mr. van der Merwe that we were not for sale.

Throughout the period of November 22 to December 4, 2006, members of our senior management held various meetings and discussions with representatives of Goldman Sachs and Kirkland & Ellis regarding Avery Dennison’s potential proposal, an analysis of our financial performance, an analysis of the legal responses to an unsolicited offer that were available to us, and an analysis of potential antitrust issues related to a possible business combination transaction. During this period, on December 1, 2006, several of our directors met informally with representatives of Kirkland & Ellis to discuss how the process related to an unsolicited business combination proposal could unfold and to obtain additional information with respect to their obligations as directors in this situation.

On December 4, 2006, Mr. Scarborough telephoned Mr. van der Merwe. Mr. Scarborough again expressed Avery Dennison’s interest in exploring a possible transaction with us and asked Mr. van der Merwe if our board had given the matter any further thought. Mr. van der Merwe informed Mr. Scarborough that some discussions had occurred, but that we had not received an offer from Avery Dennison and in any event we were not for sale. Mr. Scarborough indicated that Avery Dennison’s board of directors would be meeting later during this week and that he expected to contact Mr. van der Merwe thereafter.

On December 7, 2006, Mr. Scarborough telephoned Mr. van der Merwe to inform him that Avery Dennison’s board was enthusiastic about the possible transaction, that Avery Dennison had retained JP Morgan Securities, Inc., or “JPMorgan,” as its financial advisor and Wachtell, Lipton, Rosen & Katz, or “Wachtell Lipton,” as its legal counsel, and that he would shortly be sending a letter to Mr. van der Merwe outlining Avery Dennison’s proposal. Mr. Scarborough further informed Mr. Van der Merwe that it was not Avery Dennison’s intent to pursue a hostile transaction, but rather to engage Paxar in bilateral discussions regarding a transaction.

On December 8, 2007, Mr. van der Merwe received the following letter from Mr. Scarborough.

Friday, December 8, 2006

Robert van der Merwe
President and Chief Executive Officer Paxar Corporation
105 Corporate Park Drive
White Plains, New York 10604

Dear Mr. van der Merwe:

I am pleased to present, on behalf of Avery Dennison Corporation (“Avery Dennison”) and its Board of Directors, for your consideration the following confidential and nonbinding proposal to acquire Paxar Corporation (“Paxar” or the “Company”).

By way of background, Avery Dennison has a current market capitalization of approximately $7.6 billion and is a leading manufacturer and marketer of consumer and commercial products with revenues of approximately $5.6 billion. It is a leader in pressure-sensitive technology, self-adhesive base materials and self-adhesive consumer and office products, sold under well-known brands such as Avery Dennison®, Fasson®, Avery®, Marks-A-Lot® and HI-LITER®, with approximately 55% of revenues outside of the United States. Avery Dennison has over 22,000 employees worldwide with manufacturing and distribution facilities in over 40 countries.

We recognize Paxar as a leader in branding and identification solutions to the retail and apparel industry and a long-time business partner of ours. The Company is a trusted partner to prominent retailers, branded-apparel companies and consumer packaged goods companies, distributing products to over 60 countries around the world. We recognize and respect your progress towards your strategic and operational goals, and would like to forge a partnership that will enable both companies to thrive.

We believe the strategic rationale for a combination of Avery Dennison and Paxar is clear and compelling. The combined business would be a globally-diversified business with revenues of $6.5 billion. In addition to the industrial logic, there is a tremendous opportunity to leverage the two existing, high-quality management teams in the new organization. Under our combined leadership the new organization will be able to reach a level of performance unattainable by either organization apart. As such, we believe our offer is in the best interests of the employees, management and shareholders of both of our organizations.

Given our review of publicly available information on Paxar and the analysis that we have undertaken to date, our financing discussions with JPMorgan, and our own knowledge of your business from our longstanding relationship, we believe that we are well positioned to effect a combination with Paxar that delivers value to your shareholders that is substantially in excess of Paxar’s publicly-traded stock price.

Confidential and Non-Binding Acquisition Proposal

Acquisition Price and Consideration:	Subject to the provisions herein and the completion of our due diligence, we propose to acquire 100% of the equity in Paxar for $27.50 per share in cash, which represents 29% and 37% premiums to the average closing price for Paxar’s shares over the past 30 and 90 trading days, respectively (as of 12/7/2006).

Exclusivity:	Given the substantial premium involved in our proposal and our commitment to proceed expeditiously our proposal anticipates that our dealings with Paxar would be on an exclusive basis.

Sources of Financing:	We propose to finance our acquisition of the Company with debt capital, for which JPMorgan has already provided committed financing. Therefore, we are prepared to proceed without making financing a condition to the transaction.

Due Diligence:	We are prepared to move quickly to complete our remaining diligence. With the Company’s cooperation, we believe we will be able to complete due diligence and sign a definitive acquisition agreement expeditiously. We will dedicate a small, high-level team, including myself, to this matter to maintain efficiency and confidentiality.

Required Approvals:	The management team and Board of Directors of Avery Dennison have closely reviewed this transaction and are in full support of the submission of this letter. Our offer is contingent upon final Board approval, which we are confident that we will receive. No shareholder approval is required for us to consummate the transaction.

Regulatory Approvals:	Based on our preliminary review, we see no regulatory “show stoppers” to the combination. Indeed, we believe the transaction will be received quite favorably by the customers of both companies as well as by their shareholders.

Non-Binding Proposal:	Nothing in this letter should be considered to constitute a binding obligation of Avery Dennison to proceed with this transaction, and this does not constitute an offer or a commitment on our part to submit a definitive proposal at any future time.

Confidentiality:	This proposal and all terms described herein are confidential and will be void if disclosed to the public or any third parties without prior written approval from Avery Dennison. Any such disclosure will void this proposal immediately.

This non-binding proposal shall not constitute any obligation or commitment to proceed with this transaction until after the satisfactory completion of our due diligence investigation and the negotiation and execution of a mutually satisfactory definitive acquisition agreement containing terms, provisions and conditions (including regulatory approvals) customary for this type of transaction.

We have retained JPMorgan and Wachtell, Lipton, Rosen & Katz to assist us in structuring and negotiating the transaction, and Latham & Watkins LLP as regulatory counsel. If you have any questions regarding this proposal, please do not hesitate to contact me (626-304-2148), Karl Will at JPMorgan (415-315-8600), or Andy Brownstein at Wachtell (212-403-1233).

We look forward to furthering our discussions with you and proceeding expeditiously towards a definitive acquisition agreement with Paxar. Given our desire to pursue this opportunity, we stand ready to provide any clarifications or to answer any questions that you may have regarding this proposal.

Sincerely

Dean Scarborough
President and Chief Executive Officer
Avery Dennison Corporation

On December 11, 2006, Mr. van der Merwe telephoned Mr. Scarborough to let him know that the letter had been received and that we hoped to respond to the proposal within a couple of weeks.

On December 14, 2006, Mr. van der Merwe convened a special meeting of our board of directors at the New York, New York offices of Kirkland & Ellis to discuss Avery Dennison’s proposal. At the meeting, representatives of management reviewed our current and anticipated financial performance and representatives of Goldman Sachs reviewed their preliminary financial analysis of Paxar. Representatives of Kirkland & Ellis were also in attendance to provide general legal advice and reviewed with our board its fiduciary duties in connection with considering a possible business combination transaction or other strategic alternatives, including maintaining the status quo. During the course of the meeting, a number of topics were discussed, including a review of our strategic alternatives, factors affecting the retail and apparel industries, the prospect of consolidation in the industries in which we operate, and the likelihood of obtaining necessary regulatory approvals to complete a business combination transaction.

Following the special meeting of our board, Mr. van der Merwe and Leo Benatar, one of our directors, together telephoned Mr. Scarborough on December 19, 2006, to tell him that, while our board was intrigued by and could appreciate the logic of a potential combination with Avery Dennison, the proposed price of $27.50 per share was insufficient, and we were not interested in pursuing a potential transaction in this value range.

Messrs. Scarborough and van der Merwe spoke again by telephone on both December 21 and 22, 2006. During these conversations, Mr. van der Merwe reiterated that we were not for sale and would certainly not be interested in a transaction at a price at or near $27.50 per share. In response, Mr. Scarborough said that Avery Dennison was committed to the transaction but could not justify offering a higher price based on the publicly available information it had been able to review. Mr. van der Merwe ultimately indicated that he would consider providing very limited confidential information with respect to the historical financial performance of certain of our businesses and our synergy assumptions, as long as Avery Dennison entered into a confidentiality agreement with respect to such information and understood that the information was being provided solely to enable the parties to determine whether or not it made sense to pursue a transaction at a higher price and would not be disclosed except as required by law.

On December 26, 2006, Avery Dennison entered into a confidentiality agreement with us covering the limited information discussed above, and certain information was subsequently provided to Avery Dennison and JPMorgan.

Mr. Scarborough telephoned Mr. van der Merwe on December 29, 2006, and told him that Avery Dennison would raise its offer to $29.00 per share. Mr. van der Merwe said he would discuss the revised proposal with our board of directors.

Throughout the period of December 29, 2006, through January 4, 2007, representatives of Goldman Sachs and JPMorgan discussed the synergy and other assumptions used by Avery Dennison in establishing its offer price. Also during this period, Mr. van der Merwe individually telephoned directors to keep them informed about our contacts with Avery Dennison and its advisors.

On January 8, 2007, Mr. van der Merwe called Mr. Scarborough and told him that we were not willing to proceed with a transaction at $29.00 per share. During this call, Messrs. van der Merwe and Scarborough discussed several issues, including valuation, synergy assumptions and access to information.

During the period from January 9 through January 15, 2007, Messrs. van der Merwe and Scarborough remained in contact, continuing to discuss whether it made sense for the parties to meet to discuss valuation and synergy issues. During this time, it became clear that an impasse would arise unless further information was provided to justify a higher price. Accordingly, on January 15, 2007, Avery Dennison and their advisors agreed to meet with us on January 19 in order for our senior management team to make a presentation on synergy opportunities and our business, operations and strategy.

On January 18, 2007, certain members of our senior management, certain of our directors, and representatives of Goldman Sachs and Kirkland & Ellis held an organizational meeting in the New York, New York, offices of Kirkland & Ellis in order to review the information that was to be shared with Avery Dennison and to discuss other transactional matters. We also entered into a customary confidentiality agreement, including a standstill provision, with Avery Dennison on this date.

On January 19, 2007, our senior management and Avery Dennison met in the New York, New York offices of Kirkland & Ellis. Also present at this meeting were representatives of Goldman Sachs, Kirkland & Ellis, JPMorgan, Wachtell Lipton and The Boston Consulting Group, an advisor to Avery Dennison. During this meeting, our senior management team made a presentation to Avery Dennison regarding certain aspects of our business, operations and strategy, and the parties discussed numerous issues, including valuation, potential synergies, information technology issues and regulatory issues.

Mr. Scarborough telephoned Mr. van der Merwe on January 23, 2007 to inform him that, based on the information shared in the January 19th management meeting, Avery Dennison’s offer remained at $29.00 per share. Mr. van der Merwe expressed his disappointment with this development and told Mr. Scarborough that he had a board meeting coming up at which he would update our directors and, if appropriate, get back to Mr. Scarborough.

A regular meeting of our board was held on January 24 and 25, 2007 at Doral Arrowwood in Rye Brook, New York. At the meeting, which representatives of Goldman Sachs and Kirkland & Ellis joined on January 25, our senior management updated the directors on the status of their discussions with Avery Dennison and various related economic and legal issues. Topics discussed included, among others, a review of the directors’ fiduciary duties, a review of our performance and strategic alternatives, regulatory considerations, including the likelihood of obtaining necessary regulatory approvals to complete a business combination transaction involving Avery Dennison and us and the conditions that could be attached to such approvals, a review of potential valuation methodologies applicable to us, the potential synergies that could be realized in a transaction involving Avery Dennison and us, the financial ability of Avery Dennison to complete the transaction and the scope and nature of the potential due diligence process. Following this discussion, our board concluded that it made sense for Mr. van der Merwe to contact Mr. Scarborough to see if the parties could reach agreement on a potential business combination transaction at a higher value than was being offered by Avery Dennison and authorized Mr. van der Merwe to proceed with negotiations.

On January 26, 2007, Mr. van der Merwe informed Mr. Scarborough by telephone that our board was not prepared to entertain a transaction valued at $29.00 per share. Mr. Scarborough suggested that Avery Dennison might consider increasing the price slightly, depending upon the final terms of any agreement. Mr. van der Merwe agreed to discuss with our board whether it made sense to proceed any further. Mr. van der Merwe individually updated certain directors with respect to the status of his negotiations with Mr. Scarborough.

Mr. van der Merwe met with Mr. Scarborough on February 2, 2007 and discussed, among other matters, valuation and regulatory issues, but they were unable to reach an agreement on any of the fundamental business or legal points.

Mr. van der Merwe updated our board of directors on the status of his conversations with Mr. Scarborough during a conference call on February 5, 2007. Representatives of Goldman Sachs and Kirkland & Ellis participated in the meeting. Following this discussion, our board reaffirmed its decision to see if the parties could reach agreement on a potential business combination transaction at a higher value than was being offered by Avery Dennison. Our board also instructed Goldman Sachs to contact selected potential buyers who had expressed interest in business combinations involving us in the past or who might otherwise reasonably be expected to be interested in a business combination with us.

On February 12, 2007, Mr. van der Merwe telephoned Mr. Scarborough and told him that we might consider a transaction in the range of $30.00 plus per share, depending upon the final terms of any agreement and if Avery Dennison was responsible for any regulatory risk associated with the potential transaction. Mr. Scarborough responded that Avery Dennison could neither commit to that price nor to bearing all regulatory risk. The parties, nonetheless, agreed that Avery Dennison could conduct confirmatory due diligence on us to see if it could help the parties bridge the value and other gaps and more fully understand the potential regulatory issues.

During the week of February 12, 2007, at our direction, Goldman Sachs contacted several parties who either had previously expressed interest in potential business combinations involving us or who might otherwise reasonably be expected to be interested in a potential business combination with us at a value representative of the alternatives that were available to us. Of the parties contacted, one responded during this same week to say it was not interested in pursuing a transaction as it did not believe our business fit with its higher growth strategy. A second, referred to as “company A”, expressed initial interest in pursuing a potential transaction, signed a confidentiality agreement with us on February 15, 2007, and, on February 16, 2007, was given substantively the same confidential information that had previously been delivered to Avery Dennison.

On February 16, 2007, certain members of our senior management and representatives of Goldman Sachs and Kirkland & Ellis held an organizational meeting in order to begin comprehensive preparations for a due diligence process with respect to a possible merger with Avery Dennison. On February 17, 2007, Wachtell Lipton delivered a due diligence request list on behalf of Avery Dennison related to business, financial and legal matters.

Throughout the period from February 17 through February 27, 2007 members of our senior management and our financial and legal advisors continued to collect appropriate diligence materials and on February 27, 2007, access to a virtual data room was provided to Avery Dennison and its business, financial, legal and accounting advisors.

During the week of February 19, 2007, two of the potential business combination partners approached by Goldman Sachs on our behalf informed Goldman Sachs that, having reviewed publicly available information, they were not interested in pursuing a transaction with us.

On February 27, 2007, company A informed Goldman Sachs that it would not be able to make an offer for us for consideration in excess of our then market value. As a result, it was agreed that it did not make sense for the parties to continue pursuing a transaction.

Wachtell Lipton distributed a draft merger agreement and a draft voting agreement to us and Kirkland & Ellis on March 1, 2007.

During the period of March 8 through March 15, 2007, our senior management and our financial, legal, accounting and other advisors held numerous and extensive meetings by telephone with Avery Dennison and certain of its financial, legal, accounting and other advisors to provide information in the course of the due diligence process. This review included an examination of business and financial outlooks, litigation, environmental, accounting, financial reporting, tax, human resources, employee benefits, executive compensation, information technology and general legal matters.

Members of our senior management updated our directors on the status of recent conversations with Avery Dennison and the due diligence process during a special meeting of our board held telephonically on March 14, 2007. Representatives of Goldman Sachs updated our board with respect to the responses of the other potential business combination partners it had contacted. The terms of the draft merger agreement and certain proposed amendments were also outlined for the board. Following the board meeting, Kirkland delivered a revised draft of the merger agreement to Wachtell Lipton.

On March 17, 2007, Wachtell Lipton delivered a revised draft of the merger agreement to Kirkland & Ellis. Upon receipt of Avery Dennison’s revised merger agreement, telephone conferences between our representatives and representatives from Avery Dennison were held on March 17 and March 18, 2007, to discuss the suggested revisions to the merger agreement.

On March 18, 2007, Mr. Scarborough telephoned Mr. van der Merwe and suggested that Avery could consider raising its proposed price to $30.50 per share and its termination fee in the event of any antitrust regulatory problem to $40 million, subject to obtaining the agreement of Mr. Arthur Hershaft to vote his shares in favor of the merger and reaching agreement on other open matters, including regulatory issues, in a manner satisfactory to Avery Dennison. Following this call, Mr. van der Merwe met telephonically with certain members of our board and representatives of our financial and legal advisors regarding certain of the open issues. Mr. van der Merwe then telephoned Mr. Scarborough and asked Avery to raise the termination fee to $70 million. Following discussion, Mr. Scarborough suggested that Avery could consider a termination fee of $50 million, subject to acceptance of the $30.50 per share price and reaching satisfactory agreement on all other open matters. Mr. van der Merwe indicated that he would recommend this position to our board of directors, subject to satisfactory resolution of other open matters.

On March 20, 2007, Mr. van der Merwe and Mr. Scarborough held several telephonic meetings to try to reach agreement, subject to board approval, on the open matters raised by diligence and on the open legal and business matters.

On March 20 and 21, 2007, we, assisted by Goldman Sachs and Kirkland & Ellis, continued negotiations with Avery Dennison and Wachtell Lipton regarding the terms of the merger and the merger agreement with a view to increasing certainty of the transaction and providing each party with appropriate termination rights and termination fees.

On March 21 and 22, 2007, Mr. van der Merwe and Mr. Scarborough continued to discuss several of the open matters, including employee retention and the treatment of stock options, restricted stock and other equity grants in the merger.

On the afternoon of March 22, 2007, our board convened a special meeting, held telephonically, to further review the terms of the transaction that had been negotiated with Avery Dennison. Representatives of Kirkland & Ellis again discussed with our board the legal duties of directors in connection with an extraordinary transaction such as the proposed merger and reviewed in detail the terms of the merger agreement and other legal aspects of the proposal by Avery Dennison. Representatives of Goldman Sachs then reviewed and analyzed the financial aspects of Avery Dennison’s proposal and delivered an oral opinion (subsequently confirmed in writing) that, as of that date and based on and subject to the factors and assumptions set forth in its opinion, the $30.50 per share in cash to be paid to holders of our common stock pursuant to the merger agreement was fair to such holders from a financial point of view. See “Opinion of the Company’s Financial Advisor.” After full discussion and deliberation, our board decided that Avery Dennison’s proposal was more advantageous to our shareholders and other constituents than any other strategic alternative available to us, including remaining an independent public company. Thereupon, our board unanimously:

•	determined that the merger was in the best interests of our shareholders;

•	authorized, approved and adopted the proposed agreement and plan of merger and the transactions contemplated by the merger agreement and the execution and delivery of the merger agreement;

•	approved Mr. Arthur Hershaft’s entry into the voting agreement; and

•	recommended that our shareholders vote to adopt the merger agreement.

That evening, we and Avery Dennison executed and delivered the merger agreement, and Mr. Arthur Hershaft and Avery Dennison executed and delivered the voting agreement.

Reasons For the Merger and Recommendation of the Board of Directors

In reaching its decision to approve the merger and the merger agreement and to recommend that our shareholders vote to adopt the merger agreement, our board of directors consulted with senior management, as well as our legal and financial advisors, reviewed a significant amount of information, and considered a number of factors, including, among others, the following:

•	the alternatives to the merger (including the possibility of continuing to operate as an independent entity), the perceived risks of each of the alternatives, the perceived risks of the merger, the range of possible benefits to our shareholders of such alternatives and the timing and likelihood of accomplishing the goal of these alternatives, and our board’s assessment that the merger with Avery Dennison presented a superior opportunity to such alternatives;

•	the risk that the shareholder value generated by us as a stand-alone entity, through stock price appreciation (taking into account that we do not currently pay, or intend to pay, dividends), would not be as high as the merger consideration offered by Avery Dennison, in light of an assessment of the current and prospective demand for our core business services in the retail and apparel industries, the effect of global, national and local economic conditions on those sectors and the competitive landscape for participants in these industries generally;

•	the price proposed by Avery Dennison as compared to current and historical market prices and trading information with respect to our common shares in light of historical, current and prospective industry valuations of us and comparable companies;

•	prospects for, and trends within, the apparel and retail industries generally;

•	our financial condition, historical results of operations and business and strategic objectives,

as well as the risks involved in achieving those objectives;

•	management’s projections for current fiscal year operating results;

•	other historical information concerning our business, prospects, financial performance and condition, operations, technology, management and competitive position;

•	the fact that the merger consideration is all cash, so that the transaction will allow our shareholders to immediately realize a fair value for their investment and will provide our shareholders certainty of value for their shares;

•	our board’s decision to approve the merger occurred only after (i) Goldman Sachs contacted, on our behalf, a number of potential business combination partners in a process that was designed to elicit third party proposals to acquire or merge with us and enhance our shareholder value and (ii) none of the contacted parties expressed a bona fide interest in acquiring or combining with us;

•	the per share consideration of $30.50 to be paid in the merger represents a premium for our common stock of approximately 27% to the closing price for our common shares on the date the merger was announced, and a premium of 33%, 35% and 39% to our one-month, three-month and six-month average closing prices for the relevant periods preceding the announcement of the merger;

•	the per share consideration of $30.50 to be paid in the merger represents a multiple of 14.1 times and 11.8 times our actual 2006 earnings before interest, taxes, depreciation and amortization, or “EBITDA,” and consensus estimated EBITDA provided by the Institutional Brokers’ Estimate System, or “IBES” (a data source that compiles estimates issued by research analysts), for 2007, respectively;

•	the financial presentation of Goldman Sachs, our financial advisor, and its opinion that as of March 22, 2007, and based on and subject to the factors and assumptions set forth therein, the $30.50 per share in cash to be paid to holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders as described in “— Opinion of the Company’s Financial Advisor”;

•	the termination fee of $50 million that Avery Dennison has agreed to pay us in certain circumstances involving the failure to obtain required regulatory approvals;

•	the terms of the merger agreement, including the right of our board to terminate the merger agreement prior to its approval by the holders of our common stock in the exercise of its fiduciary duty in connection with our receipt of a proposal superior to the contemplated merger with Avery Dennison;

•	the limited closing conditions in the merger agreement;

•	the potential benefits to our employees from the expanded opportunities available as part of a larger organization, including increased advancement opportunities in a larger and more diverse enterprise, and Avery Dennison’s commitment to provide employee benefits no less favorable in the aggregate than our employee benefits immediately prior to the merger, to waive all limitations as to pre-existing conditions and to provide service credit with respect to benefit plan participation with respect to our employees; and

•	the likelihood of consummation of the merger, including an assessment of regulatory issues and an assessment that Avery Dennison has the financial capability to acquire us for the merger consideration, taking into account Avery Dennison’s receipt of a commitment letter for debt financing in connection with the merger.

Our board also considered the potential risks of the merger, including:

•	the fact that there can be no assurance that we will be able to obtain the consents and approvals necessary to complete the merger, or that the timing of receipt of, and the terms and conditions attached to, such consents and approvals will be satisfactory to us and Avery Dennison;

•	the risk that the merger might not be completed in a timely manner or at all;

•	the fact that following the merger, our shareholders will not participate in any of our future earnings or growth and will not benefit from any of our appreciation in value;

•	the possibility of management and employee disruption associated with the merger;

•	the fact that the merger consideration consists of cash and will therefore be taxable to our shareholders for United States federal income tax purposes;

•	the restrictions on management’s ability to solicit or engage in discussions or negotiations with a third party regarding specific transactions involving us and the requirement that we pay Avery Dennison a $40 million termination fee, as well as reimburse it for up to $5 million in expenses, in order for our board to accept a superior proposal; and

•	the restrictions on the conduct of our business prior to consummation of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations or consent by Avery Dennison, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

In view of the variety of factors and the quality and amount of information considered as well as the complexity of these matters, the board did not find it practicable to, and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching this determination. Our board conducted an overall analysis of the factors described above, as well as others, including thorough discussion with, and questioning of, our senior management and our legal and financial advisors, and considered the benefits of the merger to outweigh the risks and the factors overall to be favorable to, and to support, its determination. Our board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any factor, was favorable or unfavorable to its ultimate determination. Individual members of our board may have given different weight to different factors.

Our board of directors has unanimously determined that the merger is fair to and in the best interests of our shareholders and has approved the merger. Our board of directors unanimously recommends that our shareholders vote for approval of the merger and adoption of the merger agreement.

Opinion of the Company’s Financial Advisor

Goldman Sachs rendered its opinion to the Paxar board of directors that, as of March 22, 2007, and based upon and subject to the factors and assumptions set forth therein, the $30.50 per share in cash to be received by the holders of Paxar common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated March 22, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Paxar board of directors in connection with its consideration of the transaction. The opinion of Goldman Sachs is not a recommendation as to how any holder of Paxar common stock should vote with respect to the transaction.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of Paxar for the five years ended December 31, 2006;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Paxar;

•	certain other communications from Paxar to its shareholders; and

•	certain internal financial analyses and forecasts for Paxar prepared by its management.

Goldman Sachs also held discussions with members of the senior management of Paxar regarding the past and current business operations, financial condition and future prospects of Paxar. In addition, Goldman Sachs reviewed the reported price and trading activity for Paxar’s shares of common stock, compared certain financial and stock market information for Paxar with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the labeling industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and has assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, Goldman Sachs has assumed with Paxar’s board of directors’ consent that the internal financial forecasts prepared by the management of Paxar have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Paxar. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Paxar or any of its subsidiaries, and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs’ opinion does not address the underlying business decision of Paxar to engage in the merger.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Paxar in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 22, 2007, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.  Goldman Sachs reviewed the historical trading prices and volumes for the Paxar common stock for the 5-year period ended March 2007. In addition, Goldman Sachs analyzed the consideration to be received by holders of Paxar common stock pursuant to the merger agreement in relation to the latest one-, three-, six- and twelve-months average market prices of the Paxar common stock.

This analysis indicated that the price per share to be paid to Paxar shareholders pursuant to the merger agreement represented:

•	a premium of 33% based on the latest one-month average market price of $23.00 per share;

•	a premium of 35% based on the latest three-months average market price of $22.66 per share;

•	a premium of 39% based on the latest six-months average market price of $21.89 per share; and

•	a premium of 46% based on the latest twelve-months average market price of $20.88 per share.

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information for Paxar to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the labeling industry:

•	Avery Dennison Corporation

•	Brady Corporation

•	CCL Industries Inc.

•	Checkpoint Systems, Inc.

•	Datalogic Spa

•	Intermec Technologies Corporation

•	Multi-Color Corporation

•	SATO Corporation

•	Zebra Technologies Corporation

Although none of the selected companies is directly comparable to Paxar, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Paxar.

Goldman Sachs also calculated and compared various financial multiples and ratios for the selected companies based on financial data as of March 20, 2007, information it obtained from SEC filings and IBES estimates. The multiples and ratios of Paxar were calculated using the Paxar closing price on March 20, 2007, and IBES estimates. With respect to the selected companies and Paxar, Goldman Sachs calculated:

•	levered market capitalization, which is the market value of common equity plus the book value of debt less cash, as a multiple of estimated 2007 sales; and

•	levered market capitalization as a multiple of latest twelve months, or “LTM,” estimated 2007 and estimated 2008 EBITDA.

The results of these analyses are summarized as follows:

Levered Market
Capitalization	Selected Companies
as a multiple of:	Range	Median	Paxar

Estimated 2007 Sales	0.8x-2.7x	1.2x	1.1x
LTM EBITDA	7.6x-20.6x	11.0x	10.7x
Estimated 2007 EBITDA	6.8x-17.9x	8.3x	9.0x
Estimated 2008 EBITDA	6.5x-12.5x	8.5x	7.8x

Goldman Sachs also calculated the selected companies’ estimated calendar years 2007 and 2008 price/earnings ratios and compared these results to the results for Paxar. The following table presents the results of this analysis:

Selected Companies
Price/Earnings Ratio:	Range	Median	Paxar

2007	13.8x-32.4x	17.8x	17.6x
2008	12.2x-22.4x	15.2x	14.5x

Goldman Sachs also considered LTM operating margins and EBITDA margins, five-year earnings per share, or “EPS,” growth rate provided by IBES, estimated 2007 price to earnings ratio divided by the five-year EPS growth rate provided by IBES, and dividend yield.

The following table presents the results of this analysis:

	Selected Companies
	Range	Median	Paxar

LTM Operating Margin	5.3%-19.3%	9.3%	6.8%
LTM EBITDA Margin	6.8%-21.4%	12.5%	10.7%
5-Year EPS Growth Rate	11.0%-25.0%	13.8%	10.5%
Estimated 2007 Price to Earnings Ratio / 5-Year EPS Growth Rate	0.8x-1.2x	1.1x	1.4x
Dividend Yield	0.0%-2.5%	1.0%	0.0%

Analysis at Various Prices.  Goldman Sachs performed certain analyses, based on historical information and projections provided by management of Paxar and a price of $30.50 per share of Paxar common stock. Goldman Sachs calculated for Paxar the implied total equity consideration (on a diluted basis) and implied enterprise value, the ratio of enterprise value to EBITDA, the ratio of enterprise value to earnings before interest and taxes, or “EBIT,” and the ratio of price to earnings. The following table presents the results of Goldman Sachs’ analysis (dollar amounts in millions, except for purchase price per share):

Purchase price per share		$30.50
Equity consideration — diluted		$1,318
Enterprise value		$1,323

Enterprise value / EBITDA
2006	14.1x
Estimated 2007	11.8x
Estimated 2008	10.4x

Enterprise value / EBIT
2006	22.2x
Estimated 2007	17.3x
Estimated 2008	14.4x

Price to earnings ratio
2006	28.0x
Estimated 2007	23.1x
Estimated 2008	19.2x

Discounted Cash Flow Analysis.  Goldman Sachs performed a discounted cash flow analysis on Paxar using Paxar’s management projections. Goldman Sachs calculated implied indications of net present value of free cash flows for Paxar for the years 2007 through 2009 using discount rates ranging from 8.0% to 11.0%. Goldman Sachs calculated illustrative terminal values per share of the Paxar common stock in the year 2010 based on multiples ranging from 8.0x to 11.0x estimated 2010 EBITDA. These illustrative terminal values were then discounted to calculate implied indications of net present values using discount rates ranging from 8.0% to 11.0%. The various ranges for discount rates and terminal value multiples were chosen to reflect theoretical analyses of cost of capital. The following table presents the results of this analysis:

Illustrative Per Share
Value Indications

Paxar Management Projections without Acquisitions	$23.98-$34.35
Paxar Management Projections with Acquisitions	$25.71-$38.79

Selected Transactions Analysis.  Goldman Sachs analyzed certain information relating to the following selected transactions in the labeling industry since 1995:

•	Dover Corporation’s acquisition of Imaje SA

•	PSC’s acquisition of Data Capture Group

•	Checkpoint System’s acquisition of Meto

•	Paxar’s acquisition of Monarch Marking Systems

•	Paxar’s acquisition of International Imaging Materials

•	Zebra Technologies’ acquisition of Eltron

•	Zebra Technologies’ acquisition of Comtec Information Systems

•	Tyco International’s acquisition of Sensormatic Electronics Corporation

•	CCL Industries’ acquisition of certain Avery Dennison Assets

•	Eastman Kodak Company’s acquisition of Scitex Digital Printing

•	Danaher’s acquisition of Linx Printing Technologies

•	KCP Income Fund’s acquisition of CCL Industries’ Custom Manufacturing Division

•	Datalogic’s acquisition of PSC

•	CCL Industries’ acquisition of Prodesmaq

•	Investor Group’s acquisition of Metrologic Instruments

•	Motorola’s acquisition of Symbol Technologies

For each of the selected transactions, Goldman Sachs calculated and compared levered aggregate consideration as a multiple of LTM EBITDA. The following table presents the results of this analysis:

Levered Market
Capitalization as a	Selected Transactions		Proposed
Multiple of:	Range	Median	Transaction

LTM EBITDA	4.1x-15.3x	8.9x	14.1x

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Paxar or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Paxar’s board of directors as to the fairness from a financial point of view of the $30.50 per share in cash to be received by holders of Paxar’s common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Paxar, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between Paxar and Avery Dennison and was approved by Paxar’s board of directors. Goldman Sachs provided advice to Paxar during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Paxar or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to Paxar’s board of directors was one of many factors taken into consideration by Paxar’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Paxar in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. Goldman Sachs has provided certain investment banking services to Avery Dennison from time to time, including having participated as one of ten lenders in its Credit Facility (aggregate principal amount $525,000,000) in July 2004 and having acted as Joint Lead Manager with respect to the offering of its Floating Rate Notes due 2007 (aggregate principal amount $150,000,000) in August 2004. Goldman Sachs also may provide investment banking services to Paxar and Avery Dennison and their respective affiliates in the future. In connection with the above-described investment banking services Goldman Sachs has received, and may receive in the future, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such service to Paxar, Avery Dennison and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Paxar and Avery Dennison for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement, dated December 14, 2006, Paxar engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, Paxar has agreed to pay Goldman Sachs a transaction fee of approximately $15.3 million. In addition, Paxar has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Interests of the Company’s Directors and Management in the Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware that a number of our directors and named executive officers have interests in the merger that are different from, or in addition to, the interests of our other shareholders. Such interests relate to or arise from, among other things:

•	the terms of certain agreements containing change in control and/or severance provisions providing for potential payments to our former and current officers as a result of the merger;

•	the terms of the merger agreement providing for the continued indemnification of our former and current directors and officers and, for a period of six years after the effective time, the maintenance of directors’ and officers’ liability insurance for our former and current directors and officers;

•	the terms of the merger agreement providing for outstanding options, restricted shares and awards granted under our 2000 Long-Term Performance and Incentive Plan to be converted into shares, restricted shares or other securities of Avery Dennison, which will permit the holders of options, restricted shares and other awards to participate in Avery Dennison’s future earnings and growth and to benefit from any appreciation in Avery Dennison’s value, and providing for accelerated vesting upon certain post-closing terminations of employment;

•	the terms of the merger agreement providing for base salaries for our employees, including our executive officers, who continue their employment after the closing of the merger that are in each case no less favorable than the base salaries paid to such employees immediately prior to the effective time of the merger; and

•	the terms of the merger agreement providing for Avery Dennison to provide, for one year, employee benefits, including annual bonus opportunities, incentive opportunities and long-term equity incentive opportunities, to our employees who continue their employment after the closing of the merger that are no less favorable in the aggregate to the benefits provided to our employees immediately prior to the effective time of the merger.

These interests are described below in greater detail. Our board of directors was aware of, and considered, the interests of our directors and executive officers in approving the merger agreement and the merger.

The following table sets forth the number of shares of common stock held by our named executive officers and directors as of March 31, 2007 and the merger consideration that each of them will receive upon consummation of the merger based upon security holdings as of such date:

	Number of Shares	Total Cash
Name	of Common Stock	Value ($)

Directors
Jack Becker	113,168	$3,451,624
Leo Benatar	21,363	$651,572
Joyce F. Brown, Ph.D.	0	$0
Arthur Hershaft	1,811,721	$55,257,491
Victor Hershaft	66,168	$2,018,124
David L. Kolb	5,000	$152,500
Thomas R. Loemker	266,153	$8,117,667
James C. McGroddy, Ph.D.	4,000	$122,000
David E. McKinney	45,065	$1,374,483
James R. Painter	4,000	$122,000
Roger M. Widmann	0	$0
Executive Officers
Robert P. van der Merwe	0	$0
Anthony S. Colatrella	0	$0
Paul Chu	152	$4,636
James Wrigley	56	$1,708

Change of Control Employment Agreements

Each of our current executive officers and certain of our non-executive officers has entered into a change of control employment agreement that provides for the following benefits in the event that such officer’s employment is terminated without cause (as defined in the change of control employment agreement), or in the event that such officer terminates his or her employment for good reason (as defined in the change of control employment agreement), during the three-year period following a change of control of us, in exchange for such officer’s execution of a release of any claims that he or she may have against us: (i) accrued obligations, including a prorated bonus for the year of termination, (ii) a lump sum payment of 2.99 times such officer’s annual base salary and target bonus, (iii) continued life, disability, accident and health insurance benefits for up to thirty-six months, (iv) accelerated vesting of stock options, restricted stock and performance share awards. For all officers other than Messrs. van der Merwe and Colatrella, these payments and benefits are reduced to the extent necessary to avoid imposition of the golden parachute excise tax under Section 4999 of the United States Internal Revenue Code of 1986, as amended, or the “Code.” With regard to Messrs. van der Merwe and Colatrella, their change of control employment agreements were amended on March 22, 2007, to limit the lump sum payment of base salary and bonus to two times the sum of their base salary and target bonus, and to eliminate the Section 4999 limitations and replace it with a tax gross-up payment with respect to payments and benefits subject to Section 4999 of the Code. The gross-up payment cannot exceed the amount that would result in the executive retaining on an after-tax basis a portion of the gross-up payment of up to $400,000 for Mr. Colatrella and of up to $2,000,000 for Mr. van der Merwe. Benefits under the change of control employment agreements supersede any post-termination payments that otherwise would be payable to such officers, including those under any other employment or severance agreement to which such officer is a party.

The amount payable under each change of control employment agreement is subject to numerous variables and can vary depending upon the circumstances in existence at the time such amounts become payable. Therefore, in order to quantify the amount payable under each change of control employment agreement, several assumptions must be made. Assuming, among other things, that compensation and benefit levels on the date such amounts become payable are equal to the compensation and benefit levels in effect on the date hereof and assuming that the merger was consummated on March 31, 2007 and a qualifying termination occurred immediately thereafter, we estimate that each named executive officer who is party to a change of control employment agreement would have been entitled to receive the approximate amount of cash severance payments and the approximate value of health and welfare benefits set forth in the following table:(1)

		Pro-rata	Stock	Performance	Restricted	Welfare		Excise Tax
Executive	Cash	Bonus	Options	Shares	Stock	Benefits	Outplacement	Gross-Up	Total

Robert P. van der Merwe	$2,928,240	$182,280	$1,909,641	$2,333,159	$2,287,500	$24,159	$25,000	$2,824,608	$12,514,587
Anthony Colatrella	$1,191,024	$56,978	$424,543	$746,732	$0	$24,159	$25,000	$848,068	$3,316,503
James Wrigley(2)	$2,079,419	$67,363	$536,480	$746,732	$0	$24,159	$25,000	$0	$3,479,153
Paul Chu(2)	$1,566,229	$47,809	$534,522	$741,638	$0	$24,159	$25,000	$0	$2,939,357

(1)	Although a named executive officer in 2006, Arthur Hershaft is excluded from this table. Upon his retiring from Paxar employment on December 31, 2006, his change of control employment agreement terminated and he cannot receive payments in the event of a change of control of us.

(2)	Payments to Mr. Chu and Mr. Wrigley are not limited to the maximum amount payable without triggering federal excise taxes because they are not subject to United States federal income tax.

Stock Options

In the merger, each outstanding option to purchase our common stock issued under our stock option plans will be canceled and will automatically be converted into an option to purchase shares of Avery Dennison’s common stock (rounded down to the nearest whole number) equal to:

•	the product of (i) the number of our shares of common stock subject to such option immediately prior to the merger and (ii) the per share merger consideration; divided by

•	the Average Avery Stock Price.

The exercise price of each converted option will be equal (rounded up to the nearest whole cent) to:

•	the exercise price per share of our common stock immediately prior to the merger; divided by

•	the quotient obtained by dividing the per share merger consideration by the Average Avery Stock Price.

The vesting schedule for each converted option will not be accelerated solely as a result of the merger, and each option will otherwise remain subject to the terms of its applicable grant, except that unvested options will be accelerated upon a termination of a holder’s employment without cause at any time prior to the second anniversary of the merger.

Shares of Restricted Stock

In the merger, each issued and outstanding award of restricted shares of our common stock issued pursuant to our benefit plans will automatically be converted into a number of restricted shares of

Avery Dennison common stock (rounded up to the nearest whole number) equal to:

•	the product of (i) the number of such restricted shares and (ii) the per share merger consideration; divided by

•	the Average Avery Stock Price.

The converted restricted shares will remain subject to the terms (including vesting terms) of the applicable equity-based compensation plans and grant agreements, except that vesting of restricted shares will be accelerated upon a termination of a holder’s employment without cause at any time prior to the second anniversary of the merger.

Other Outstanding Equity Awards

In the merger, performance share awards granted under our 2000 Long-term Performance and Incentive Plan will be converted into a number of restricted shares of Avery Dennison common stock (or, at Avery Dennison’s election, restricted stock units with dividend equivalent rights, in either case rounded up to the nearest whole number) equal to:

•	the product of (i) the number of our shares of common stock that would have been earned as of the effective time of the merger under the applicable award agreement and (ii) the per share merger consideration; divided by

•	the Average Avery Stock Price.

All such shares (or units) will vest on the date that the applicable three-year performance period was scheduled to conclude, subject to accelerated vesting upon a termination without cause or by the executive for good reason prior to the 18-month anniversary of the merger.

In the merger, except as otherwise agreed by Avery Dennison and the holder of any other equity-based award, each right of any kind to receive shares of our common stock or benefits measured in whole or in part by the value of a number of shares of our common stock granted under any of our benefit plans (other than options, shares of restricted stock and awards under our 2000 Long-term Performance and Incentive Plan) will be converted into a cash-based right or award equal in amount to the merger consideration in respect of each share of our common stock underlying the applicable award.

The following table summarizes the number of outstanding shares of restricted stock, stock options and performance shares held by our named executive officers and directors as of March 31, 2007:

		Shares of Common
	Shares of	Stock Underlying	Performance
Name	Restricted Stock	Options	Shares

Directors
Jack Becker	2,143	40,500	—
Leo Benatar	2,143	46,396	—
Joyce F. Brown, Ph.D.	2,143	34,500	—
Arthur Hershaft	—	551,593	—
Victor Hershaft	—	100,000	—
David L. Kolb	2,143	34,500	—
Thomas R. Loemker	2,143	27,000	—
James C. McGroddy, Ph.D.	2,143	52,500	—
David E. McKinney	2,143	52,500	—
James R. Painter	2,143	24,500	—
Roger M. Widmann	2,143	17,000	—
Executive Officers
Robert P. van der Merwe	75,000	212,098	76,497
Anthony S. Colatrella	—	49,603	24,483
Paul Chu	—	136,472	24,316
James Wrigley	—	89,603	24,483

Hershaft Supplemental Pension Funding

As described more fully below, each of Victor Hershaft and Arthur Hershaft currently has a vested right to a supplemental retirement benefit from us equal to 60% of his “Final Average Compensation,” defined as the average of his highest three years’ compensation during the preceding seven full years prior to the date his employment terminates, with a survivor benefit at 50% of that rate. See “Transactions With Related Persons.” Upon a change of control, each of Victor Hershaft and Arthur Hershaft may require us to establish and fund a rabbi trust to pay the retirement benefit.

Employee Benefits

For a period of one year following the effective time of the merger, Avery Dennison has agreed to provide:

•	base salaries for our employees, including our executive officers, who continue their employment after the closing of the merger that are in each case no less favorable than the base salary paid to such employees immediately prior to the effective time of the merger; and

•	employee benefits (including annual bonus opportunities, incentive opportunities and long-term equity incentive opportunities) to our employees who continue their employment after the closing of the merger that are no less favorable in the aggregate than the benefits provided to our employees immediately prior to the effective time of the merger.

Avery Dennison has also agreed, with respect to benefit plans maintained by Avery Dennison or any of its subsidiaries with respect to which any of our employees may become a participant after the effective time, to,

•	recognize service with us and our subsidiaries as service with Avery Dennison or its applicable subsidiary for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies (other than for purposes of benefit accrual under final average pay defined benefit plans or as would otherwise result in duplication of benefits);

•	waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any employee welfare benefit plan maintained by Avery Dennison or its affiliates in which our employees participate from the effective time of the merger, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under our comparable benefit plan immediately prior to the merger; and

•	recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each of our employees during the calendar year in which the merger is consummated for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which our employees will participate from and after the effective time of the merger.

Indemnification and Insurance

The merger agreement provides that all rights of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the merger, as well as rights to advancement of expenses, in favor of any person who is or was a director, officer, trustee, employee, agent or fiduciary of us or our subsidiaries (the “indemnified parties”), as provided in our and our subsidiaries’ organizational documents or in any indemnification or employment agreement or other contract, will be assumed by the surviving corporation, will survive the merger and continue in full force and effect in accordance with their terms and will not be repealed or amended in a manner that would adversely affect any right of the indemnified parties for a period of six years from the merger.

In addition, the merger agreement provides that for a period of six years after the merger, the surviving corporation will maintain in effect our current policies of directors’ and officers’ liability insurance; provided, however, that in no event will the surviving corporation be required to pay an annual premium on such insurance policy that is greater than 300% of the annual premium we paid for such coverage as of the effective time. If such coverage is no longer available (or is only available for an amount in excess of 300% of the amount we paid), the surviving corporation will nevertheless be obligated to provide such coverage as may be obtained by payment of the maximum annual premium it is required to pay under the merger agreement. Rather than provide such on-going coverage, Avery Dennison may direct us to purchase, at or prior to the effective time, a “tail” policy providing coverage no less favorable than the coverage we currently maintain.

Effects on the Company if the Merger Is Not Completed

If the requisite shareholder approval in connection with the merger is not obtained, or if any other condition to the merger is not satisfied or waived and the merger agreement is otherwise terminated, the merger will not be completed and shareholders will not receive any payment for their shares in connection with the merger. In addition, in the circumstances described below under “The Merger Agreement — Termination Fees and Expenses,” we would be required to pay Avery Dennison a termination fee of $40,000,000 and to reimburse it for its actual out-of-pocket fees and expenses up to a maximum of $5,000,000. In other circumstances described in “The Merger Agreement — Termination Fees and Expenses,” Avery Dennison would be required to pay us a termination fee of $50,000,000.

Material United States Federal Income Tax Consequences of the Merger

The following is a general discussion of certain material United States federal income tax consequences arising in respect of the transactions contemplated by the Merger Agreement and the disposition of shares of our common stock. We base this summary on the provisions of the Code, the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the United States Internal Revenue Service, or the “IRS,” and other applicable authorities, all as in effect on the date of this proxy statement, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with our statements and conclusions.

This discussion assumes that a holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular shareholders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special treatment under the United States federal income tax laws, such as:

•	banks or other financial institutions,

•	tax-exempt organizations,

•	S corporations,

•	mutual funds,

•	partnerships or other pass-through entities for United States federal income tax purposes,

•	insurance companies,

•	broker-dealers or dealers in securities or foreign currencies, or traders in securities who elect to apply the mark-to-market method of accounting for their securities,

•	certain former citizens or residents of the United States subject to Section 877 of the Code,

•	shareholders who received stock on the exercise of options or otherwise in connection with the performance of services,

•	shareholders subject to the alternative minimum tax,

•	shareholders who held stock as part of a hedge, straddle, constructive sale or conversion transaction, or

•	situations in which the “functional currency” of a United States Shareholder (as defined below) is other than the United States dollar.

The United States tax treatment of partners in partnerships holding shares of our common stock generally will depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership (or own an interest in an entity treated as a partnership for United States federal income tax purposes) that owns shares of our common stock, you should consult your own tax advisors.

In addition, this summary does not address any tax considerations under state, local or foreign laws or United States federal laws other than those pertaining to the United States federal income tax that may apply to our shareholders.

The following discussion is for information purposes only and is not a substitute for careful tax planning and advice. You are urged to consult your own tax advisors with respect to the application of the United States federal income tax laws to you, as well as any tax consequences, including the application and effect of any state, local or foreign income and other tax laws, arising out of the receipt of cash in exchange for our common stock pursuant to the merger.

United States Shareholders

For purposes of this discussion, the term “United States Shareholder” means a beneficial owner of our common stock that is, for United States federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	a trust, if (A) a court within the United States is able to exercise primary jurisdiction over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (B) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable Treasury regulations to treat such trust as a domestic trust; or

•	an estate, the income of which is subject to United States federal income taxation regardless of its source.

Receipt of Cash in Exchange for Our Common Stock.  The receipt of cash in the merger by United States Shareholders of our common stock will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a United States Shareholder of our common stock will recognize gain or loss equal to the difference between:

•	the amount of cash received in exchange for such common stock; and

•	the United States Shareholder’s adjusted tax basis in such common stock.

If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a United States Shareholder acquired different blocks of our common stock at different times and different prices, then the United States Shareholder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock.

Information Reporting and Backup Withholding Tax.  Under the Code, a United States Shareholder may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such United States Shareholder is a corporation or other exempt recipient. A backup withholding tax will also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless a United States Shareholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding tax rules. Backup withholding tax is not an additional tax, and any amounts withheld under the backup withholding tax rules may be refunded by the IRS or credited against a United States Shareholder’s United States federal income tax liability, if any, provided that such United States Shareholder furnishes the required information to the IRS in a timely manner.

Non-United States Shareholders

The following discussion applies only to Non-United States Shareholders (as defined below), and assumes that no item of income, gain, deduction or loss derived by the Non-United States Shareholder in respect of shares of our common stock at any time is effectively connected with the conduct of a United States trade or business. A Non-United States Shareholder is a beneficial owner of our common stock that is, for United States federal income tax purposes:

•	a non-resident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

Special rules, not discussed here, may apply to certain Non-United States Shareholders, such as:

•	United States expatriates,

•	controlled foreign corporations,

•	passive foreign investment companies,

•	corporations that accumulate earnings to avoid United States federal income tax,

•	investors in pass-through entities that are subject to special treatment under the Code, and

•	Non-United States Shareholders that are engaged in the conduct of a United States trade or business.

Such Non-United States Shareholders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Receipt of Cash in Exchange for Our Common Stock.  Any gain realized on the receipt of cash in the merger by a Non-United States Shareholder generally will not be subject to United States federal income tax unless the Non-United States Shareholder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or we are or have been a “United States real property holding corporation” for United States federal income tax purposes and the Non-United States Shareholder owned more than 5% of our common stock at any time during the five years preceding the merger.

We believe that we have not been during the past five years, are not, and do not anticipate becoming, a “United States real property holding corporation”; however, no assurances can be given in this regard. Any Non-United States Shareholder who holds or held (at any time during the shorter of the five year period preceding the date of the merger or the holder’s holding period) more than 5% of our common stock should consult with its tax advisors.

Information Reporting and Backup Withholding Tax.  Subject to the discussion immediately below, information reporting and, depending on the circumstances, backup withholding tax (currently at a rate of 28%) will apply to the cash received in the merger by a Non-United States Shareholder, unless the beneficial owner certifies under penalty of perjury that it is a Non-United States Shareholder (usually satisfied by providing an IRS Form W-8BEN) and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code, or such Non-United States Shareholder otherwise establishes an exemption. Additional rules relating to information reporting requirements and backup withholding tax with respect to the payment of proceeds from the disposition of shares of our common stock are as follows:

•	If the proceeds are paid to or through the United States office of a broker, the proceeds generally will be subject to backup withholding tax and information reporting unless the Non-United States Shareholder certifies that it is not a United States person under penalties of perjury (usually on IRS Form W-8BEN) or otherwise establishes an exemption.

•	If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and is not a foreign person with certain specified United States connections (a “United States Related Person”), the proceeds will not be subject to backup withholding tax or information reporting.

•	If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States Related Person, the proceeds generally will be subject to information reporting (but not backup withholding tax) unless the Non-United States Shareholder certifies that it is not a United Sates person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be refunded by the IRS or credited against a Non-United States Shareholder’s United States federal income tax liability, if any, provided that such Non-United States Shareholder furnishes the required information to the IRS in a timely manner.

Regulatory Matters

Under the provisions of the HSR Act and the rules and regulations promulgated thereunder, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the DOJ and the FTC, unless a request for additional information and documentary material is received from the DOJ or the FTC or unless early termination of the waiting period is granted. On April 4, 2007, we and Avery Dennison filed our respective notification and report forms with the FTC and the DOJ, and the FTC and the DOJ granted early termination of the applicable waiting period on April 20, 2007.

At any time before or after the merger, the DOJ, the FTC, a state attorney general, or a governmental authority in a foreign jurisdiction could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Avery Dennison, Paxar, or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

We and Avery Dennison conduct operations in a number of other jurisdictions where other regulatory filings may be required or advisable in connection with the completion of the merger. Under the merger agreement, we are required to obtain these approvals prior to completing the merger. We currently expect to obtain approvals or otherwise file merger notifications in certain jurisdictions, including Germany, and Turkey.

We are working toward completing the merger as soon as possible and expect to complete it in the early summer. While we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance as to the timing of this approval, that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge. Similarly, there can be no assurance that we and Avery Dennison will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to March 22, 2008, the end date provided in the merger agreement, or at all.

Dissenters’ Rights

Pursuant to Section 910 of the Business Corporation Law of the State of New York, or the “NYBCL,” our shareholders will not be entitled to exercise dissenters’ rights if the merger is adopted and consummated, because our common stock was listed on the NYSE on the record date. Section 910 of the NYBCL provides that a dissenting shareholder’s right to receive payment of the fair value of his, her or its shares under Section 623 of the NYBCL is not available to a holder of shares of any class or series of stock, which shares or depository receipts in respect thereof, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to vote upon the agreement and plan of merger.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Annex A to this proxy statement and incorporated by reference into this document. We urge you to read the merger agreement carefully and in its entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us, Avery Dennison or Alpha Acquisition. Such information can be found elsewhere in this proxy statement and in the public filings we and Avery Dennison make with the SEC, which are available without charge at www.sec.gov. See “Where You Can Find More Information.”

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with New York law, at the effective time of the merger, Alpha Acquisition will merge with and into us and the separate existence of Alpha Acquisition will cease. Paxar will continue as the surviving corporation and become a wholly-owned subsidiary of Avery Dennison. The merger will have the effects set forth in §906 of the NYBCL, so that all of our and Alpha Acquisition’s rights, privileges, immunities, powers, purposes, property, liabilities, obligations and penalties will become those of the surviving corporation.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger by the Department of State of the State of New York or at such subsequent date (which shall not be later than 30 days after the date on which the certificate of merger is filed) as is provided in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on the first business day after the satisfaction or waiver of the conditions to the completion of the merger. See “— Conditions to the Merger” on page 52.

Certificate of Incorporation and By-Laws

The merger agreement provides that the certificate of incorporation and by-laws of Alpha Acquisition in effect immediately prior the time the merger is completed will be the certificate of incorporation and by-laws of the surviving corporation after the merger is completed.

Board of Directors and Officers of the Surviving Corporation

The initial directors of the surviving corporation will be the directors of Alpha Acquisition immediately prior to the merger. The initial officers of the surviving corporation will be the officers of the Company immediately prior to the merger.

Merger Consideration; Treatment of Stock and Options

Common Stock

After the merger is completed, you will have the right to receive $30.50 in cash, without interest, for each share of our common stock held by you at the effective time of the merger. Our shareholders will receive the merger consideration after exchanging their stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to shareholders shortly after completion of the merger.

Stock Options

In the merger, each outstanding option to purchase our common stock issued under our stock option plans will be canceled and will automatically be converted into an option to purchase shares of Avery Dennison’s common stock (rounded down to the nearest whole number) equal to:

•	the product of (i) the number of our shares of common stock subject to such option immediately prior to the merger and (ii) the per share merger consideration; divided by

•	the Average Avery Stock Price.

The exercise price of each converted option will be equal (rounded up to the nearest whole cent) to:

•	the exercise price per share of our common stock immediately prior to the merger; divided by

•	the quotient obtained by dividing the per share merger consideration by the Average Avery Stock Price.

The vesting schedule for each converted option will not be accelerated as a result of the merger, and each option will otherwise remain subject to the terms its applicable grant, except that unvested options will be accelerated upon a termination of a holder’s employment without cause at any time prior to the second anniversary of the merger.

Shares of Restricted Stock

In the merger, each issued and outstanding award of restricted shares of our common stock issued pursuant to our benefit plans will automatically be converted into a number of restricted shares of Avery Dennison common stock (rounded up to the nearest whole number) equal to:

•	the product of (i) the number of such restricted shares and (ii) the per share merger consideration; divided by

•	the Average Avery Stock Price.

The converted restricted shares will remain subject to the terms (including vesting terms) of the applicable equity-based compensation plans and grant agreements, except that vesting of restricted shares will be accelerated upon a termination of a holder’s employment without cause at any time prior to the second anniversary of the merger.

Other Outstanding Equity Awards

In the merger, performance share awards granted under our 2000 Long-term Performance and Incentive Plan, whether vested or unvested, and without affecting the vesting thereof, will be converted into a number of restricted shares of Avery Dennison common stock (or, at Avery Dennison’s election, restricted stock units with dividend equivalent rights, in either case rounded up to the nearest whole number) equal to:

•	the product of (i) the number of our shares of common stock that would have been earned as of the effective time of the merger under the applicable award agreement and (ii) the per share merger consideration; divided by

•	the Average Avery Stock Price.

All such shares (or units) will vest on the date that the applicable three-year performance period was scheduled to conclude, subject to accelerated vesting in accordance with the terms of the applicable performance share award agreement.

Pursuant to the merger agreement, except as otherwise agreed by Avery Dennison and the holder of any other equity-based award, each right of any kind to receive shares of our common stock or benefits measured in whole or in part by the value of a number of shares of our common stock granted under any of our benefit plans (other than options, shares of restricted stock and awards under our 2000 Long-term Performance and Incentive Plan), whether vested or unvested, and without affecting the vesting thereof, will be converted into a cash-based right or award equal in amount to the merger consideration in respect of each share of our common stock underlying the applicable award.

The following table summarizes the number of outstanding shares of restricted stock, stock options and performance shares held by our named executive officers and directors as of March 31, 2007:

		Shares of Common
	Shares of	Stock Underlying	Performance
Name	Restricted Stock(1)	Options	Shares

Directors
Jack Becker	2,143	40,500	—
Leo Benatar	2,143	46,396	—
Joyce F. Brown, Ph.D.	2,143	34,500	—
Arthur Hershaft	—	551,593	—
Victor Hershaft	—	100,000	—
David L. Kolb	2,143	34,500	—
Thomas R. Loemker	2,143	27,000	—
James C. McGroddy, Ph.D.	2,143	52,500	—
David E. McKinney	2,143	52,500	—
James R. Painter	2,143	24,500	—
Roger M. Widmann	2,143	17,000	—
Executive Officers
Robert P. van der Merwe	75,000	212,098	76,497
Anthony S. Colatrella	—	49,603	24,483
Paul Chu	—	136,472	24,316
James Wrigley	—	89,603	24,483
(1) On May 4, 2007, the restrictions on all of the directors’ shares of restricted stock shown, and 25,000 of Mr. van der Merwe’s shares of restricted stock, lapsed.

Procedures for Exchange of Certificates and Payment

Prior to the effective time of the merger, Avery Dennison will, or will cause, an amount of cash in an aggregate amount equal to the product of (i) the number of shares of our common stock issued and outstanding at the effective time (other than shares of our common stock to be cancelled as set forth above) and (ii) the merger consideration, to be deposited in trust with a bank or trust company, referred to as an “exchange agent,” that is reasonably acceptable to us. As soon as practicable after the merger, Avery Dennison will cause the exchange agent to mail a letter of transmittal and instructions to you and the other shareholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the exchange agent, together with a duly completed and executed letter of transmittal and any other documents as the exchange agent may reasonably require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Avery Dennison, the surviving corporation or the exchange agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by Avery Dennison, the surviving corporation or the exchange agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.

None of the exchange agent, Avery Dennison, the Company or any other person will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the exchange agent that remains undistributed to the holders of certificates evidencing shares of our common stock for twelve months after the effective time of the merger, will be delivered, upon demand, to Avery Dennison. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to Avery Dennison may only look to Avery Dennison for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit claiming that the certificate has been lost, stolen or destroyed and, if requested by Avery Dennison, post a bond in a reasonable amount sufficient to protect Avery Dennison and the surviving corporation against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We make various representations and warranties to Avery Dennison and Alpha Acquisition in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in our related disclosure schedule delivered in connection with the signing of the merger agreement. Our representations and warranties relate to, among other things:

•	corporate matters, including our and our subsidiaries’ due organization, good standing, corporate power and qualification to do business;

•	our significant subsidiaries;

•	our capital structure;

•	our authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of conflicts with, or violations of, our and our significant subsidiaries’ organizational documents, applicable law or certain agreements as a result of entering into, and consummating of the transactions contemplated by, the merger agreement;

•	the adoption by our board of directors of the merger agreement and its approval and recommendation of the merger;

•	required governmental filings and consents;

•	our SEC filings since December 31, 2003, including the financial statements contained therein;

•	the absence of undisclosed liabilities at or since December 31, 2006;

•	information supplied for use in this proxy statement;

•	the absence of a “material adverse effect” and certain other changes or events related to us since December 31, 2006;

•	legal proceedings and governmental orders;

•	material contracts;

•	compliance with applicable laws (including laws relating to foreign corrupt practices) and permits;

•	employee benefit matters and labor relations;

•	taxes;

•	intellectual property matters;

•	environmental matters;

•	the required vote of our shareholders in connection with the adoption of the merger agreement; and

•	the receipt of a fairness opinion from Goldman Sachs.

For purposes of the merger agreement, a “material adverse effect” means any change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of us and our subsidiaries, taken as a whole. A “material adverse effect” will not have occurred, however, if any change, effect, event, occurrence or state of facts relates to or results from:

•	general economic or geopolitical conditions or the securities, credit or financial markets in general (provided that such conditions or changes do not have a materially disproportionate impact on us and our subsidiaries);

•	changes affecting the retail or apparel industries generally (provided that such changes do not have a materially disproportionate impact on us and our subsidiaries);

•	changes in law or applicable accounting regulations or principles or interpretations thereof (provided that such changes do not have a materially disproportionate impact on us and our subsidiaries);

•	any outbreak or escalation of hostilities or war or any act of terrorism (provided that such occurrence does not have a materially disproportionate impact on us and our subsidiaries);

•	any weather-related or other force majeure event (provided that such event does not have a materially disproportionate impact on us and our subsidiaries);

•	the announcement or the existence of, or compliance with, the merger agreement; or

•	changes in the market price or trading volume of our common stock.

In addition, Avery Dennison and Alpha Acquisition make various representations and warranties to us in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in Avery Dennison’s disclosure schedule delivered in connection with the signing of the merger agreement. Their representations and warranties relate to, among other things:

•	corporate matters, including their due organization, good standing, corporate power and qualification to do business;

•	their authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of conflicts with, or violations of, their organizational documents, applicable law or certain agreements as a result of entering into, and consummating the transactions contemplated by, the merger agreement;

•	required governmental filings and consents;

•	legal proceedings and governmental orders;

•	information supplied for use in this proxy statement;

•	the availability of financing sufficient to pay the merger consideration;

•	the capitalization and operations of Alpha Acquisition; and

•	ownership of our common stock.

None of the representations and warranties in the merger agreement will survive after the effective time of the merger.

You should be aware that these representations and warranties were made by and to us, Avery Dennison and Alpha Acquisition as of specific dates and subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the related disclosure schedules delivered by us and Avery Dennison at the signing of the merger agreement. The assertions embodied in those representations and warranties were made solely for purposes of the contract between us, Avery Dennison and Alpha Acquisition and may be subject to important qualifications and limitations agreed by us, Avery Dennison and Alpha Acquisition in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to contractual standards of materiality that differ from the standards of materiality under United States federal securities laws, or may have been used for the purpose of allocating risk between us, on the one hand, and Avery Dennison and Alpha Acquisition, on the other hand, rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Conduct of Business Pending the Merger

Under the merger agreement, we have agreed that between March 22, 2007, and the effective time of the merger, subject to certain exceptions and unless Avery Dennison gives its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), we will, and will cause each of our subsidiaries to:

•	carry on our business in the ordinary course;

•	use our reasonable best efforts to retain the services of our officers and key employees and to preserve our relationships with significant customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with us; and

•	not take any action which is intended or which would reasonably be expected to materially adversely affect or materially delay the ability of the parties to obtain any required governmental approval, perform its obligations under the merger agreement or consummate the merger.

In addition, we have agreed that during the same time period, and again subject to certain exceptions and unless Avery Dennison gives its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), we and our subsidiaries will not:

•	declare or pay any dividend on, or make any other distributions in respect of, any of our capital stock, other than (i) by a direct or indirect wholly-owned subsidiary and (ii) mandatory dividends or distributions by subsidiaries that are joint ventures and that have income above statutory reserves;

•	split, combine or reclassify our outstanding shares of capital stock or issue securities in lieu of capital stock;

•	purchase, redeem or otherwise acquire any shares of our capital stock or any rights, warrants or options to acquire our shares, other than (i) in connection with the cashless exercise of options to acquire our shares of common stock, (ii) withholding shares to satisfy tax obligations with respect to awards granted under our benefit plans, (iii) in connection with the forfeiture of any options or shares of restricted stock and (iv) in order to satisfy obligations under our employee stock purchase plan;

•	issue, deliver, grant or sell any shares of our capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any of our shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (i) upon the exercise of options or the vesting of shares of restricted stock or other equity-based awards or (ii) as required to comply with certain of our contracts or any of our benefit plans (as operated in the ordinary course), in each case as in effect on March 22, 2007;

•	amend or modify our certificate of incorporation or by-laws or the organizational documents of any of our subsidiaries;

•	merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any person involving consideration in excess of $5,000,000;

•	dispose of any of our properties or assets (including the stock of our subsidiaries) that are material, individually or in the aggregate, to us and our subsidiaries, taken as a whole, other than (i) dispositions of inventory and other assets in the ordinary course of business consistent with past practice, (ii) leases of real property in the ordinary course of business consistent with past practice and (iii) dispositions of obsolete equipment or assets;

•	encumber any of our properties or assets (including the stock of our subsidiaries) that are material, individually or in the aggregate, to us and our subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;

•	incur or assume any indebtedness, issue or sell any debt securities or guarantee any indebtedness of another person, other than in the ordinary course of business consistent with past practice;

•	make any loans or capital contributions to, or investments in, any other person in excess of $5,000,000 in the aggregate, other than (i) to or in any of our subsidiaries or (ii) in the ordinary course of business consistent with past practice;

•	make any capital expenditures in excess of $53,000,000 (excluding the repair or replacement of any damaged or destroyed facility);

•	waive, assign or settle any material claim or action, other than settlements (i) in the ordinary course of business consistent with past practice not exceeding $500,000 individually or $5,000,000 in the aggregate and (ii) that have been disclosed, reflected or reserved against in our financial statements included in our SEC filings;

•	cancel any material indebtedness or waive any material claim or right, in each case other than in the ordinary course of business consistent with past practice;

•	other than in the ordinary course of business in a manner that does not increase our costs or liabilities, adopt, amend or terminate any employee benefit plan;

•	other than base salary increases in the ordinary course of business consistent with past practice or as required by certain contracts or arrangements in effect on March 22, 2007, increase the compensation or benefits payable to any employee, director or consultant, or pay any amounts that any such individual is not otherwise entitled to;

•	other than as required by certain contracts or arrangements in effect on March 22, 2007, grant any equity-based awards for the benefit of any employee, director or consultant;

•	enter into, materially amend or renew any collective bargaining agreement;

•	other than as required by certain contracts or arrangements in effect on March 22, 2007, provide any funding for any rabbi trust or similar arrangement;

•	make any changes in accounting principles or practices, other than as may be required by any change in generally accepted accounting principles or in law;

•	make, change or revoke any material election with respect to any tax, change any annual tax accounting period, adopt or change any method of accounting (for tax purposes), file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material claim or assessment for taxes or surrender any right to claim a refund with respect to a material amount of taxes;

•	enter into, renew, materially amend or terminate any material contract;

•	enter into any non-compete or similar agreement that would materially restrict the business of the surviving corporation or that we have reason to believe would materially restrict the business of Avery Dennison and its subsidiaries;

•	take any action that is intended or would reasonably be expected to result in the conditions to the merger set out in the merger agreement not being satisfied; or

•	authorize or agree to take any of the foregoing actions.

Under the merger agreement, Avery Dennison and Alpha Acquisition have agreed that between March 22, 2007 and the effective time of the merger, subject to certain exceptions and unless we give our prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), Avery Dennison:

•	will cause Alpha Acquisition to (i) perform its obligations under the merger agreement and (ii) not engage directly or indirectly in any business or activities of any type or kind and not to enter into any contracts or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is inconsistent with the merger agreement; and

•	will not, and will cause each of its subsidiaries not to, take any action which is intended to or which would reasonably be expected to materially adversely affect the ability of the parties to obtain any required governmental approval, perform its obligations under the merger agreement or consummate the merger.

Shareholders’ Meeting

The merger agreement requires us, as promptly as practicable following March 22, 2007, to establish a record date for, duly call, give notice of, convene and hold a meeting of our shareholders for the purpose of obtaining approval and adoption of the merger agreement. Except as our board of directors determines in its reasonable good faith judgment that such action would be inconsistent with its fiduciary duty under applicable law, the merger agreement requires our board of directors to recommend adoption of the merger agreement and the transactions contemplated in the merger agreement.

Notification of Certain Matters

Under the merger agreement, we and Avery Dennison have each agreed to give written notice, as promptly as practicable, to the other upon becoming aware of material event, development or occurrence that would reasonably be expected to give rise to a failure of a condition precedent to the merger.

Public Announcements

Under the merger agreement, we and Avery Dennison have each agreed to consult with and give the other a reasonable opportunity to review and comment on any public statement with respect to the transactions contemplated by the merger agreement before issuing any such statement, except to the extent required by any applicable law, court process or rule or regulation of any securities exchange.

Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use reasonable best efforts to take promptly all actions and do all things necessary, proper or advisable to consummate the merger and the transactions contemplated by the merger agreement, including making or the filing under the HSR Act and filings with any other governmental entities that may be necessary, proper or advisable. Each party has also agreed to use its reasonable best efforts to obtain all necessary consents from third parties and to defend any lawsuit or other proceeding challenging the merger agreement or the consummation of the merger. In addition, each party has agreed to use its reasonable best efforts to resolve any objections or suits raised by governmental entities in relation to the transactions contemplated by the merger agreement so as to enable the merger to be consummated as soon as reasonably possible. Such efforts may include selling, holding separate or otherwise disposing of the assets of such party or conducting its business in a manner which would resolve the objections or suits, provided that Avery Dennison and its subsidiaries will not be required to take any action that, individually or in the aggregate, would result in or would be reasonably likely to result in a material adverse effect (measured against an amount of assets or businesses equal in size to us and our subsidiaries) after the effective time of the merger.

No Solicitation of Transactions

Subject to the exception set out below, from March 22, 2007, until the earlier of the effective time of the merger or the termination of the merger agreement, we have agreed that we will not, and will not permit any of our subsidiaries, officers, directors, employees, affiliates, agents or other representatives to, directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an “alternative proposal”;

•	engage or participate in any negotiations concerning, or provide any non-public information relating to us in connection with, or have any discussions relating to, an actual or potential “alternative proposal”;

•	adopt, approve or recommend any “alternative proposal,” or publicly propose to do so;

•	enter into any letter of intent, agreement in principle, acquisition or merger agreement or similar agreement relating to any “alternative proposal”; or

•	resolve to propose or agree to do any of the foregoing.

For purposes of the merger agreement, an “alternative proposal” means any inquiry, proposal or offer from any person (other than Avery Dennison and its affiliates) relating to:

•	any direct or indirect acquisition or purchase of 20% or more of the assets (including the capital stock of our subsidiaries) of us and our subsidiaries or 20% or more of outstanding shares of our common stock;

•	any tender offer or exchange offer that, if consummated, would result in any person owning, directly or indirectly, 20% or more of outstanding shares of our common stock; or

•	any merger, consolidation, business combination, recapitalization, dissolution, share exchange or similar transaction involving us pursuant to which any person would acquire, directly or indirectly, 20% or more of any class of our equity securities or the equity securities of the surviving entity in such transaction, other than, in each case, the transactions contemplated by the merger agreement.

There is an exception from the restriction above in the merger agreement, if at any time prior to the time at which our shareholders approve the merger, we receive an unsolicited written “alternative proposal” which did not result from a breach of the above restrictions and which our board of directors determines in good faith, after consultation with our outside legal and financial advisors, constitutes or would reasonably be expected to result in, a “superior proposal” and our board of directors determines in good faith, after consultation with our outside legal and financial advisors, that the failure to take any action on such proposal would be inconsistent with its fiduciary duties under applicable law. We may, in response to such “superior proposal,” furnish confidential information with respect to us to any person making such a “superior proposal” pursuant to a confidentiality agreement that is no less restrictive to such person than the confidentiality agreement that we entered into with Avery

Dennison is to Avery Dennison. We may also participate in negotiations with such person regarding the “alternative proposal.”

For purposes of the merger agreement, “superior proposal” means any written “alternative proposal” involving more than 50% of our assets or equity by any person on terms which our board of directors determines in good faith, after consultation with our outside legal and financial advisors, to be more favorable to the holders of our shares of common stock than the merger, taking into account all terms and conditions of the “alternative proposal” and the merger agreement (including any amendments proposed by Avery Dennison in response to such “alternative proposal”) and all financial, regulatory, legal and other aspects of the “alternative proposal.” Our board of directors, however, may not determine that any “alternative proposal” is a “superior proposal” prior to the time that is 3 business days after the date on which we have disclosed all material terms of the proposal to Avery Dennison, and this 3-business day period will commence anew following each material amendment of the terms of the proposal.

Subject to the exception set out below, we have also agreed that our board of directors will not:

•	withdraw or modify in a manner adverse to Avery Dennison its recommendation, or publicly propose to do so;

•	adopt or approve any agreement relating to an “alternative proposal”; or

•	adopt, approve or recommend any “alternative proposal,” or publicly propose to do so.

Our board of directors may, however, at any time prior to the time at which our shareholders approve the merger, withdraw or modify its recommendation of the merger if it determines that an “alternative proposal” is a “superior proposal” and further determines in good faith, after consultation with our outside counsel, that the failure to withdraw or modify its recommendation would be inconsistent with the exercise of its fiduciary duties.

We have also agreed, effective as of March 22, 2007, to cease, and to cause our subsidiaries, affiliates, directors, officers, employees and advisers to cease, any solicitations, discussion or negotiations with any person (other than Avery Dennison and Alpha Acquisition) regarding any “alternative proposal” and that we will promptly notify Avery Dennison after receipt of an “alternative proposal” or any request for information or otherwise related to the commencement of activities concerning an “alternative proposal.”

Employee Benefits

For a period of one year following the effective time of the merger, Avery Dennison has agreed to provide:

•	base salary to each of our employees who remain with the surviving corporation following the merger that is no less favorable than the base salary of such employee immediately prior to the effective time; and

•	employee benefits (including annual bonus opportunities, incentive opportunities and long-term equity incentive opportunities) to our employees who remain with the surviving corporation following the merger that are no less favorable in the aggregate to the benefits provided to our employees immediately prior to the effective time of the merger.

Avery Dennison has also agreed, with respect to any benefit plan maintained by Avery Dennison or any of its subsidiaries with respect to which any of our employees may become a participant after the effective time, to,

•	recognize service with us and our subsidiaries as service with Avery Dennison or its applicable subsidiary for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies (other than for purposes of benefit accrual under final average pay defined benefit plans or as would otherwise result in duplication of benefits);

•	waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any employee welfare benefit plan maintained by Avery Dennison or its affiliates in which our employees participate from the effective time of the merger, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under our comparable benefit plan immediately prior to the merger; and

•	recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each of our employees during the calendar year in which the merger is consummated for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which our employees will participate from and after the effective time of the merger.

Indemnification and Insurance

The merger agreement provides that all rights of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the merger, as well as rights to advancement of expenses, in favor of any person who is or was a director, officer, trustee, employee, agent or fiduciary of us or our subsidiaries (the “indemnified parties”), as provided in our and our subsidiaries’ organizational documents or in any indemnification or employment agreement or other contract, will be assumed by the surviving corporation, will survive the merger and continue in full force and effect in accordance with their terms and will not be repealed or amended in a manner that would adversely affect any right of the indemnified parties for a period of six years from the merger.

In addition, the merger agreement provides that for a period of six years after the merger, the surviving corporation will maintain in effect our current policies of directors’ and officers’ liability insurance; provided, however, that in no event will the surviving corporation be required to pay an annual premium on such insurance policy that is greater than 300% of the annual premium we paid for such coverage as of the effective time. If such coverage is no longer available (or is only available for an amount in excess of 300% of the amount we paid), the surviving corporation will nevertheless be obligated to provide such coverage as may be obtained by payment of the maximum annual premium it is required to pay under the merger agreement. Rather than provide such on-going coverage, Avery Dennison may direct us to purchase, at or prior to the effective time, a “tail” policy providing coverage no less favorable than the coverage we currently maintain.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	Shareholder Approval. The adoption of the merger agreement by holders of at least two-thirds of our outstanding shares of common stock.

•	Antitrust and Competition Approval. The required antitrust and competition approvals (including the expiration or early termination of the waiting period under the HSR Act) shall have been obtained.

•	No Injunction or Restraint. No statute, law, ordinance, rule or regulation shall have been adopted or enacted, and no temporary restraining order, preliminary or permanent injunction or other judgment or order of any governmental entity shall be effect, in each case having the effect of making the merger illegal or otherwise enjoining or prohibiting completion of the merger.

The obligations of Avery Dennison and Alpha Acquisition to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties. All of our representations and warranties must be true and correct both on March 22, 2007, and as of the date the merger is consummated (except to the extent expressly made as of an earlier date, in which case they must be true and correct as of that earlier date), except where the failure of such representations and warranties to be true and correct (disregarding all materiality qualifications) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on us.

•	Performance of Obligations. We must have performed or complied in all material respects all obligations required to be performed or complied with by us under the merger agreement;

•	Closing Certificate. Our delivery to Avery Dennison at closing of a certificate with respect to the satisfaction of the conditions relating to representations and warranties and the performance of our obligations.

Our obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties. All of Avery Dennison’s and Alpha Acquisition’s representations and warranties must be true and correct both on March 22, 2007, and as of the date the merger is consummated (except to the extent expressly made of an earlier date, in which case they must be true and correct as of that earlier date), except where the failure of such representations and warranties to be true and correct (disregarding all materiality qualifications) would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the completion of the merger.

•	Performance of Obligations. Avery Dennison and Alpha Acquisition must have performed or complied in all material respects all obligations required to be performed or complied with by them under the merger agreement;

•	Closing Certificate. Avery Dennison’s delivery to us at closing of a certificate with respect to the satisfaction of the conditions relating to representations and warranties and the performance of its obligations.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time:

•	by the mutual written consent of Avery Dennison and us;

•	by either Avery Dennison or us if:

•	the merger has not been completed on or before September 22, 2007; provided that either party may unilaterally extend this date for up to two extensions of three months each if all required governmental regulatory approvals have not been obtained by the applicable end date; and provided, further, that that this right to terminate the merger agreement shall not be available to any party if the failure of such party to perform any of its obligations under the merger agreement, the failure to act in good faith or the failure to use its reasonable best efforts to complete the merger has been a principal cause of or resulted in the failure of the merger to be completed on or before such date;

•	any restraint having the effect of making the merger illegal or otherwise enjoining or prohibiting completion of the merger is final and nonappealable, provided that the party seeking to terminate the merger agreement has used its reasonable best efforts (subject to the limitations discussed in “— Efforts”) to prevent the entry of and to remove such restraint; or

•	our shareholders do not adopt the merger agreement at the annual meeting (including any adjournment or postponement thereof);

•	by us if:

•	Avery Dennison or Alpha Acquisition has breached any representation, warranty, covenant or other agreement in the merger agreement so that they are unable to satisfy the closing conditions, subject to an opportunity to cure (if capable of being cured) their default within 30 days of written notice from us of such breach, provided that right to terminate the merger agreement shall not be available to us if we are then in material breach of any of our representations, warranties, covenants or agreements in the merger agreement; or

•	prior to the adoption of the merger agreement by our shareholders, our board of directors authorizes us, subject to compliance with the terms of the merger agreement (including providing notice to Avery Dennison of the existence and terms of the “alternative proposal” and giving Avery Dennison the required opportunity to respond, as discussed above), to enter into a definitive agreement concerning a transaction that is a “superior proposal” and we pay to Avery Dennison the termination fee, as set out below, contemporaneously with termination; or

•	by Avery Dennison if:

•	we have breached any representation, warranty, covenant or other agreement in the merger agreement so that we are unable to satisfy the closing conditions subject to an opportunity to cure (if capable of being cured) our default within 30 days of written notice from Avery Dennison of such breach, provided that right to terminate the merger agreement shall not be available to Avery Dennison if it or Alpha Acquisition is then in material breach of any of their representations, warranties, covenants or agreements in the merger agreement; or

•	our board of directors has not recommended the merger agreement to our shareholders, has withdrawn, modified or qualified in a manner adverse to Avery Dennison and Alpha Acquisition its recommendation of the merger agreement, or publicly proposed to do so, or has adopted, approved or recommended any “alternative proposal,” or publicly proposed to do so.

Termination Fees and Expenses

Under the merger agreement, each party will pay all fees and expenses incurred by it in connection with the merger, whether or not the merger is completed.

We have agreed to pay Avery Dennison a termination fee of $40,000,000, plus Avery Dennison’s actual out-of-pocket fees and expenses up to a maximum of $5,000,000, in the event that:

•	the merger agreement has been terminated either by Avery Dennison as a result of the end date discussed above being reached or as a result of our material breach of our representations, warranties, covenants or agreements, or by Avery Dennison or us as a result of our shareholders not adopting the merger agreement at the annual meeting, and

•	prior to such termination an “alternative proposal” has been made directly to our shareholders or any person has publicly announced an intention to make an “alternative proposal”; and

•	we enter into a definitive agreement with respect to an “alternative proposal” or an “alternative proposal” is consummated within 12 months of the date of termination, whether or not such consummated “alternative proposal” is the same as the one made or announced prior to termination;

•	the merger agreement has been terminated by us as a result of our board of directors authorizing us to enter into a definitive agreement concerning a “superior proposal,” as described above; or

•	the merger agreement has been terminated by Avery Dennison as a result of our board of directors withdrawing their recommendation of the merger or approving or recommending another “alternative proposal” to our shareholders, as described above.

In the first case, $5,000,000 of the termination fee will be due on termination of the merger agreement, and the remainder on entry into a definitive agreement with respect to an “alternative proposal” or consummation of the transaction proposed by an “alternative proposal.” In the other cases, the full termination fee will be due on termination of the merger agreement. The expenses will be due after termination of the agreement and within two business days of our receipt of an invoice for those expenses.

Avery Dennison has agreed to pay us a termination fee of $50,000,000, within two business days of the termination of the merger agreement, in the event that:

•	the merger agreement has been terminated by either Avery Dennison or us as a result of the end date discussed above being reached or as a result of any restraint being in effect under any regulatory law (as defined in the merger agreement) that prevents completion of the merger;

•	as of the date of such termination any approval under any regulatory law (as defined in the merger agreement) required to be obtained prior to the completion of the merger has not been obtained; and

•	immediately prior to such termination, the mutual closing conditions and our closing conditions were satisfied.

Amendment; No Waivers

Any provision of the merger agreement may be amended by the written agreement of the parties at any time before or after approval by our shareholders unless an amendment would by law require any further approval of our shareholders, in which case the amendment would require such approval.

The merger agreement provides that at any time prior to the merger, any party to the merger agreement may, in writing:

•	extend the time for performance of any of the obligations or other acts of the other parties;

•	to the extent permitted by law, waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	to the extent permitted by law, waive compliance by the other parties of any of the agreements or conditions in the merger agreement unless the waiver would by law require further approval of our shareholders.

Voting Agreement

Concurrently with the execution and delivery of the merger agreement, Mr. Arthur Hershaft and Avery Dennison entered into a voting agreement. The voting agreement provides that until either our shareholders approve the merger or the merger agreement is terminated in accordance with its terms, Mr. Hershaft shall:

•	appear at any meeting of our shareholders or otherwise cause any of our shares beneficially owned by Mr. Hershaft to be counted as present at such meeting; or

•	vote any of our shares beneficially owned by Mr. Hershaft in favor of the adoption of the merger agreement, against any action that would reasonably be expected to result in a breach by us of the merger agreement, and against any action that would reasonably be expected to materially impede, interfere or be inconsistent with the merger.

The voting agreement does not restrict Mr. Hershaft’s actions as a director of the Company.

Mr. Hershaft agrees not to transfer or encumber any of his shares of the Company, except that Mr. Hershaft may:

•	pledge up to 250,000 shares of the Company as collateral for indebtedness after making reasonable efforts to preserve his voting control over such shares;

•	make transfers to certain corporations or trusts so long as he retains voting control over such shares; and

•	to the extent permitted by law, waive compliance by the other parties of any of the agreements or conditions in the merger agreement unless the waiver would by law require further approval of our shareholders.

Mr. Hershaft agrees not to, and not to permit his representatives to, take any action in connection with an alternative proposal to the merger which we would not be permitted to take under the provisions described in “— No Solicitation of Transactions.” Mr. Hershaft must promptly notify Avery Dennison of any inquiries or proposals with respect to such subject matter.

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on the NYSE under the symbol “PXR.” This table shows, for the periods indicated, the range of high and low sale prices for our common stock as quoted on the NYSE.

	High	Low

Fiscal 2007:
Quarter ended March 31, 2007	$29.13	$21.60
Fiscal 2006:
Quarter ended December 31, 2006	$23.45	$19.55
Quarter ended September 30, 2006	20.80	17.00
Quarter ended June 30, 2006	22.67	19.55
Quarter ended March 31, 2006	20.86	18.71
Fiscal 2005:
Quarter ended December 31, 2005	$20.08	$16.74
Quarter ended September 30, 2005	19.99	16.50
Quarter ended June 30, 2005	21.62	16.25
Quarter ended March 31, 2005	25.13	20.29
Fiscal 2004:
Quarter ended December 31, 2004	$24.19	$20.80
Quarter ended September 30, 2004	23.09	17.81
Quarter ended June 30, 2004	19.53	14.55
Quarter ended March 31, 2004	15.34	12.9

The following table sets forth the closing per share sales price of our common stock, as reported on the NYSE on March 22, 2007, the last full trading day before the public announcement of the merger, and on May 18, 2007, the latest practicable trading day before the printing of this proxy statement:

March 22, 2007	$24.03
May 18, 2007	$30.21

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any earnings for use in the operation and expansion of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

Following the merger there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table indicates how many shares of common stock were beneficially owned, as of March 31, 2007, by (1) each person known by us to be the owner of more than 5% of the outstanding shares of common stock, (2) each Director, (3) our Chief Executive Officer, Chief Financial Officer and each of our other three most highly compensated officers and (4) all directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has sole or shared power to vote or transfer (whether or not owned directly), and rights to acquire common stock through the exercise of stock options that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. We based our calculation of the percentage owned on 41,573,384 shares outstanding on March 31, 2007. In calculating the percentage of outstanding shares owned in the column below, we added shares that may be acquired within 60 days both to the other shares that the person owns and to the number of shares outstanding. The address of each of the directors and executive officers listed below is c/o Paxar Corporation, 105 Corporate Park Drive, White Plains, New York 10604.

			Percentage of
	Amount and Nature of		Outstanding
Name and Address	Beneficial Ownership		Shares Owned

Robert van der Merwe	117,500	(1)	*
Jack Becker	155,811	(2)	*
Leo Benatar	76,006	(3)	*
Joyce F. Brown	36,643	(4)	*
Arthur Hershaft.	2,363,314	(5)	5.61%
Victor Hershaft.	166,168	(6)	*
David L. Kolb	41,643	(7)	*
Thomas R. Loemker	295,296	(8)	*
James C. McGroddy	58,643	(9)	*
David E. McKinney	99,708	(10)	*
James R. Painter	30,643	(11)	*
Roger M. Widmann	19,143	(12)	*
Paul Chu	90,277	(13)	*
Anthony S. Colatrella	9,275	(14)	*
James Wrigley	43,025	(15)	*
All current directors and executive officers as a group (19 persons)	4,269,451	(16)	9.95%
Dimensional Fund Advisors, LP	3,105,801	(17)	7.47%
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401-1005 US
MMI Investments, L.P.	2,460,500	(18)	5.92%
1370 Avenue of the Americas New York, New York 10019

*	Represents less than 1% of our outstanding common stock.

(1)	Includes 42,500 shares issuable upon the exercise of presently exercisable stock options. Also includes 75,000 restricted shares granted on April 25, 2005, with restrictions on one-third of the shares lapsing on April 25, 2008 and the remaining two-thirds lapsing on April 25, 2009. Does not include 169,598 shares issuable upon the exercise of stock options which are not presently exercisable.

(2)	Includes 2,143 restricted shares that have not vested and 40,500 shares issuable upon the exercise of presently exercisable stock options. Also includes 81,645 shares owned of record by Mr. Becker’s wife and 6,250 shares held by a charitable foundation of which Mr. Becker is the president, all of which shares Mr. Becker disclaims beneficial ownership.

(3)	Includes 2,143 restricted shares that have not vested and 46,396 shares issuable upon the exercise of presently exercisable stock options.

(4)	Includes 2,143 restricted shares that have not vested and 34,500 shares issuable upon the exercise of presently exercisable stock options.

(5)	Includes 551,593 shares issuable upon the exercise of presently exercisable stock options. Also includes 450,000 shares subject to a prepaid forward contract with an unaffiliated third party buyer in which Mr. Hershaft has retained sole voting rights in the pledged shares but no investment rights.

(6)	Includes 100,000 shares issuable upon the exercise of presently exercisable stock options.

(7)	Includes 2,143 restricted shares that have not vested and 34,500 shares issuable upon the exercise of presently exercisable stock options.

(8)	Includes 2,143 restricted shares that have not vested and 27,000 shares issuable upon the exercise of presently exercisable stock options. Also includes 138,011 shares owned of record by Mr. Loemker’s wife, of which shares Mr. Loemker disclaims beneficial ownership.

(9)	Includes 2,143 restricted shares that have not vested and 52,500 shares issuable upon the exercise of presently exercisable stock options.

(10)	Includes 2,143 restricted shares that have not vested and 52,500 shares issuable upon the exercise of presently exercisable stock options.

(11)	Includes 2,143 restricted shares that have not vested and 24,500 shares issuable upon the exercise of presently exercisable stock options.

(12)	Includes 2,143 restricted shares that have not vested and 17,000 shares issuable upon the exercise of presently exercisable stock options.

(13)	Includes 90,125 shares issuable upon the exercise of presently exercisable stock options. Does not include 46,347 shares issuable upon the exercise of stock options that are not presently exercisable.

(14)	Includes 9,275 shares issuable upon the exercise of presently exercisable stock options. Does not include 40,328 shares issuable upon the exercise of stock options which are not presently exercisable.

(15)	Includes 43,025 shares issuable upon the exercise of presently exercisable stock options. Does not include 46,578 shares issuable upon the exercise of stock options that are not presently exercisable.

(16)	Includes 1,312,384 shares issuable upon the exercise of presently exercisable stock options.

(17)	Represents shares of common stock beneficially owned as of December 31, 2006, as indicated on the report on Schedule 13G filed by Dimensional Fund Advisors, LP. Dimensional Fund Advisors, LP exercises sole voting and dispositive power with respect to 3,105,801 of these shares. The percentage of outstanding shares owned is based on the number of shares outstanding on February 2, 2007and assumes no acquisition or disposition by Dimensional Fund Advisors, L.P. since February 2, 2007.

(18)	Represents shares of common stock beneficially owned as of October 18, 2006, as indicated on the report on Schedule 13G filed by MMI Investments, L.P. MMI Investments, L.P. exercises sole voting and dispositive power with respect to 2,460,500 of these shares. The percentage of outstanding shares owned is based on the number of shares outstanding on October 26, 2006 and assumes no acquisition or disposition by MMI Investments, L.P. since October 26, 2006.

OTHER MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 2: ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 2.

The number of directors on our board has been set at 12. Our board has determined that all of our directors, except Robert van der Merwe, Arthur Hershaft, and Jack Becker, are independent under NYSE Rules and have no relationship with our company, other than being a director and shareholder. In making its determination, the board adhered to the specific tests for independence included in the NYSE listing standards.

There are two classes of directors, each of which is elected in alternate years for a two-year term and until their successors are duly elected and qualified. At this year’s annual meeting, six incumbents who have previously been elected by shareholders have been nominated for re-election to the board of directors. These nominees will serve until the merger is completed or, if the merger is not completed, for a term of two years.

Proxies not marked to the contrary will be voted “FOR” the election of the following six persons:

Biographical Information about Nominees for the Board of Directors

Name	Age	Position with the Company	Director Since

Jack Becker	71	Director	1968
Leo Benatar	77	Director	1996
Victor Hershaft.	63	Director	1989
David E. McKinney	72	Director	1992
James R. Painter	63	Director	2003
Roger M. Widmann	67	Director	2004

Jack Becker is a practicing attorney in New York State and has been a principal of the law firm of Snow Becker Krauss P.C., our outside counsel, since 1977. We have retained that firm as our principal outside counsel for more than the past three years, and we expect to retain it in that capacity for the current fiscal year. Mr. Becker is a director of AFP Imaging Corporation.
Leo Benatar is Principal, Benatar & Associates, Consultants. Mr. Benatar was Chairman of the Board and Chief Executive Officer of Engraph, Inc. from 1981 to 1996. From 1992 to 1996, he was also a director and Senior Vice President of Sonoco Products, which acquired Engraph in 1992. Mr. Benatar is a member of the board of directors of Mohawk Industries, Inc. and Aaron Rents, Inc. He was chairman of the Federal Reserve Bank of Atlanta from 1993 until January 1996.

Victor Hershaft served as our Vice Chairman from December 1998 through his retirement on December 31, 2001. He then served as a consultant to the company through December 31, 2003. Since 1989, he served in various executive capacities, including President of Apparel Identification. He is a member of the board of directors of the American Apparel and Footwear Association. He is also on the board of directors and Treasurer of Westchester Community Services. Victor Hershaft and Arthur Hershaft are first cousins.
David E. McKinney was the President of the Metropolitan Museum of Art from February 1999 to February 2005. He is the Executive Secretary of the Thomas J. Watson Foundation and director of the Thomas J. Watson Fellowship Program. Mr. McKinney was previously employed by International Business Machines Corporation in various capacities from 1956 until 1992, including Senior Vice President and a Member of the Corporate Management Board. Mr. McKinney is a member of the board of directors of Organization Resource Counselors, and the New York Philharmonic. Mr. McKinney is also a fellow of Brown University.
James R. Painter was the acting Chief Financial Officer of the Company from April 4, 2005, to July 13, 2005. Mr. Painter was Chairman of The 8th Summit LLC, a retail investment group, from October 2000 through August 2003. Prior to that position, from December 1996 to August 1999, he served as Chairman and CEO of Modern Woman, Inc., a retailer of women’s apparel. His previous experience includes positions as Executive Vice President and Member of the board of directors of American Retail Group, Inc. and Senior Vice President, Finance of TW Services. Mr. Painter has also served as Chairman of the board of Phelps Memorial Hospital Center, Sleepy Hollow, New York, and as a member of the National Policy Association, Washington, D.C.
Roger M. Widmann, an investment banker, was a principal of the investment banking firm Tanner & Co., Inc. and is a director of Standard Motor Products, Inc. and Cedar Shopping Centers, Inc. From 1986 to 1995, he was Senior Managing Director of Chemical Banking Corporation and previously was a founder and CEO of First Reserve Corporation. He also serves as a director of Oxfam America and the New York Chapter of the March of Dimes and as a Senior Moderator for the Aspen Institute Executive Seminar.

Biographical Information about Directors with Terms to Expire in 2008

Name	Age	Position with the Company	Director Since

Joyce F. Brown	60	Director	2001
Arthur Hershaft.	69	Director	1961
David L. Kolb	68	Director	2001
Thomas R. Loemker	76	Director	1987
James C. McGroddy	70	Director	1998
Robert P. van der Merwe	54	Chairman, President & CEO and Director	2005

Joyce F. Brown, Ph.D., has been the President of the Fashion Institute of Technology (“FIT”), a specialized college of art and design, business and technology of the State University of New York, since 1998. Prior to her appointment at FIT, Dr. Brown served the City University of New York (“CUNY”) from 1968 in a variety of positions, most recently as Professor of Clinical Psychology at CUNY’s Graduate School and University Center, where she is now Professor Emerita. Among her roles at CUNY, Dr. Brown served as acting President of Bernard Baruch College and Vice Chancellor for Urban Affairs and Development. She was Deputy Mayor of the City of New York during the administration of Mayor David Dinkins. Dr. Brown serves on numerous public, education and corporate boards, including Polo Ralph Lauren Corp., United States Enrichment Corp., Linens ’n Things, Inc., and the Women’s Committee of the Central Park Conservancy.
Arthur Hershaft served as our Chairman of the Board from 1986 through 2006. He also served as our Chief Executive Officer from 1980 through August 2001, resuming that position from May 2003 through April 2005. He was named Chairman Emeritus as of January 1, 2007. Mr. Hershaft is a member of the Board of Overseers of the Albert Einstein College of Medicine of Yeshiva University and is a member of its Budget and Finance Committee.
David L. Kolb served as Chairman and Chief Executive Officer of Mohawk Industries, Inc., a major producer of ceramic tile, carpeting and rugs from December 1988 until January 1, 2001, and from 2001 until May 2004 as Chairman of Mohawk’s board of directors. He joined Mohasco Corporation, the predecessor of Mohawk Industries, in 1980 as President of its carpet division. Previously, Mr. Kolb spent 19 years with Allied Signal Corporation, last serving as Vice President and General Manager of the Home Furnishings Business area. Mr. Kolb serves on the boards of directors of Mohawk Industries, Inc., Chromcraft Revington Corporation and Aaron Rents, Inc.
Thomas R. Loemker was Vice Chairman of our board of directors from September 1992 until September 1994. Mr. Loemker was also Chairman of the board of directors of Monarch Marking Systems, Inc., a manufacturer of labeling identification and tracking equipment and supplies, from 1995 to 1997, when he retired. The non-management directors elected Mr. Loemker to be Lead Director on July 24, 2002. He continues to serve in that position.
James C. McGroddy, Ph.D., has been a self-employed consultant since 1997. Dr. McGroddy was employed by International Business Machines Corporation in various capacities from 1965 through December 1996, including seven years as Senior Vice President of Research. Dr. McGroddy is Chairman of the Board of MIQS, a Colorado-based healthcare information technology company, Chairman of the Board of Advanced Networks and Services, Inc., and a member of the board of directors of Forth Dimension Displays Limited.

Robert P. van der Merwe was elected a director and our President and Chief Executive Officer on April 26, 2005. Prior to joining our company, Mr. van der Merwe had a 17-year career with Kimberly-Clark, most recently as Group President of Kimberly-Clark’s North Atlantic and global consumer tissue organization, an approximately $6 billion, 10,000-employee business located in over 40 countries. Previously, as Group President of Europe, Middle East and Africa, he led a $2 billion organization, operating in over 20 countries. Prior to his successful Kimberly-Clark career, Mr. van der Merwe also worked for Colgate-Palmolive and for Xerox.

MEETINGS OF THE BOARD OF DIRECTORS AND
INFORMATION REGARDING COMMITTEES

Meeting of the Board of Directors and Executive Sessions

Our board of directors held five meetings in 2006. Each director attended at least 75% of the total number of board meetings and of the meetings of committees on which such director served. The non-management directors meet in executive sessions after each board meeting and at such other times as they may determine. Thomas R. Loemker has been chosen by the non-management directors to act as the Lead Director and preside at their meetings.

Communications with the Board

Shareholders and other interested parties wishing to communicate with the board of directors should write to: Thomas R. Loemker, Lead Director, Paxar Corporation, 105 Corporate Park Drive, White Plains, New York 10604. Communications may also be addressed to individual members of the board at the same address. All such communications will be treated in confidence and forwarded to the addressee unopened.

Director Attendance at annual meetings

Our policy is that all directors and nominees for election as directors attend our annual shareholders’ meeting. All of our directors attended our 2006 annual shareholders’ meeting. We expect all of our directors to attend this year’s annual shareholders’ meeting.

Board Committees

The board of directors has three standing committees: the Audit Committee, the Executive Development and Compensation Committee, and the Nominating and Corporate Governance Committee. The membership of each committee and the charters of each committee are available on our web site, www.paxar.com, at About Paxar, Investor Relations, Corporate Governance. Shareholders can obtain copies by writing to our Secretary, Robert S. Stone, 105 Corporate Park Drive, White Plains, New York 10604.

The Audit Committee:  The members of the Audit Committee in 2006 were James R. Painter (Chairman), Harvey L. Ganis, David L. Kolb and James C. McGroddy. Our board has determined that all members of the Audit Committee are independent and that Messrs. Painter, Ganis and Kolb are audit committee financial experts under applicable SEC and NYSE Regulations. Mr. Ganis, however, resigned from the board of directors and the Audit Committee on November 3, 2006. The duties of the Audit Committee include the hiring and retaining of our independent auditors and internal auditors, both of which report to the committee. The committee reviews our Code of Business Ethics compliance program, as well as our environmental compliance program. The committee also reviews, prior to publication, our quarterly earnings releases and our reports to the SEC on Forms 10-K and 10-Q. The Audit Committee held ten meetings in 2006.

Report of the Audit Committee:  The Audit Committee selects the Company’s independent auditors, approves the scope of the audit plan, and reviews and approves the fees of the independent auditors. The Audit Committee met regularly with the Company’s independent auditors, Ernst & Young LLP, or “E&Y,” during 2006, both with and without management present, to review the scope and results of the audit engagement, the system of internal controls and procedures, the effectiveness of procedures intended to prevent violations of laws and regulations, and the implementation of internal financial controls required by the Sarbanes-Oxley Act of 2002. In compliance with SEC rules regarding auditor independence, and in accordance with the Audit Committee Charter, as first adopted on July 31, 1998, and most recently amended November 1, 2005, we reviewed all services performed by E&Y for the Company in 2006, within and outside the scope of the quarterly and annual auditing function.

We also:

•	reviewed the Company’s disclosures in the Management’s Discussion and Analysis sections and financial statements filed with the SEC;

•	reviewed quarterly earnings releases prior to their publication;

•	reviewed management’s program, schedule, progress and accomplishments for maintaining financial controls and procedures to assure compliance with Section 404 of the Sarbanes-Oxley Act of 2002;

•	reviewed the audit, tax and audit-related services the Company received from E&Y and determined that the providing of such services by E&Y was compatible with the preservation of their independent status as the Company’s independent auditor;

•	reviewed and approved in advance all proposals and fees for performing any work, other than audit matters, by E&Y;

•	maintained the reporting responsibility for the independent auditor and the internal audit functions;

•	reviewed the committee’s Charter for compliance with newly enacted rules and regulations;

•	reviewed the Internal Audit Charter, Budget Plan and staffing and compensation levels for the internal audit executive and staff;

•	monitored the Company’s “whistleblower” program under which any complaints are forwarded directly to the Audit Committee, to be reviewed in accordance with an established procedure for all such matters;

•	reviewed the status of the Company’s environmental controls and compliance programs;

•	reviewed the Company’s risk management programs; and

•	monitored the certification programs for the Company’s Code of Business Ethics for Financial Executives, adopted in 2002, and the Code of Business Ethics for all employees, adopted in 1998, and most recently amended as of January 2007.

We have reviewed and discussed the audited financial statements for 2006 with management and discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by SAS Nos. 89 and 90. Also, at our meeting on February 26, 2007, we received from E&Y the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1. E&Y’s letter dated February 26, 2007, and presented at our meeting on that date, states that E&Y acted as independent auditors with respect to the Company. We discussed E&Y’s independence with them. Based on the discussions referred to above, we recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for 2006 for filing with the SEC.

We have reviewed the committee’s Charter, as last amended on November 1, 2005, and have determined that the Charter continues to meet applicable SEC and NYSE standards. The board of directors has determined that the Audit Committee members are independent and have the expertise to serve on the committee pursuant to all relevant criteria.

Harvey L. Ganis resigned from the board of directors and from the Audit Committee on November 3, 2006. On January 25, 2007, Thomas R. Loemker was elected to the committee.

Signed:	James R. Painter, Chairman David L. Kolb James C. McGroddy Thomas R. Loemker

The Executive Development and Compensation Committee:  The members of the Executive Development and Compensation Committee are David E. McKinney (Chairman), Leo Benatar, James C. McGroddy and Roger M. Widmann, all of whom are independent directors under the NYSE regulations. The committee’s mission includes executive development and succession planning as part of its Charter as well as the compensation of the Company’s executives. The committee has responsibility for evaluating the performance of the Chief Executive Officer and, as part of the succession planning process, reviewing the CEO’s evaluation of the executives who report directly to the CEO. The committee’s duties also include approving the compensation arrangements for the five highest-salaried executives, approving the Annual Incentive Plan, authorizing the issuance of stock awards, performance share units and other stock-based awards under our 2000 Long-Term Performance and Incentive Plan, and monitoring the compensation and incentive programs for all of our executives. The committee held six meetings in 2006.

The Nominating and Corporate Governance Committee:  The members of the Nominating and Corporate Governance Committee are David L. Kolb (Chairman), Leo Benatar and Joyce F. Brown. Our board has determined that all members of the committee are independent. The committee closely follows the Corporate Accountability and Listing Standards promulgated by the NYSE and the regulations issued pursuant to the Sarbanes-Oxley Act of 2002. These developments in the area of corporate governance require the committee to regularly review its mission, the missions of the other standing committees of the board, and the Company’s and the board’s compliance with the SEC regulations issued to implement these requirements.

The committee’s duties and responsibilities include recommending nominees to the board of directors in accordance with the committee’s Charter and the Company’s Corporate Governance Guidelines, both of which are accessible on our Web site, www.paxar.com, by clicking on Investor Relations, Corporate Governance, and Committee Structure. Members of the committee regularly discuss potential candidates who would have an appreciation for the global structure of the Company’s operations and familiarity with the apparel and retail industries. The committee evaluates all potential candidates, whether recommended by security holders, committee members, board members, or financial or legal advisors, on the same basis, which is whether a candidate can bring added value to the board’s discussions and understanding of global issues as they affect our businesses. Specific criteria and qualifications considered in identifying, evaluating and nominating potential candidates include experience in Paxar’s industries or related industries, whether through direct involvement, consulting or academia; expertise applicable to the responsibilities of one or more of the standing committees of the board; current or former service as a senior officer of a publicly owned company; experience in public accounting and auditing; experience in international commerce; and experience in investment banking and finance.

The committee also reviews issues of public and social interest affecting the Company, advises the board and management on corporate governance matters, reviews compensation for directors, and evaluates and recommends measures for improving the effectiveness of the board. The committee will consider candidates recommended by shareholders who meet, in the judgment of the committee, a satisfactory number of the criteria for board membership described above, as established in the Company’s Corporate Governance Guidelines and the committee’s Charter. Shareholders desiring to make such recommendations may do so by writing to the Secretary of the Company, giving the recommended candidate’s name, biographical data, and qualifications. The Nominating and Governance Committee held one meeting in 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Executive Development and Compensation Committee of the board of directors is responsible for establishing, reviewing and annually approving our executive compensation program. The committee’s objectives are to ensure that the program is reasonable and competitive while keeping executives focused on shareholder value. F.W. Cook & Co., Inc., a leading executive compensation consulting firm, acts as an advisor to the committee with respect to the structure and implementation of our executive compensation program. Stated simply, our philosophy for executive compensation is to:

•	attract, motivate and retain talented executives;

•	establish measurable performance targets; and

•	align the interests of executives with shareholder value.

Design of the Company’s Program

The executive compensation program contains fixed and performance-based elements, with three major components designed to provide executives with market-rate base salaries and the opportunity to increase their earnings, based on performance, with annual incentives and long-term incentives. The Executive Development and Compensation Committee compares our executives’ salaries and annual and long-term incentives with comparable executive compensation information from a peer group of companies of comparable size or in comparable industries. The members of the peer group as of January 17, 2006, were: AEP Industries Inc., Avery Dennison, Brady Corporation, Caraustar Industries, Inc., Checkpoint Systems, Inc., Clarcor Inc., Constar International Inc., The Reynolds & Reynolds Company, Sonoco Products Co., Standard Register Co., Symbol Technologies, Intermec (formerly, UNOVA), and Zebra Technologies Corp. The committee makes changes to the members of the peer group as members of the group are acquired or restructured and as industry developments occur. During 2006, Symbol Technologies was acquired and is no longer part of the peer group.

The components of our executive compensation program are:

Base Salaries.  The Executive Development and Compensation Committee reviews the fixed portion of each executive’s compensation annually, based upon management’s recommendations. The committee evaluates management’s recommendations and, in its discretion and as appropriate, authorizes individual variances and increases based on performance, job responsibilities, retention risk and similar factors that management reviews with the committee. F.W. Cook & Co., Inc. assists the committee in making such annual determinations.

Annual Incentive Compensation.  The annual Incentive Compensation Plan is structured to enable executives covered by the Plan to earn an additional 40% to 80% of their base salary if their performance targets are achieved. Performance targets are based on a variety of measurements, such as sales revenue, operating income, earnings per share, return on invested capital, personal business goals, and goals for the group or unit for which the executive is responsible. Our overall objective is to provide incentives for the executives to bring their focus to those factors assigned to them. The successful achievement by each individual in meeting or exceeding his or her measurements will result in our being able to achieve our overall annual plan. For named executive officers at corporate headquarters, the incentives are linked to the overall achievement of our company by rewarding them on earnings per share and return on invested capital. For group, unit or regional leaders, the incentives are linked to performance measurements attributable to sales growth of the businesses for which they have direct responsibility, in addition to measurements based on earnings per share and asset management.

Long-term Equity Compensation.  We strive to align the financial interests of our executives with long-term total shareholder return through stock awards and performance awards based on the value of our stock. Performance objectives are measured over a three-year period. Awards in 2006 were paid in cash. All subsequent awards will be paid in our common stock, if objectives are met or exceeded. At the end of the three-year period, no award will be made if minimum targets are not achieved. We compare the competitiveness of our equity program with those of our peer group and other companies of comparable size and in comparable industries. We use the Black-Scholes method to establish the value of stock option grants. The stock option and stock-based performance awards are measured against various quantitative and qualitative targets and are designed to qualify as “performance based” for compliance with Section 162(m) of the Code, which otherwise limits deductibility of compensation.

Change of Control Employment Agreements

Each of our current executive officers and certain of our non-executive officers has entered into a change of control employment agreement that provides for the following benefits in the event that such officer’s employment is terminated without cause (as defined in the change of control employment agreement), or in the event that such officer terminates his or her employment for good reason (as defined in the change of control employment agreement), during the three-year period following a change of control of us, in exchange for such officer’s execution of a release of any claims that he or she may have against us: (i) accrued obligations, including a prorated bonus for the year of termination, (ii) a lump sum payment of 2.99 times such officer’s annual base salary and target bonus, (iii) continued life, disability, accident and health insurance benefits for up to thirty-six months, (iv) accelerated vesting of stock options, restricted stock and performance share awards. For all officers other than Messrs. van der Merwe and Colatrella, these payments and benefits are reduced to the extent necessary to avoid imposition of the “golden parachute” excise tax under Section 4999 of the Code. With regard to Messrs. van der Merwe and Colatrella, their change of control agreements were amended on March 22, 2007, to limit the lump sum payment of base salary and bonus to two times the sum of their base salary and target bonus, and to eliminate the Section 4999 limitations and replace it with a tax gross-up payment with respect to payments and benefits subject to Section 4999 of the Code. The tax gross-up payment cannot exceed the amount that would result in the executive retaining on an after-tax basis a portion of the gross-up payment of up to $400,000 for Mr. Colatrella and of up to $2,000,000 for Mr. van der Merwe. Benefits under the change of control employment agreements supersede any post-termination payments that otherwise would be payable to such officers, including those under any other employment or severance agreement to which such officer is a party.

The amount payable under each change of control employment agreement is subject to numerous variables and can vary depending upon the circumstances in existence at the time such amounts become payable. Therefore, in order to quantify the amount payable under each change of control employment agreement, several assumptions must be made. Assuming, among other things, that compensation and benefit levels on the date such amounts become payable equal to the compensation and benefit levels in effect on the date hereof and assuming that the merger was consummated on December 31, 2006, a qualifying termination occurred immediately thereafter and the executive officers’ agreements as currently in effect were then in effect, we estimate that each named executive officer who is party to a change of control employment agreement would have been entitled to receive the approximate amount of cash severance payments and the approximate value of health and welfare benefits set forth in the following table:(1)

		Pro-rata	Stock	Performance	Restricted	Welfare		Excise Tax
Executive	Cash	Bonus	Options	Shares	Stock	Benefits	Outplacement	Gross-Up	Total

Robert P. van der Merwe	$2,289,600	$508,800	$631,150	$1,060,760	$1,729,500	$30,000	$25,000	$1,816,897	$8,091,707
Anthony Colatrella	$936,000	$156,000	$119,697	$357,430	$—	$30,000	$25,000	$532,456	$2,156,583
James Wrigley(2)	$1,791,224	$199,691	$293,947	$357,430	$—	$30,000	$25,000	$—	$2,697,292
Paul Chu(2)	$1,407,214	$156,880	$293,947	$357,430	$—	$30,000	$25,000	$—	$2,270,471

(1)	Although a named executive officer in 2006, Arthur Hershaft is excluded from this table. Upon his retiring from Paxar employment on December 31, 2006, his change of control employment agreement terminated and he cannot receive payments in the event of a change of control.

(2)	Payments to Mr. Chu and Mr. Wrigley are not limited to the maximum amount payable without triggering federal excise taxes because they are not subject to United States federal income tax.

2006 Executive Compensation Program

Base Salaries.  Executive officers receive base salaries as compensation for their job performance, abilities, knowledge, and experience. Management recommended to the Executive Development and Compensation Committee that executive base salaries continue to be at competitive levels in the marketplace for comparable executive positions. The committee agreed. Management and the Executive Development and Compensation Committee review base salaries annually. The committee determines the salary for the Chief Executive Officer when it meets in executive session. At its meeting on January 26, 2006, the committee approved changes for 2006 based upon each executive’s contribution to corporate performance, as well as competitive market conditions.

Annual Cash-based Incentive Compensation.  The 2006 Incentive Compensation Plan, or the “ICP,” was weighted, for unit and group executives, on various combinations of sales, operating income, earnings per share, and business objectives. For senior executives on the corporate staff, the measurement was based solely on earnings per share. Achievement of their assigned criteria enabled most ICP participants to earn an additional 40% to 80% of their base salary, at target. For 2006, Mr. van der Merwe’s target was 80%, Chairman Hershaft’s was 75%, and Messrs. Chu, Colatrella and Wrigley each had targets of 50%. A threshold was implemented as part of the ICP and no bonuses were to be paid unless we achieved at least 70% of the budgeted net operating profit after taxes or 70% of the prior year’s net operating profit after taxes (whichever is greater). Actual awards on each portion of an individual’s measurements can range from zero, if the threshold is not met, to a maximum of 200% of target, using straight-line interpolation.

Long-Term Incentives.  For 2006, management believed, and the Executive Development and Compensation Committee agreed, that both stock options and awards of performance shares under our 2000 Long-Term Performance and Incentive Plan would continue to provide excellent vehicles for aligning the interests of the executives with those of our shareholders by seeking the commitment of the executives to increase the long-term value of our stock. The committee intended the 2006 stock option grants to reward executives for contributing to our success and providing incentives to continue their performance and commitments to the Company and our shareholders in the future, as measured by the performance of our common stock. Stock-based performance awards also reward performance by our executives and help retain their services for the future. The performance period for the 2006 awards is January 1, 2006, through December 31, 2008. The performance goals were based 60% on achieving a cumulative increase in earnings per share and 40% on our return on invested capital. A number of shares is assigned to each participant and, depending on achievement of these objectives, a participant can earn nothing, if the overall corporate threshold is not met, to 150% of the shares assigned to him or her as of January 1, 2006.

The equity-based performance awards and the stock option awards are measured against various quantitative and qualitative targets and are designed to qualify as “performance based” for compliance with Section 162(m) of the Code, which otherwise limits deductibility of compensation.

2006 Supplemental Performance Bonus.  At its January 25, 2007, meeting, the Executive Development and Compensation Committee approved and recommended to the board, which also approved, a one-time performance bonus for Chairman van der Merwe of $50,000 for his efforts in leading the 2006 development of the strategic plan for our future success. Other one-time awards approved by the committee at the time included $20,000 to Mr. Colatrella for his efforts on the refinancing of our debt and the implementation of tax initiatives under the American Job Protection Act of 2005 and 10,000 British pounds (equivalent at the time to $19,571), to Mr. Wrigley for his support of the enterprise and leadership of the formation of the global apparel organization.

Information Regarding the Grant of Stock Options.  Our practice for 2006, as it has been in prior years, was to have management present its stock option award recommendations to the Executive Development and Compensation Committee at its January meeting. All options are granted to all option recipients on the same day in January that the committee approves or modifies management’s recommendations. Exceptions may be made, with prior committee approval, for grants during the year to newly-hired executives. The option price is the average of the high and low prices at which our common stock traded on the NYSE on the day that the committee’s approval is given.

Perquisite Allowances and Medical Reimbursement.  Prior to 2002, our executives had expense accounts for business-related personal items, such as a business phone or fax at home, cell phones, portable personal computers, club memberships, car allowances and the like. In 2002, the Executive Development and Compensation Committee authorized the adoption of a perquisite allowance policy in lieu of expense accounts. For 2006, the perquisite allowance was $30,000 for most executives and $49,999 for the Chief Executive Officer, which were added to salary and paid monthly, in equal amounts.

For many years, we maintained an executive medical reimbursement plan for our company’s founders. The plan paid for medical costs in excess of what was covered by our employee health plans, with a maximum of $20,000 per year. Payments were treated as additional taxable income and included in W-2 earnings. Over the years, the number of participants expanded from two to eight.

The Executive Development and Compensation Committee, at its meeting on December 28, 2006, decided to discontinue both the executive medical plan and the perquisite allowance, each as of December 31, 2006. The former perquisite allowance has been rolled into executive salary as of January 1, 2007, and an annual salary increase of $10,000, as of January 1, 2007, was made in consideration of the termination of the executive medical reimbursement plan.

Report of the Executive Development and Compensation Committee

The Executive Development and Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis section of this Proxy Statement with management. Based on our review and discussions, the committee recommended that the above Compensation Discussion and Analysis be included in this proxy statement for the 2007 annual shareholders’ meeting.

Signed:	David E. McKinney, Chairman
James C. McGroddy
Leo Benatar
Roger M. Widmann

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for the fiscal year ended December 31, 2006:

										Non-Equity
						Stock		Option		Incentive Plan		All Other
		Salary		Bonus		Awards		Awards		Compensation		Compensation		Total
Name and Principal Position	Year	($)		($)(1)		($)(2)		($)(3)		($)(4)		($)(5)		($)

Robert P. van der Merwe	2006	$636,000		$50,000		$226,228	(6)	$335,738		$540,213	(9)	$79,848		$2,193,027
President and						325,000	(7)
Chief Executive Officer
Anthony Colatrella	2006	$312,000		$20,000		$70,080	(6)	$76,513		$165,631	(9)	$155,576		$799,800
Vice President and Chief Financial Officer
Arthur Hershaft	2006	$610,000				$157,895	(6)	$466,046		$485,746	(9)	$87,943		$2,874,898
Chairman of the Board(12)								$646,654	(8)	$420,614	(10)
James Wrigley	2006	$399,381	(11)	$19,571	(11)	$70,080	(6)	$162,513		$117,250	(9)(11)	$70,882	(11)	$971,059
President Global Apparel										$131,442	(10)(11)
Solutions
Paul Chu	2006	$313,760				$70,080	(6)	$162,513		$92,113	(9)	—		$809,341
President Asia Pacific										$170,875	(10)

(1)	Amounts in this column reflect special performance bonuses awarded to certain executives at the discretion of the Executive Development and Compensation Committee.

(2)	The amounts in this column reflect the expense recognized for financial statement reporting purposes for the year ended December 31, 2006, for awards of performance share units and restricted stock granted in 2006 and in prior years, calculated in accordance with FAS 123(R) as described in footnote 11 to our audited financial statements for the year ended December 31, 2006, included in our Annual Report on Form 10-K.

(3)	The amounts in this column reflect the expense recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R). These amounts include options granted in 2006 and in prior years, for stock option awards as described in footnote 11 to our audited financial statements for the year ended December 31, 2006, as included in our Annual Report on Form 10-K.

(4)	The amounts in this column are the payments of annual incentive bonuses and payments under our 2000 Long-term Performance and Incentive Plan.

(5)	This column consists of the following:

				Medical
				Reimbursement-			Defined		Relocation
	Perquisite			Life-LTD,			Contribution		and
	Allowance	Automobile		Insurance		401K Match	Pension		gross-up	Total

Rob van der Merwe	$49,999	—		$21,049		$8,800	—		—	$79,848
Anthony Colatrella	$30,000	—		$13,344		$7,680	—		$104,552	$155,576
Arthur Hershaft	$49,999	—		$29,144		$8,800	—		—	$87,943
James Wrigley	—	$35,016	(a)	$3,866	(a)(b)	—	$31,940	(a)(b)	—	$70,822

(a) James Wrigley is paid in pound sterling. The exchange rate used to convert from pound sterling to US dollars is 1.9571.

(b) Amounts paid by Paxar UK for private medical and pension plans in the UK.

(6)	Represents the expense recognized by the company in accordance to FAS 123(R) for performance share units awarded under the 2006-2008 and 2005-2007 long-term incentive plans.

(7)	Represents the expense recognized by the company in accordance to FAS 123(R) for restricted stock awarded in 2005.

(8)	Represents an additional expense recognized by the company in accordance with FAS 123(R) for the acceleration of stock options in accordance with Arthur Hershaft’s employment agreement with the Company, dated October 1, 2004, whereby unvested options become fully vested upon retirement.

(9)	Represents amounts paid in 2007 with respect to the 2006 annual incentive bonus.

(10)	Amounts paid in 2007 under the Long-Term Incentive Plan based on the performance measurements comparing the price of Paxar shares in relation to the S&P 600 Index for the period January 1, 2004 through December 29, 2006.

(11)	James Wrigley is paid in pound sterling. The exchange rate used to convert from pound sterling to US dollars is 1.9571.

(12)	Although Arthur Hershaft’s official title with the Company during the 12 months ended December 31, 2006 was Chairman of the Board, he remained an employee of the Company pursuant to the terms of his employment agreement with the Company, dated October 1, 2004.

Grants of Plan-Based Awards

The following table provides information on stock awards and options granted to the named executive officers during the fiscal year ended December 31, 2006:

					All Other			Grant
					Option			Date
					Awards:	Exercise		Fair
					Number of	or Base		Value of
		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Securities	Price of	Closing	Stock
		Thresh-		Maxi-	Underlying	Option	price on	and
	Grant	hold	Target	mum	Options	Awards	date of	Option
Name	Date	(#)	(#)	(#)	(#)(2)	($/Sh)(3)	grant	Awards(4)

Robert P. van der Merwe	1/26/2006	7,500	30,000	45,000				$610,500
	1/26/2006				40,000	$20.35	$20.38	$380,816
Anthony Colatrella	1/26/2006	2,250	9,000	13,500				$183,150
	1/26/2006				12,100	$20.35	$20.38	$115,197
Arthur Hershaft	1/26/2006	5,000	20,000	30,000				$407,000
	1/26/2006				20,000	$20.35	$20.38	$190,408
James Wrigley	1/26/2006	2,250	9,000	13,500				$183,150
	1/26/2006				12,100	$20.35	$20.38	$115,197
Paul Chu	1/26/2006	2,250	9,000	13,500				$183,150
	1/26/2006				12,100	$20.35	$20.38	$115,197

(1)	Consists of performance share units that have a three-year performance period, January 1, 2006 through December 31, 2008. The performance goals are based 60% on increase in earnings per share and 40% on return on invested capital. The executive can earn from 25%-150% of the target shares awarded. No shares will be awarded if threshold performance goals are not achieved.

(2)	Represents the number of options granted to each named executive officer, which vest 25% per year over the first four years of the ten-year option term.

(3)	Represents the option price per share calculated using the average of the high and low sale prices of our common stock on the NYSE on the date of grant.

(4)	Reflects the grant date fair value of the performance shares at target and the grant date fair value of the options granted, calculated in accordance with FAS 123(R).

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning shares of our common stock covered by exercisable and unexercisable options held by the named executive officers on December 31, 2006, shares of unvested restricted stock, and unvested shares awarded in 2006 under our 2000 Long Term Performance and Incentive Plan.

						Stock Awards
								Equity	Equity
	Option Awards(1)							Incentive	Incentive
			Equity					Plan	Plan
			Incentive					Awards:	Awards:
			Plan					Number of	Market or
			Awards:				Market	Unearned	Payout Value
	Number of	Number of	Number of			Number of	Value of	Shares,	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Units	Shares, Units
	Underlying	Underlying	Underlying			Units	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		of Stock	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	That Have	Have	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested	Not Vested	Vested (2)	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	(#)	(#)	($)(3)

Robert P. van der Merwe		40,000		$20.35	1/26/2016
	20,000	60,000		$17.91	6/06/2015
	12,500	37,500		$17.36	4/25/2015
						75,000	$1,729,500
								30,000	$691,800
								16,000	$368,960
Anthony Colatrella		12,100		$20.35	1/26/2016
	6,250	18,750		$18.425	7/18/2015
								9,000	$207,540
								6,500	$149,890
Arthur Hershaft	20,000			$20.35	1/26/2016
	80,000			$17.91	6/06/2015
	80,000			$14.135	1/21/2014
	80,000			$14.575	1/30/2013
	87,400			$16.125	1/31/2012
	60,000			$10.42	1/30/2011
	60,000			$9.3125	2/18/2010
	40,106			$9.188	1/26/2009
	44,087			$15.375	1/21/2008
								20,000	$461,200
								16,000	$368,960
James Wrigley		12,100		$20.35	1/26/2016
	6,250	18,750		$17.91	6/06/2015
	12,500	12,500		$14.135	1/21/2014
	8,750	6,250		$14.575	1/30/2013
								9,000	$207,540
								6,500	$149,890

						Stock Awards
								Equity	Equity
	Option Awards(1)							Incentive	Incentive
			Equity					Plan	Plan
			Incentive					Awards:	Awards:
			Plan					Number of	Market or
			Awards:				Market	Unearned	Payout Value
	Number of	Number of	Number of			Number of	Value of	Shares,	of Unearned
	Securities	Securities	Securities			Shares or	Shares or	Units	Shares, Units
	Underlying	Underlying	Underlying			Units	Units of	or Other	or Other
	Unexercised	Unexercised	Unexercised	Option		of Stock	Stock That	Rights That	Rights That
	Options	Options	Unearned	Exercise	Option	That Have	Have	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested	Not Vested	Vested (2)	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	(#)	(#)	($)(3)

Paul Chu		12,100		$20.35	1/26/2016
	6,250	18,750		$17.91	6/6/2015
	12,500	12,500		$14.135	1/21/2014
	18,750	6,250		$14.575	1/30/2013
	22,100			$16.125	1/31/2012
	15,000			$10.42	1/30/2011
	15,000			$9.3125	2/18/2010			9,000	$207,540
								6,500	$149,890

(1)	Options vest 25% per year over the first four years of the ten-year option term.

(2)	Represents the number of shares issuable upon achievement of the target performance goals for the 2006-2008 and the 2005-2007 long-term share plans.

(3)	Based on the closing price of our shares on the NYSE of $23.06 on December 29, 2006.

Option Exercises and Stock Vested

The following table shows the number of shares of our common stock acquired upon exercise of options held by the named executive officers during the fiscal year ended December 31, 2006:

Number of
	Shares	Value Realized
	Acquired on	on
	Exercise	Exercise
Name	(#)	($)

Robert P. van der Merwe	—	—
Anthony Colatrella	—	—
Arthur Hershaft	—	—
James Wrigley	40,000	$193,770
Paul Chu	13,500	$113,962

Equity Compensation Plan Information

The table below provides information, as of December 31, 2006, concerning securities authorized for issuance under our equity compensation plans.

Number of securities
remaining available for
	Number of securities	Weighted average	future issuance under
	to be issued upon	exercise price of	equity compensation
	exercise of	outstanding	plans (excluding
	outstanding options,	options, warrants	securities reflected in
	warrants and rights	and rights	column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders*	3,290,034	$14.68	2,034,366

*	Does not include 436,958 shares available for issuance under the Paxar Employee Stock Purchase Plan. We do not have any equity compensation plans that have not been approved by security holders.

Potential Payments upon Termination or Change in Control

Certain of our named executive officers will receive payments upon a change in control of the Company. See “Executive Compensation — Compensation Discussion and Analysis — Change of Control Employment Agreements.”

Arthur Hershaft’s Employment Agreement

Term and Duties.  On September 20, 2004, we entered into an Employment Agreement, effective October 1, 2004, or the “2004 Agreement,” with Arthur Hershaft, our Chairman of the Board and Chief Executive Officer at that time. The 2004 Agreement supersedes Mr. Hershaft’s July 11, 2001 Employment Agreement, or the “2001 Agreement,” with us.

Under the 2004 Agreement, Mr. Hershaft continued to serve as our Chairman and Chief Executive Officer through December 31, 2006, which we refer to in this section as the “Agreed Retirement Date.” Our board of directors and Mr. Hershaft have agreed that he will serve as part-time advisor to both the board of directors and the Chief Executive Officer in calendar year 2007 at an annual fee of $300,000. Our board of directors has designated him as Chairman Emeritus.

Mr. Hershaft’s compensation as an employee of the Company concluded on December 31, 2006. Other than payments for incentive compensation (75% of his 2006 base salary if 100% of the target criteria is achieved), and receipt of awards earned prior to December 31, 2006, under our stock incentive plans, he receives no compensation other than pursuant to the post-2006 provisions of the 2004 Agreement.

All other material obligations and responsibilities set forth in the 2001 Agreement, including compensation, benefit and retirement provisions, restrictive covenants, and confidentiality agreements, remain essentially unchanged in the 2004 Agreement.

Supplemental Retirement Benefit.  We have agreed to pay Mr. Hershaft a supplemental retirement benefit, or “SRB,” of $689,824 per year as of January 1, 2007, when his employment with the Company ended. This amount is equal to 60% of his Final Average Compensation.

As of his retirement on January 1, 2007, we will also provide Mr. Hershaft and his wife certain health insurance benefits, and we will provide him with an administrative assistant and an office consistent with his position, duties and responsibilities. His unvested stock options vested upon his retirement. We have also agreed to pay Mr. Hershaft’s spouse a retirement benefit, equal to 50% of his SRB, if he predeceases her. If there is a change of control of the Company, Mr. Hershaft will have the right to require us to establish an irrevocable trust for the purpose of paying his SRB, and we will make an irrevocable contribution to the trust in an amount sufficient to pay the SRB to him and his spouse.

Restrictive Covenants.  Mr. Hershaft has agreed that for five years after termination of his employment, he will not compete with us and will not solicit our customers or our employees. In addition, he has agreed not to disclose or use any of our proprietary information or make any disparaging comments about us without any time limitation.

Director Compensation

As more fully described below, the following table summarizes the compensation during 2006 for each of our non-employee directors:

	Fees Earned or		Stock
	Paid in Cash		Awards	Total
Name	($)		($)(1)	($)

Thomas R. Loemker	$41,000		$47,382	$88,382
Joyce F. Brown, Ph.D.	$32,000		$47,382	$79,382
James R. Painter	$45,000		$47,382	$92,382
Leo Benatar	$38,500		$47,382	$85,882
Roger M. Widmann	$37,500		$47,382	$84,882
Jack Becker	—	(2)	$47,382	$47,382
David L. Kolb	$42,750	(3)	$47,382	$90,132
James C. McGroddy, Ph.D.	$45,750	(3)	$47,382	$93,132

David E. McKinney	$41,250	(3)	$47,382
	$77,173	(4)		$165,805
Victor Hershaft(5)	—		—	—

(1)	Amounts represent the value of restricted stock awards made in January 2006 that vest 12 months after the date of grant as determined under FAS 123(R).

(2)	Mr. Becker does not receive cash fees for his service on our board.

(3)	Represents fees that Messrs. Kolb, McGroddy and McKinney earned in 2006. Each of them has elected to defer receipt of his fees earned in 2006 under the Deferred Compensation Plan for Directors. The number of units under the Deferred Compensation Plan allocated to the fees earned in 2006 and the value of those units, based on the closing price of our common stock on the NYSE on December 29, 2006, of $23.06, are as follows: Mr. Kolb, 2,012 units, with a market value of $46,396; Mr. McGroddy, 2,179 units, with a market value of $50,247; and Mr. McKinney, 1,932 units, with a market value of $44,552.

(4)	Represents cash paid in 2006 for fees previously deferred under the Deferred Compensation Plan for Directors.

(5)	Victor Hershaft does not receive compensation for his service on our board.

Directors are paid an annual retainer of $25,000 plus $1,500 for attendance at each meeting of the board of directors, $1,000 for each committee meeting, and $750 for participating in a board of directors or committee meeting by telephone. Committee Chairmen receive an additional annual fee: $5,000 for Audit Committee Chair, $3,750 for Executive Development and Compensation Committee Chair, and $2,500 for Nominating and Corporate Governance Committee Chair. The Lead Director receives an additional annual fee of $10,000. Due to the implementation of FAS 123(R) at the end of the first quarter of 2006, the Company has discontinued its past practice of granting 7,500 stock options to directors, annually. Instead, the Company issued grants at the May 4, 2006, annual shareholders’ meeting of 2,143 shares of restricted stock to each of the directors other than Rob van der Merwe, Arthur Hershaft and Victor Hershaft. The shares will vest 12 months after the date of grant. In 2006, Rob van der Merwe, Arthur Hershaft, Victor Hershaft and Jack Becker received no fees for their services as directors. We reimburse directors for travel expenses incurred attending board of directors and committee meetings pursuant to our practices for reimbursing comparable employee expenses.

Under our Deferred Compensation Plan for Directors, which was approved at our 1998 annual shareholders’ meeting, directors who are not employees can defer receipt of their fees and have them credited to an account that is based on units determined by reference to our common stock. If a director elects to defer fees, we will credit the director’s account with units equal to that number of shares that the fees would have bought based on the closing price of our common stock on the previous day. The number of units will increase with stock splits or stock dividends and upon payment of cash dividends; the number of units will decrease with reverse stock splits and similar reorganizations. When a director elects to receive payment for deferred fees, the director will receive an amount equal to the number of units multiplied by the closing price of our common stock on the day before the election. The plan has been amended to conform to the applicable provisions of the American Jobs Creation Act of 2004.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Executive Development and Compensation Committee have never served as of officers or employees or officers or employees of any of our subsidiaries. During the last fiscal year, none of our executive officers served on the board of directors or compensation committee of any other entity whose officers served either on our board of directors or our Executive Development and Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

For Arthur Hershaft’s Supplemental Retirement Benefit, or “SRB,” see page 77. In addition, on October 30, 2001, we entered into an agreement with Victor Hershaft under which we agreed to pay him a SRB equal to 60% of the average of his highest three years’ compensation from 1996 through 2001 when he reached age 65 in 2009. Pursuant to an option in the agreement, Victor Hershaft elected to have payments begin in 2002, subject to a 3% per year reduction in the percentage benefit. Accordingly, we are paying him $266,652 annually. We have also agreed to pay Victor Hershaft’s spouse a retirement benefit equal to 50% of his SRB, if he predeceases her. If there is a change of control of the Company, Victor Hershaft will have the right to require us to establish an irrevocable trust for the purpose of paying his SRB, and we will make an irrevocable contribution to the trust in an amount sufficient to pay the SRB to him and his spouse.

We renewed our Directors and Officers Liability Insurance from St. Paul Mercury Insurance Company and increased the coverage from $15 million to $30 million for the period from October 1, 2006, through September 30, 2007, at an annual premium of $487,000. The policy insures us and our directors and officers in accordance with the indemnification provisions of the NYBCL.

We have been leasing a plant in Sayre, Pennsylvania from Arthur Hershaft and other Hershaft family members, including heirs and estates, for more than 50 years. The lessors agreed in September 2004 to amend the lease agreement and increase the rent to $120,000, retroactive to January 1, 2002 (approximately $3 per square foot), with termination provisions entitling us to purchase the property for $360,000 as of January 1, 2008. The Audit Committee reviewed and approved the revised terms of the lease and has determined that the terms are no less favorable than terms obtainable from non-affiliated persons. The Audit Committee also concluded that this long-standing situation does not create any conflict of interest and is consistent with our Code of Business Conduct.

The law firm of Snow Becker Krauss P.C., of which Jack Becker is a principal, has served as our principal outside counsel for more than 35 years. The firm receives an annual retainer of $120,000 plus fees for specific additional tasks. In 2006, we paid Snow Becker Krauss P.C. a total of $120,000.

Review, Approval or Ratification of Transactions with Related Persons

We do not have a formal policy with respect to related party transactions. On a yearly basis, we request that our directors and executive officers identify potential related party transactions involving such persons and/or their respective families so that such transactions can properly be disclosed.

CODE OF ETHICS

We have a Code of Business Ethics that applies to our employees, including our Chief Executive Officer, Chief Financial Officer, our board of directors and persons performing similar management and finance functions, globally. There were no waivers of our Code of Business Ethics during 2006 for any of our executive officers or directors. In addition, members of our financial organization, the Chief Executive Officer and the Chief Financial Officer are subject to our Code of Business Ethics for Financial Executives. Both documents may be found on our website, www.paxar.com. Shareholders can obtain copies by writing to our Corporate Secretary, Robert S. Stone, 105 Corporate Park Drive, White Plains, New York 10604.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and officers and persons who own more than 10% of any class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and persons who own more than 10% of our equity securities are required by regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of those reports we have received, or written representations that no other reports were required for those persons, we are not aware of any failures to file reports or report transactions in a timely manner during the fiscal year ended December 31, 2006.

Nine transactions by Victor Hershaft and his spouse in 2002, totaling 250,000 shares, and three transactions in 2004, totaling 112,611 shares, were not reported. A corrective Form 4 has been filed. In addition, Leo Benatar exercised 6,104 stock options that were near expiration, and gifts of 3,768 shares to certain family members were made by he and his wife, on or about March 19, 2007, which were not reported. A corrective Form 4 has been filed.

INDEPENDENT ACCOUNTANTS

On August 6, 2003, our Audit Committee retained Ernst & Young LLP, or “E&Y,” to act as our independent public accountants to audit and certify our financial statements for the year ending December 31, 2003. The Committee retained E&Y for the years ending December 31, 2005, and December 31, 2006, expects to retain E&Y for the year ending December 31, 2007, as well.

All fees, whether audit, audit-related, tax or other, require the prior review and approval of our Audit Committee. Representatives of E&Y are expected to be present at the annual shareholders’ meeting. E&Y may make a statement at the annual meeting if they desire to do so and will be available to respond to appropriate questions.

Fees Paid to Independent Accountants:

	2006	2005

Audit Fees(a)	$3,095,000	$3,076,808
Audit-Related Fees	$7,932	$37,300	(b)
Tax Fees	$221,196	$206,000	(c)
All Other Fees	None	None

(a)	Includes payment to reimburse out-of-pocket expenses of $100,000 in 2006 and $76,808 in 2005.

(b)	Consisted primarily of an audit of our 401(k) plan.

(c)	Consisted primarily of a review of our United States tax return, preparation assistance outside the United States, and tax planning related to our operations in over 35 countries.

The Audit Committee’s policy is that audit and non-audit related services to be performed by our independent auditors require the prior review and approval of our Audit Committee. All of the fees described above were reviewed and approved by our Audit Committee.

SHAREHOLDER PROPOSALS

We will hold a 2008 annual meeting of shareholders only if the merger is not completed. Shareholder proposals for our 2008 annual meeting must be received by our Corporate Secretary at our principal executive offices at 105 Corporate Park Drive, White Plains, New York 10604, by no later than December 2, 2007, to be considered by us for possible inclusion in the proxy materials for a 2008 annual meeting. For any proposal a stockholder wishes to bring before the 2008 annual meeting but for which such stockholder does not seek to have a written proposal included in the proxy materials for such meeting, if the Company does not receive notice of such proposal on or prior to December 2, 2007, the proxies solicited on behalf of the Company’s board of directors will confer discretionary authority to vote with respect to such proposal.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In some instances, we may deliver to multiple shareholders sharing a common address only one copy of this proxy statement and its attachments. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a shareholder sharing an address with another shareholder. Requests by phone should be directed to our Investor Relations Department at 914-697-6814 and requests in writing should be sent to Paxar Corporation, 105 Corporate Park Drive, White Plains, New York 10604, Attention: Investor Relations Department. Shareholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

OTHER MATTERS

As of the date of this proxy statement, the board of directors knows of no matters that will be presented for consideration at the annual meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E., Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at “http://www.sec.gov.”

Avery Dennison has supplied all information contained in this proxy statement relative to Avery Dennison and Alpha Acquisition, and we have supplied all such information relating to ourselves.

Our shareholders should not send in their stock certificates until they receive the transmittal materials from the paying agent.  Our shareholders of record who have further questions about their share certificates or the exchange of our common stock for cash should contact the paying agent.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 21, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Paxar, Avery Dennison or Alpha Acquisition. Such information can be found elsewhere in this proxy statement and in the public filings made by Paxar and Avery Dennison, which are available without charge at www.sec.gov. See “Where You Can Find More Information.”

The merger agreement contains representations and warranties of Paxar, on the one hand, and Avery Dennison and Alpha Acquisition, on the other hand, made to each other as of specific dates, subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedule delivered in connection therewith. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Paxar, on the one hand, and Avery Dennison and Alpha Acquisition, on the other hand, and may be subject to important qualifications and limitations agreed by Paxar, on the one hand, and Avery Dennison and Alpha Acquisition, on the other hand, in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to contractual standards of materiality that differ from the standards of materiality under United States federal securities laws, or may have been used for the purpose of allocating risk between Paxar, on the one hand, and Avery Dennison and Alpha Acquisition, on the other hand, rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

A-1

Annex A

AGREEMENT AND PLAN OF MERGER
dated as of March 22, 2007,
among
AVERY DENNISON CORPORATION,
ALPHA ACQUISITION CORP.
and
PAXAR CORPORATION

		Page

ARTICLE I

The Merger

SECTION 1.01.	The Merger	1
SECTION 1.02.	Closing	1
SECTION 1.03.	Effective Time	2
SECTION 1.04.	Effects of the Merger	2
SECTION 1.05.	Certificate of Incorporation and Bylaws	2
SECTION 1.06.	Directors	2
SECTION 1.07.	Officers	2

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange Fund; Company Equity Awards

SECTION 2.01.	Effect on Capital Stock	2
SECTION 2.02.	Exchange Fund	3
SECTION 2.03.	Company Stock Options and Company Equity Awards	5

ARTICLE III

Representations and Warranties

SECTION 3.01.	Representations and Warranties of the Company	7
SECTION 3.02.	Representations and Warranties of Parent and Sub	23

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01.	Conduct of Business	25
SECTION 4.02.	Advice of Changes	29
SECTION 4.03.	No Solicitation	29
SECTION 4.04.	Conduct of Business of Parent and Sub	32
SECTION 4.05.	Control of Other Party’s Business	32

ARTICLE V

Additional Agreements

SECTION 5.01.	Preparation of the Proxy Statement; Stockholders’ Meeting	32

-i-

Annex I	Index of Defined Terms
Annex II	Form of Voting and Support Agreement

-ii-

          AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 22, 2007, among AVERY DENNISON CORPORATION, a Delaware corporation (“Parent”), ALPHA ACQUISITION CORP., a New York corporation and a wholly owned Subsidiary of Parent (“Sub”), and PAXAR CORPORATION, a New York corporation (the “Company”). Capitalized terms used in this Agreement are defined in the sections listed opposite such terms in Annex I.
          WHEREAS, the Board of Directors of each of the Company, Parent and Sub has adopted this Agreement, and deemed it advisable and in the best interests of their respective shareholders to consummate the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.10 per share, of the Company (“Company Common Stock”), other than (i) shares of Company Common Stock directly owned by the Company, as treasury stock, or by Parent or Sub, and (ii) Company Restricted Stock will be converted into the right to receive $30.50 in cash.
          WHEREAS, as an inducement to and condition of Parent’s willingness to enter into this Agreement, Arthur Hershaft will enter into a voting and support agreement (the “Voting Agreement”), the form of which is attached as Annex II, the Board of Directors of the Company has approved the entry by Arthur Hershaft into the Voting Agreement, and the Voting Agreement will be entered into concurrently with the execution and delivery of this Agreement.
          WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE I
The Merger
          SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Law of the State of New York (the “NYBCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
          SECTION 1.02. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the first Business Day after satisfaction or, to the extent permitted by Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Law, waiver of those conditions), at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd St., New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
          SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the parties shall deliver a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the NYBCL and shall make all other filings and recordings required under the NYBCL. The Merger shall become effective at such date and time as the Certificate of Merger is filed by the department of state of the State of New York or at such subsequent date (which shall not be later than 30 days after filing) as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”
          SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 906 of the NYBCL.
          SECTION 1.05. Certificate of Incorporation and Bylaws. (a) The Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
     (b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          SECTION 1.06. Directors. From and after the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          SECTION 1.07. Officers. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
ARTICLE II
Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange Fund;
Company Equity Awards
          SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock (other than the requisite adoption of the Merger by the stockholders of the Company) or any shares of capital stock of Parent or Sub (other than the requisite adoption of the Merger by Parent as the sole stockholder of Sub, which adoption has been obtained):

     (a) Capital Stock of Sub. Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company, as treasury stock, or by Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
     (c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b) and Company Restricted Stock) shall be converted into the right to receive $30.50 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any declared dividends with a record date prior to the Effective Time that remain unpaid as of the Effective Time and that are due to such holder.
     (d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.
          SECTION 2.02. Exchange Fund. (a) Paying Agent. Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock cash in U.S. dollars an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to this Agreement (such cash being hereinafter referred to as the “Exchange Fund”).
     (b) Certificate Exchange Procedures. As promptly as practicable after the Effective Time, but in any event within two Business Days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall otherwise be in form and substance reasonably acceptable to the Company) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.01(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.
     (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay all dividends that may have been declared by the Company and that remain unpaid at the Effective Time. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for transfer, it shall be canceled against delivery of cash to the holder thereof as provided in this Article II.
     (d) Termination of the Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore surrendered their shares for payment in compliance with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration pursuant to the provisions of this Article II.
     (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.
     (f) Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard &

Poor’s, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $500 million (based on the most recent financial statements of such bank that are then publicly available). Any interest and other income resulting from such investments shall be paid solely to Parent, and all fees and expenses of the Paying Agent in connection with the satisfaction of its responsibilities contemplated by this Article II shall be paid by Parent. Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Certificates to receive the Merger Consideration due to such holder as provided herein.
     (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in respect of such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.
     (h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent, the Surviving Corporation or the Paying Agent, as applicable, are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as applicable.
          SECTION 2.03. Company Stock Options and Company Equity Awards. Prior to the Effective Time, the Company shall take all action necessary (including any necessary determinations and/or resolutions of the Company’s Board of Directors or a committee thereof) such that:
     (a) At the Effective Time, each Company Stock Option that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of common stock, par value $1 per share, of Parent (“Parent Common Shares”) in an amount and at an exercise price determined as provided in this Section 2.03(a) (and otherwise subject to the terms of the applicable equity-based compensation plans and the agreements evidencing grants thereunder) (a “Parent Stock Option”). The number of Parent Common Shares to be subject to each Parent Stock Option shall be equal to (w) the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (B) the Merger Consideration, divided by (x) the average closing price of a Parent Common Share on the New York Stock Exchange (as reported on the NYSE Composite Transactions Reports) for the 20 trading days immediately preceding (but not including) the Closing Date (the “Average Parent Stock Price”); provided that any fractional shares resulting from such multiplication shall be rounded down to the nearest whole number. The exercise price per Parent Common Share under each Parent Stock Option shall be equal to (y) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time divided by (z) the quotient obtained by dividing the Merger Consideration by the Average Parent Stock Price; provided that such exercise price shall be rounded up to the nearest whole cent. Notwithstanding the foregoing, each Company Stock Option which is an “incentive stock option” shall be adjusted in a manner consistent with Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. The vesting schedule for each of the Company Stock Options shall not be accelerated solely as a result of the Merger and such Company Stock Options shall be considered to be assumed by Parent as of the Effective Time for all purposes under the applicable plans, subject to the existing vesting schedules and other terms of the applicable grant, provided that the vesting of unvested Company Stock Options shall be accelerated upon a termination without Cause of the applicable award holder’s employment prior to the 24-month anniversary of the Effective Time.
     (b) Any Company Restricted Stock outstanding as of the Effective Time shall be converted into a number of Parent Common Shares equal to (i) the product of (x) the number of such restricted Company Common Shares and (y) the Merger Consideration, divided by (ii) the Average Parent Stock Price (provided that any fractional shares resulting from such calculation shall be rounded up to the nearest whole number), and shall otherwise remain subject to the terms (including vesting terms) of the applicable equity-based compensation plans and the agreements evidencing grants thereunder, provided that the vesting of Company Restricted Stock shall be accelerated upon a termination without Cause of the applicable award holder’s employment prior to the 24-month anniversary of the Effective Time.
     (c) At the Effective Time, except as otherwise agreed by Parent and the holder of Company Equity Awards with respect to such holder’s Company Equity Awards, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under any Company Benefit Plan or otherwise (including deferred stock units) other than Company Stock Options and Company Restricted Stock (each, other than Company Stock Options and Company Restricted Stock, a “Company Equity Award”), whether vested or unvested, and without affecting the vesting thereof, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to shares of the Company Common Stock, and shall be converted into a cash-based right or award equal in amount to the Merger Consideration in respect of each share of Company Common Stock underlying a particular Company Equity Award, provided that with respect to performance share awards granted under the Company’s 2000 Long-term Performance and Incentive Plan, such awards shall be replaced pursuant to Section 8(a) of the applicable award agreements with a number of restricted Parent Common Shares (or, at the election of Parent, Parent restricted stock units with dividend equivalent rights) equal to (i) the product of (x) the number of shares of Company Common Stock that would have been earned as of the Effective Time pursuant to Section 8(b) of the applicable award agreements in the absence of such replacement multiplied by (y) the Merger Consideration, divided by (ii) the Average Parent Stock Price (provided that any fractional shares or units resulting from such calculation shall be rounded up to the nearest whole number). Such shares (or units) shall vest on the date that the applicable three-year performance period was scheduled to conclude, subject to accelerated vesting in accordance with the terms of the applicable performance share award agreement, it being understood and agreed that if the holder of a performance share award is party to any employment, change in control or other similar agreement that includes the term “cause” or “good reason”, the terms “cause” and “good reason” as used in the performance share agreement shall be deemed to have the same meaning as set forth in such employment, change in control or other similar agreement.
     (d) Employee Stock Purchase Plan. The Paxar Corporation Employee Stock Purchase Plan (the “ESPP”) shall continue to be operated in accordance with its terms through the Effective Time, provided that the Company shall take all actions necessary to ensure that no participants may increase their participation levels in the ESPP following the date hereof and that no new participants may commence participation in the ESPP following the date hereof. The Company will take all actions to ensure that the ESPP is terminated, and all options thereunder exercised, no later than immediately prior to the Effective Time.
     (e) Certain Definitions. For purposes of this Section 2.03, “Cause” means (i) “Cause” as defined in any employment or similar agreement to which the applicable award holder is a party, or (ii) if there is no such agreement or if it does not define Cause: (1) conviction of a crime (other than a vehicular misdemeanor), (2) dishonesty in the course of fulfilling employment duties that causes harm to the Company, or (3) willful and deliberate failure to perform employment duties in any material respect.
ARTICLE III
Representations and Warranties
          SECTION 3.01. Representations and Warranties of the Company. Except as set forth in the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection) or the SEC Documents filed with the SEC by the Company and publicly available prior to the date of this Agreement (the “Filed SEC Documents”), other than the sections of the Filed SEC Documents pertaining to “risk factors” or “forward looking statements,” the Company represents and warrants to Parent and Sub as follows:
     (a) Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate, company or partnership power and authority to carry on its business as presently conducted, and (ii) is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, in the case of the Company’s Subsidiaries, where the failure to be so organized, existing, qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The

Company has made available to Parent prior to the execution of this Agreement a true and complete copy of the Restated Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”) and the Bylaws of the Company (the “Company Bylaws”), in each case as in effect on the date of this Agreement.
     (b) Subsidiaries. All “significant subsidiaries” of the Company, as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act, and all entities listed on Exhibit 21 to the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2006, (collectively, “Significant Subsidiaries”) and their respective jurisdictions of organization are listed in Section 3.01(b) of the Company Disclosure Letter. All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”), other than (A) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (B) Liens for Taxes, assessments and other governmental charges and levies (i) that are not due and payable, (ii) that are being contested in good faith or (iii) that may thereafter be paid without interest or penalty, and (C) Liens (other than liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, zoning restrictions, building codes and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted (collectively, “Permitted Liens”).
     (c) Capital Structure. The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, par value $0.10 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). At the close of business on March 20, 2007, (i) 41,554,469 shares of Company Common Stock were issued and outstanding (which number includes 0 shares of Company Common Stock held by the Company in its treasury), (ii) 6,765,345 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 1990 Employee Stock Option Plan, 1997 Incentive Stock Option Plan, 2000 Long-Term Performance and Incentive Plan and the ESPP (the foregoing plans, collectively, the “Company Stock Plans”), of which 3,130,791 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company (such options, together with any similar options granted after March 20, 2007, but excluding options outstanding under the ESPP, the “Company Stock Options”), 122,857 shares of Company Common Stock were issued or awarded in the form of restricted Company Common Stock (the “Company Restricted Stock”) and 436,207 shares of Company Common Stock were subject to issuance upon the vesting of outstanding Company Equity Awards and (iii) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury. Except as set forth above, at the close of business on March 20, 2007, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. From March 20, 2007, until the date of this Agreement, (A) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of shares of Company Common Stock (1) pursuant to the exercise of the Company Stock Options outstanding as of March 20, 2007, (2) pursuant to the ESPP or (3) as set forth in Section 3.01(c) of the Company Disclosure Letter, and (B) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights pursuant to which any Person is or may be entitled to receive any voting interest with respect to matters on which holders of Company Common Stock may vote or any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its assets. All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except for any obligations pursuant to this Agreement, any Company Stock Plan or as otherwise set forth above, as of March 20, 2007, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (I) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold to any person other than the Company or its Subsidiaries, additional shares of capital stock or other equity or voting interests in, or any security convertible or exchangeable for any capital stock of or other equity or voting interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (II) obligating the Company or any such Subsidiary to issue, grant or enter into any option, warrant, right, security, unit, Contract or undertaking of the type set forth in the immediately preceding clause or (III) that give any person the right pursuant to which such person is or may be entitled to receive any voting interest with respect to matters on which holders of Company Common Stock may vote or any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its assets. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, other than pursuant to the Company Stock Plans. Section 3.01(c) of the Company Disclosure Letter sets forth a true and complete list of all Indebtedness for borrowed money of the Company and its Subsidiaries (other than any such Indebtedness owed to the Company or any of its Subsidiaries) outstanding on the date of this Agreement.
     (d) Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the Merger, to receipt of the Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly adopted resolutions (i) adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) recommending that the stockholders of the Company adopt this Agreement (collectively, the “Recommendation”).
     (e) No Conflict. The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (A) the Company Certificate of Incorporation, the Company Bylaws or the comparable organizational documents of any Significant Subsidiary or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any contract, lease, indenture, note, bond or other agreement that is in force and effect (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (2) any statute, law, ordinance, rule or regulation of any Governmental Entity (“Law”) or any judgment, order or decree of any Governmental Entity (“Judgment”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state, local or foreign government or political subdivision thereof, any court of competent jurisdiction or any administrative, regulatory (including any stock exchange) or other governmental agency, commission or authority (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable foreign or domestic competition, merger control, antitrust or similar Law, (II) the filing with the Securities and Exchange Commission (the “SEC”) of (x) a proxy statement relating to the adoption by the stockholders of the Company of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and (y) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (III) the filing of the Certificate of Merger by the department of state of the State of New York and of appropriate documents with the relevant authorities of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (IV) any filings required under the rules and regulations of the New York Stock Exchange, (V) the filings required in connection with the Contracts identified in Section 3.01(e) of the Company Disclosure Letter and (VI) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected (x) to have a Material Adverse Effect or (y) to prevent, materially impede or materially delay the Company from consummating the Merger.
     (f) SEC Documents; Internal Controls and Procedures.
     (i) The Company has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since December 31, 2003 (as such documents have since the time of their filing been amended or supplemented, the “SEC Documents”). As of their respective dates of filing, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments consistent with past practice). Except for matters reflected or reserved against in the audited consolidated balance sheet of the Company as of December 31, 2006, neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature, except liabilities and obligations that (A) were incurred since December 31, 2006, in the ordinary course of business consistent with past practice, (B) are incurred in connection with the transactions contemplated by this Agreement or (C) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (ii) The Company and its Subsidiaries have established and maintain controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s and its consolidated Subsidiaries’ disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it or they file under the Exchange

Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”). The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such internal control was effective. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the board of directors of the Company, (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
     (g) Information Supplied. The information supplied by the Company relating to the Company and its Subsidiaries to be contained in the Proxy Statement will not, on the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement.
     (h) Absence of Certain Changes or Events. Since December 31, 2006, except as otherwise required or contemplated by this Agreement, (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business consistent with past practice, (ii) no event has occurred and no action has been taken that would be prohibited by the terms of Section 4.01 of this Agreement if such section had been in effect as of and at all times since December 31, 2006, except for such events or actions that would not reasonably have, individually or in the aggregate, a Material Adverse Effect and (iii) there has not been any change, effect, event, occurrence or state of facts which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.
     (i) Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or to prevent, materially impede or materially delay the Company from consummating the Merger. As of the date hereof, there is no Judgment outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or to prevent, materially impede or materially delay the Company from consummating the

Merger. This Section 3.01(i) does not relate to environmental matters, which are the subject of Section 3.01(o).
     (j) Material Contracts.
     (i) The Company Benefit Plans, the Contracts filed as exhibits to the Filed SEC Documents and those agreements listed in Section 3.01(j) in the Company Disclosure Letter (such contracts, collectively, the “Company Material Contracts”), together constitute a complete and accurate list of each of the following Contracts (without duplication) of the Company or of any of its Subsidiaries, including without limitation oral contracts within the Knowledge of the Company, that are in effect or as to which any rights or obligations are outstanding:
(A) all Contracts that constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to the Company;
(B) all Contracts that constitute a contract committing to or otherwise relating to Indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by an asset), in each case in excess of $5,000,000;
(C) all Contracts containing provisions that limit or purport to limit, in any material respect, the ability of the Company or any of its Subsidiaries or Affiliates, including, upon consummation of the Merger, the Surviving Corporation, or any of their respective employees to: (x) sell any products, commodities or services of or to any other Person, (y) engage in any line of business or (z) compete with or obtain products, commodities or services from any other Person or limit the ability of any Person to provide products, commodities or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time;
(D) all Contracts that by their terms call for aggregate payments or consideration or other performance by the Company or any of its Subsidiaries of more than $5,000,000 over the remaining term of such Contract, except for any such Contract that may be canceled, pursuant to its terms or applicable Law, without any material penalty, acceleration or other liability to the Company or any of its Subsidiaries, upon notice of 180 days or fewer;
(E) all Contracts that concern the distribution by third parties of materials, supplies, goods, services or other commodities or equipment involving commitment for sales of more than $5,000,000 in the aggregate in any calendar year;

(F) all Contracts that contain any provision providing for an “earn-out,” contingent purchase price or similar contingent payment obligation on the part of any Company or Subsidiary, in each case in an amount in excess of $5,000,000;
(G) all Contracts involving future payment obligations by any party in excess of $5,000,000 that would be terminable other than by the Company or its Subsidiaries or under which a payment obligation would arise or be accelerated (whether of severance pay or otherwise), in each case as a result of the consummation of the transactions contemplated by this Agreement (either alone or upon the passage of time or occurrence of any additional acts or events);
(H) all Contracts (including without limitation with respect to employment) between the Company or any of its Subsidiaries, on the one hand, and any Affiliate, director or officer (or, to the Knowledge of the Company, any of their respective Affiliates), on the other hand, other than: (x) contracts between the Company and any of its Subsidiaries and (y) contracts among Subsidiaries of the Company;
(I) all Real Property Leases, and all leases of personal property providing for annual rentals of $2,500,000 or more or aggregate future payments of $5,000,000 or more that cannot be terminated on not more than 180 days’ notice without payment by any Company or Subsidiary of any penalty of more than $1,000,000;
(J) all licenses (inbound and outbound), sublicenses, development agreements, material transfer agreements and other agreements under which the Company or any of its Subsidiaries has granted or received the right to use any Intellectual Property (other than licenses for readily available commercial software), in each case that are material to the business of the Company and its Subsidiaries;
(K) all partnership, joint venture, profit sharing, agreement of alliance or cooperation or other similar agreements or arrangements or agreements providing for the formation of any such relationship or involving an equity investment by or in any other entity, in each case involving an investment by the Company of $5,000,000 or more;
(L) all Contracts that were entered into for the acquisition of the securities of any other Person or entity or that relate to the past or future disposition or acquisition of any assets, properties or the operating business of the Company, its Subsidiaries or any other Person or entity, in each case valued in excess of $5,000,000; and
(M) all other Contracts, whether or not made in the ordinary course of business, that are material to the Company and its Subsidiaries, taken as a whole, or the conduct of the business of the Company and its Subsidiaries, taken as a whole, or the absence of which would, in the aggregate, have a Material Adverse Effect.
     (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) neither the Company nor any Subsidiary of the Company is in breach, default or violation of the terms of any Company Material Contract and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries; (B) the Company and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Company Material Contract; and (C) each Company Material Contract is a valid and binding obligation of the Company or the Subsidiaries of the Company party thereto, is in full force and effect and is enforceable against the Company and its Subsidiaries and, to the Knowledge of the Company, the other parties thereto in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and except to the extent that any such Company Material Contract has previously expired in accordance with its terms.
     (k) Compliance with Laws. Each of the Company and its Subsidiaries is in compliance with all Laws applicable to its business or operations, except for instances of possible noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, franchises, licenses, permits and consents of Governmental Entities (collectively, “Permits”) necessary for it to conduct its business as presently conducted, and all such Permits are in full force and effect, except for such Permits the absence of which, or the failure of which to be in full force and effect, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (l) Employee Benefit Matters.
     (i) Section 3.01(l)(i) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan. Each Company Benefit Plan has been administered in compliance with its terms and with applicable Law (including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code), excluding any instances of non-compliance that would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect. The Company has made available to Parent true and complete copies of (A) each material Company Benefit Plan, (B) the most recent annual report on Form 5500 filed with the Employee Benefits Security Administration in the United States Department of Labor with respect to each Company Benefit Plan (if any such report was required by applicable Law) (with the second-most recent such report to be provided within 10 days of the date hereof), (C) the most recent summary plan description (and any summaries of material modifications) for each Company Benefit Plan for which a summary plan description is required by applicable Law and (D) the two most recent actuarial and/or financial reports with respect to each Company Benefit Plan, if any.
     (ii) All Company Benefit Plans that are intended to be qualified under Section 401(a) of the Code for federal income Tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Benefit Plans are so qualified and exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, and no such determination letter has been revoked, and to the Knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such plan or the related trust.
     (iii) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and to the Knowledge of the Company, no circumstances exist that would reasonably be expected to result in liabilities to the Company or any of its Subsidiaries under any of such sections of the Code or ERISA.
     (iv) None of the Company, any of its Subsidiaries or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code participates in, or is required to contribute to, or has in the past five years contributed to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).
     (v) The Company and its Subsidiaries have no undisclosed or unrecorded liability in an amount that would reasonably be expected to have a Material Adverse Effect for life, health, medical, dental or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries.
     (vi) Except as expressly provided in Section 2.03, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. No amount paid or payable (whether in cash, in property or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
     (vii) As used in this Agreement, the term “Company Benefit Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock or other equity-based compensation, retirement, vacation, severance, disability, death benefit, hospitalization, medical, dental or other employee benefit plan, policy, program, arrangement or agreement, in each case sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party, for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries.
     (viii) Except as would not reasonably be expected to result in a Material Adverse Effect, all Company Benefit Plans subject to the Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate.
     (ix) No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company as of the date hereof, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of the Company as of the date hereof, threatened against or involving the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, excluding any instances of non-compliance that would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.
     (m) Taxes.
     (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(A) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate;
(B) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them;
(C) no material issues have been raised and are currently pending by any federal, state, local or foreign taxing authority in connection with any of such Tax Returns, and all deficiencies asserted or assessments made as a result of any examinations of any Tax Returns previously filed by the Company or any of its Subsidiaries have been fully paid, or are fully reflected as a liability in the financial statements included in the SEC Documents, or are being contested in good faith and an adequate reserve therefor has been established and is fully reflected as a liability in the financial statements included in the SEC Documents;
(D) no jurisdiction where the Company and its Subsidiaries do not file a Tax Return has made a claim in writing that any of the Company and its Subsidiaries is required to file a Tax Return in such jurisdiction;
(E) as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes (except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP);
(F) neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code;
(G) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangements that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person; and
(H) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury

Regulation Section 1.1502-6 (or similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.
     (ii) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return or declaration of estimated Taxes.
     (iii) It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than this Section 3.01(m) and Section 3.01(l).
     (n) Intellectual Property.
     (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) the Company and its Subsidiaries own or have the right to use all the Intellectual Property used in the conduct of the business of the Company and its Subsidiaries as currently conducted and (B) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or violate (“Infringe”) any copyrights, trademarks, service marks, tradenames, patents or other intellectual property rights of any third party as of the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no claim or demand has been given in writing to, or, to the Knowledge of the Company as of the date hereof, threatened against, the Company or any Subsidiary of the Company to the effect that the conduct of the business of the Company or such Subsidiary Infringes upon the Intellectual Property rights of any third party.
     (ii) Section 3.01(n)(ii) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all registered Intellectual Property Rights and all Intellectual Property Rights that are the subject of a pending application for registration in any jurisdiction currently owned by the Company and its Subsidiaries that are material to the business of the Company and its Subsidiaries, taken as a whole, as conducted on the date hereof (collectively, “Scheduled Intellectual Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) to the Knowledge of the Company, none of the Scheduled Intellectual Property has been adjudged prior to the date hereof to be invalid or unenforceable in whole or in part, (B) the Scheduled Intellectual Property is free and clear of any Liens, other than Permitted Liens, and is not subject to any outstanding Judgment, injunction, order, decree or agreement threatening the validity thereof or the ownership or use thereof by the Company or any of its Subsidiaries; (C) as of the date hereof, there are no actual or, to the Knowledge of the Company, threatened opposition proceedings, cancellation proceedings, interference proceedings or other similar action challenging the validity of or ownership by the Company or any of its Subsidiaries of any Scheduled Intellectual Property. To the Knowledge of the Company as of the date hereof, no Person has engaged in any activity that has Infringed in any material respect upon the Company’s rights in any (x) Scheduled Intellectual Property or (y) copyright or trade secrets owned by the Company or any Subsidiary that are material to the business of the Company and its Subsidiaries, taken as a whole, as conducted on the date hereof.
     (iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries use the Intellectual Property of third parties only pursuant to valid and effective license agreements.
     (iv) Except for the Intermec licenses and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no restrictions on the direct or indirect transfer of any Intellectual Property owned by the Company or any Subsidiary or any license, or any interest therein, held by the Company or any Subsidiary in respect of any Intellectual Property and the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the Company’s or any Subsidiaries’ right to own or continue to use, as the case may be, any of the Intellectual Property.
     (v) The Company and its Subsidiaries have taken commercially reasonable steps to protect the secrecy and confidentiality of trade secrets owned by the Company or any Subsidiary that are material to the business of the Company and its Subsidiaries, taken as a whole, as conducted on the date hereof. To the Knowledge of the Company, no current or former employee, officer, director, shareholder, consultant or independent contractor has notified the Company or any of its Subsidiaries of any right, claim or interest in or with respect to the Intellectual Property
     (vi) As used in this Agreement, “Intellectual Property” means the following and all rights pertaining thereto: (A) patents, patent applications, provisional patent applications and statutory invention registrations (including all utility models and other patent rights under the laws of all countries), (B) trademarks, service marks, trade dress, logos, trade names, service names, corporate names, domain names and other source identifiers, registrations and applications for registration thereof, (C) copyrights, proprietary designs, Computer Software (as defined below), mask works, databases, and registrations and applications for registration thereof and (D) confidential and proprietary information, trade secrets, know-how, whether or not registered. For purposes of this Agreement, “Computer Software” means computer software and includes all source code, object code, executable or binary code.
     (o) Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law, (B) each of the Company and its Subsidiaries validly possesses and is in compliance with all Permits required under Environmental Laws to conduct its business as presently conducted, and all such Permits are valid and in good standing, (C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, including with respect to any of their respective current or former properties, (D) to the Knowledge of the Company, none of the Company or any of its Subsidiaries has Released, disposed of or transported in violation of any applicable Environmental Law any Hazardous Materials in a manner that would reasonably be expected to result in an Environmental Claim against the Company or any of its Subsidiaries or to give rise to any remedial obligation or corrective action requirement under applicable Environmental Laws, and (E) to the Knowledge of the Company, no material investigations, cleanups or other remediation activities are being conducted, or are being proposed to be conducted, at any current or former property of the Company or any of its Subsidiaries for the purpose of treating, abating, removing, containing or otherwise addressing Hazardous Materials. This Section 3.01(o) sets forth the sole and exclusive representations and warranties of the Company with respect to matters arising under any Environmental Laws or matters related to Environmental Claims, Hazardous Materials or Releases. As used in this Agreement, (i) the term “Environmental Claims” means any administrative or judicial actions, suits, orders, claims, settlements, judgments, proceedings or written notices of noncompliance by or from any person alleging liability arising out of the Release of Hazardous Materials or the failure to comply with the Environmental Laws; (ii) the term “Environmental Law” means any Law relating to pollution, the environment, natural resources or the protection of human health and safety from Hazardous Materials, including all Laws relating to the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of hazardous materials, substances or wastes; (iii) the term “Hazardous Materials” means (A) any substance listed, defined, designated, classified or regulated as hazardous, toxic, radioactive or dangerous under any Environmental Laws, including any substance to which exposure is regulated by any Governmental Entity or any Environmental Law as a toxic waste, pollutant, contaminant, hazardous substance or material, toxic substance, hazardous waste, special waste, petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, polychlorinated biphenyls or medical or infections waste and (B) any other material, substance or waste that is prohibited, limited or regulated by Environmental Law because of its hazardous, toxic or deleterious properties or characteristics; and (iv) the term “Release” means any release, spill, emission, deposit, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, or disposing or migrating into or through the environment in derogation of Environmental Law.

     (p) Corrupt Practices. To the Knowledge of the Company, except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other comparable Laws), none of the Company, any of its Subsidiaries, or any of their respective directors, officers, agents, employees, consultants, or other representatives (in each case acting in their capacities as such) has, in the past 5 years, in connection with the operation of their respective businesses directly or indirectly (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) offered, promised, paid or delivered any fee, commission or other sum of money or item of value, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any applicable Law, (iii) made any payment to any customer or supplier, or to any officer, director, partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, (v) taken any action or made any omission in violation of any applicable law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act and other U.S. customs laws, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Office of Foreign Assets Control Regulations, the U.S. Customs Regulations, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any governmental authority issued pursuant thereto.
     (q) Voting Requirements. The affirmative vote of holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon at the Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve the transactions contemplated hereby. No other vote of the Company’s stockholders is necessary in connection with this Agreement, the Voting Agreement, other related agreements, or the consummation of any of the transactions contemplated herein or therein.
     (r) State Takeover Statutes. The adoption by and approval of the Board of Directors of the Company of this Agreement, the Merger and the other transactions contemplated by this Agreement represents all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the provisions of Section 912 of the NYBCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no other state takeover statute applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.

     (s) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than Goldman Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
     (t) Opinions of Financial Advisors. The Company has received the opinion of Goldman Sachs & Co., dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock.
          SECTION 3.02. Representations and Warranties of Parent and Sub. Except as set forth in the Parent Disclosure Letter (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection), Parent and Sub jointly and severally represent and warrant to the Company as follows:
     (a) Organization, Standing and Corporate Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or limited liability company power, as applicable, and authority to carry on its business as presently conducted. Each of the Parent and Sub is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent has made available to the Company prior to the execution of this Agreement a true and complete copy of the Restated Certificate of Incorporation of Parent and the Certificate of Incorporation of Sub and the Bylaws of Parent and Sub, in each case as in effect on the date of this Agreement.
     (b) Authority. Each of Parent and Sub has all requisite corporate or limited liability company power, as applicable, and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, and no other corporate proceedings (including no shareholder action) on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (c) No Conflict. The execution and delivery of this Agreement do not, and the consummation of the Merger and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the certificate of incorporation, bylaws or comparable organizational documents of Parent or Sub or (ii) subject to the filings and other matters referred to in the immediately following sentence, any Law or Judgment, in each case applicable to Parent or Sub or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the Closing. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement except for (I) the filing of a premerger notification and report form by Parent and Sub under the HSR Act and the filings and receipt, termination or expiration, as applicable, of such other approvals or waiting periods as may be required under any other applicable foreign or domestic competition, merger control, antitrust or similar Law, (II) the delivery of the Certificate of Merger to the department of state of the State of New York and (III) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the Closing.
     (d) Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to prevent, materially impede or materially delay Parent and Sub from consummating the Merger. As of the date hereof, there is no Judgment outstanding against Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to prevent, materially impede or materially delay Parent and Sub from consummating the Merger.
     (e) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
     (f) Financing. The Parent Disclosure Letter sets forth a true, accurate and complete copy of an executed debt commitment letter and related term sheets (the “Debt Commitment Letter”) pursuant to which, and subject to the terms and conditions thereof, certain lenders have committed to provide Parent with loans in the amounts described therein, the proceeds of which will be used to consummate the Merger and the other transactions contemplated hereby (the “Debt Financing”). The Debt Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect that is materially adverse to the Company or would materially impede or materially delay the consummation of the Merger and neither Parent nor Sub is in breach of any of the terms or conditions set forth therein, and no event has occurred which, with or without notice, lapse of time or both, could reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein. The financing and other fees that are due and payable under the Debt Commitment Letter on or before the date hereof have been paid in full. The proceeds from such Debt Financing, together with the available cash and other existing and available credit facilities of Parent, constitute all of the financing required for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Parent’s and Sub’s obligations under this Agreement, including the payment of the Merger Consideration (and any fees and expenses of or payable by Parent, Sub or the Surviving Corporation). The Debt Commitment Letter contains all of the conditions precedent to the obligations of the lenders thereunder to make the Debt Financing available to Parent and/or Sub on the terms therein.
     (g) Capitalization of Sub. The authorized capital stock of Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the capital stock of Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Liens other than Permitted Liens. Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Sub. Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement and any related agreement.
     (h) Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than JPMorgan Chase, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.
     (i) Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. Except as set forth in Section 3.02(i) of the Parent Company Disclosure Letter, there are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries.
ARTICLE IV
Covenants Relating to Conduct of Business
     SECTION 4.01. Conduct of Business. Except as set forth in Section 4.01 of the Company Disclosure Letter, as contemplated, required or permitted by this Agreement, as required by Law or any Governmental Entity of competent jurisdiction, or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed after reasonable consultation between the Company and Parent), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and key employees and to preserve its relationships with significant customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having significant business dealings with it and to take no action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement, from performing its covenants and agreements under this Agreement or from consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby. Without limiting the generality of the foregoing, except as set forth in Section 4.01 of the Company Disclosure Letter, contemplated, required or permitted by this Agreement, required by Law (including, as applicable, Section 409A of the Code) or any Governmental Entity of competent jurisdiction or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed after reasonable consultation between the Company and Parent), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:
     (a) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any capital stock of the Company, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent, and mandatory dividends or other distributions by Subsidiaries that are joint ventures that have income above statutory reserves;
     (b) split, combine or reclassify any capital stock of the Company or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of any capital stock of the Company;
     (c) purchase, redeem or otherwise acquire any shares of any capital stock of the Company or any rights, warrants or options to acquire any such shares, other than (i) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (ii) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (iii) the acquisition by the Company of Company Stock Options and Company Restricted Stock in connection with the forfeiture of such awards and (iv) the acquisition of shares of Company Common Stock in order to satisfy obligations under the ESPP;
     (d) issue, deliver, grant or sell any shares of any capital stock of the Company, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (i)

upon the exercise of Company Stock Options or the vesting of Company Restricted Stock or Company Equity Awards outstanding on the date of this Agreement in accordance with their present terms or (ii) as required to comply with any Company Benefit Plan (as operated in the ordinary course) as in effect on the date of this Agreement or (iii) as required by any Contract (other than a Company Benefit Plan), plan or arrangement as in effect on the date hereof, a true, correct and complete copy of which has been provided to Parent prior to the date hereof;
     (e) amend or waive or propose to amend or waive any provision of the Company Certificate of Incorporation or the Company Bylaws or the comparable organizational documents of any Subsidiary of the Company;
     (f) merge or consolidate with, or purchase an equity interest in or a substantial portion of the assets of, any person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $5,000,000 in the aggregate (provided that the Company shall consult with Parent with respect to any such merger, consolidation or purchase regardless of the consideration paid), other than any such action solely between or among the Company and its Subsidiaries;
     (g) transfer, sell, lease or otherwise dispose of any of its properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than (i) sales or other dispositions of inventory and other assets in the ordinary course of business consistent with past practice, (ii) leases and subleases of real property and voluntary terminations or surrenders of real property leases, in each case, in the ordinary course of business consistent with past practice and (iii) dispositions of obsolete equipment or assets or dispositions of assets being replaced;
     (h) pledge, mortgage, encumber or otherwise subject to a Lien (other than a Permitted Lien) any of its properties or assets (including capital stock of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practice;
     (i) (i) incur or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or guarantee any such indebtedness or any debt securities of another person (collectively, “Indebtedness”), other than Indebtedness incurred, assumed or otherwise entered into in the ordinary course of business consistent with past practice (including any borrowings under the existing revolving credit facilities of the Company or its Subsidiaries and any letters of credit); or (ii) authorize or make any loans, advances or capital contributions to, or investments in, any other person in excess of $5,000,000 in the aggregate for all such loans advances, contributions and investments, other than (x) to or in any of the Subsidiaries of the Company or (y) in the ordinary course of business consistent with past practice;
     (j) authorize or make any capital expenditures, other than (i) in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance) and (ii) otherwise in an aggregate amount for all such capital expenditures made pursuant to this clause (ii) not to exceed $53,000,000 in the aggregate for all such capital expenditures;
     (k) waive, release, assign, settle or compromise any material claim, action, proceeding or litigation, in each case made or pending against the Company or any of its Subsidiaries, other than (i) the settlement of claims or litigation in the ordinary course of business consistent with past practice in an amount not to exceed, for any such settlement or series of related settlements, $500,000 and, for all such settlements, $5,000,000 in the aggregate and (ii) the settlement of claims or litigation where such settlement is expressly disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved;
     (l) cancel any material Indebtedness or waive any material claims or rights, in each case other than in the ordinary course of business consistent with past practice;
     (m) (i) other than in the ordinary course of business in a manner that does not increase the Company’s costs or liabilities, enter into, adopt, amend (except for such amendments as may be required by Law or which are reasonably necessary to avoid adverse tax consequences to the Company, its Subsidiaries or their respective employees) or terminate any Company Benefit Plan, or any other employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, consultant or director of the Company or any of its Subsidiaries, (ii) other than base salary increases in the ordinary course of business consistent with past practice or as required by any Contract, plan or arrangement as in effect as of the date hereof (provided that a true, correct and complete copy of such Contract, plan or arrangement has been provided to Parent prior to the date hereof), increase the compensation or benefits payable to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or pay any amounts to any such individuals not otherwise due, (iii) other than as required by any Contract, plan or arrangement as in effect as of the date hereof (provided that a true, correct and complete copy of such Contract, plan or arrangement has been provided to Parent prior to the date hereof), grant or accelerate the vesting of any equity-based awards for the benefit of any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries, (iv) enter into any new collective bargaining agreement or similar agreement with respect to the Company or any of its Subsidiaries, or materially amend or renew any existing collective bargaining agreement or similar agreement with respect to the Company or any of its Subsidiaries, or (v) other than as required by any Contract, plan or arrangement as in effect as of the date hereof (provided that a true, correct and complete copy of such Contract, plan or arrangement has been provided to Parent prior to the date hereof), provide any funding for any rabbi trust or similar arrangement;
     (n) make any change in accounting principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company, other than as required (i) by any change in GAAP (or any interpretation thereof), including as may be required by the Financial Accounting Standards Board or any similar organization, or (ii) by any change in Law, including Regulation S-X under the Securities Act;

     (o) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;
     (p) enter into, renew, extend, materially amend or terminate any Company Material Contract or Contract which if entered into prior to the date hereof would be a Company Material Contract, in each case, other than any Contract relating to Indebtedness that would not be prohibited under clause (i) of this Section 4.01;
     (q) enter into any “non-compete” or similar agreement that would by its terms materially restrict the businesses of the Surviving Corporation or its Subsidiaries following the Effective Time or that the Company has reason to believe would materially restrict the businesses of Parent or its Affiliates other than the Surviving Corporation and its Subsidiaries;
     (r) take any action that is intended or would reasonably be expected to result in any of the conditions set forth in Article VI of this Agreement not being satisfied; or
     (s) authorize any of, or commit or agree to take any of, the foregoing actions.
          SECTION 4.02. Advice of Changes. Each of the Company and Parent shall, as promptly as practicable, give written notice to the other party upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of condition precedent set forth in Section 6.01 (in the case of all parties hereto), Section 6.02 (in the case of the Company) or Section 6.03 (in the case of Parent).
          SECTION 4.03. No Solicitation. (a) Subject to Section 4.03(b)-(f), from the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company agrees that it shall not, nor shall it permit, authorize or cause any of its Subsidiaries or any of its or their respective officers, directors, employees, Affiliates, agents, or other representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (“Representatives”), to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal, (ii) engage or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions with any person relating to, an actual or potential Alternative Proposal, (iii) adopt, approve, endorse or recommend, or propose publicly to adopt, approve, endorse or recommend, any Alternative Proposal, (iv) adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal, or (v) resolve to propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any action of any Subsidiary of the Company or Representative of the Company that would be a violation of this Section 4.03 if taken by the Company shall be deemed to be a breach of this Section 4.03 by the Company.

     (b) The Company shall, shall cause each of its Subsidiaries and Representatives to, immediately cease any solicitations, discussions or negotiations with any Person (other than the parties hereto) with respect to an Alternative Proposal, in each case that exist as of the date hereof. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 4.03.
     (c) Notwithstanding anything to the contrary in Section 4.03 at any time prior to receipt of the Stockholder Approval, in response to an unsolicited written Alternative Proposal which did not result from or arise in connection with a breach of Section 4.03(a) or (b) and which the Board of Directors of the Company determines, in good faith, after consultation with its outside counsel and financial advisors, (1) constitutes or would reasonably be expected to result in a Superior Proposal, and (2) that the failure to take action on such unsolicited Alternative Proposal would be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Law, the Company and its Subsidiaries and their Representatives may (i) furnish non-public information with respect to the Company and its Subsidiaries to the person who has made such Alternative Proposal and its Representatives pursuant to a confidentiality agreement no less restrictive of the other party than the Confidentiality Agreement is of Parent, and (ii) participate in discussions or negotiations with such person and its Representatives regarding such Alternative Proposal; provided, however, that the Company shall simultaneously provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to the person making such Alternative Proposal or its Representatives which was not previously provided or made available to Parent.
     (d) Except as set forth in Section 7.01(c)(ii), and excluding any confidentiality agreement permitted pursuant to Section 4.03(c), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Sub, the Recommendation, (ii) adopt or approve any letter of intent, agreement in principle, acquisition agreement or other agreement relating to any Alternative Proposal or (iii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Alternative Proposal. Notwithstanding the foregoing, if, prior to receipt of the Stockholder Approval, the Board of Directors of the Company or a committee thereof determines that an Alternative Proposal is a Superior Proposal and further determines in good faith, after consultation with outside counsel, that failure to withdraw or modify its Recommendation would be inconsistent with the Company’s Board of Directors’ exercise of its fiduciary duties, the Board of Directors of the Company or any committee thereof may withdraw or modify its Recommendation.
     (e) The Company promptly (and in any event within 24 hours) shall advise Parent of (i) any Alternative Proposal or inquiry that would reasonably be expected to lead to any Alternative Proposal, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than such indications, inquiries or requests for information not reasonably expected to be related to an Alternative Proposal, or (iii) any inquiry or request for discussion or negotiation regarding an Alternative Proposal, in each case that is received by the Company or any of its Subsidiaries or Representatives, including in each case the identity of the person making any such Alternative Proposal or indication, inquiry or request and the material terms of any such Alternative Proposal or request or inquiry (including copies of any document or correspondence evidencing such Alternative Proposal or indication, inquiry or request). The Company shall keep Parent reasonably informed on a current basis (and in any event within 24 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status (including the material terms and conditions thereof and any material change to the terms thereto) of any such Alternative Proposal or indication or inquiry, including furnishing copies of any written revised proposals. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent if it determines to begin providing information or to engage in discussions or negotiations concerning an Alternative Proposal. The Company shall as promptly as practicable notify Parent in writing if its Board of Directors determines that any Alternative Proposal is a Superior Proposal. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent.
     (f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the Company’s stockholders if, in the good faith judgment of such Board of Directors, after consultation and the receipt of advice from its outside counsel, failure to disclose such information would reasonably be expected to violate its obligations under applicable Law; provided, however, that any such disclosure that addresses or relates to the Recommendation or an Alternative Proposal shall be deemed to be a modification, amendment or withdrawal of the Recommendation for the purposes of Section 4.03(d) unless the Board of Directors of the Company in connection with such communication publicly reaffirms the Recommendation.
     (g) As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer from any person or group (other than Parent and its Affiliates) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the Board of Directors of the Company) of the assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (B) 20% or more of outstanding shares of the Company Common Stock, (ii) any tender offer or exchange offer that, if consummated, would result in such person or group owning, directly or indirectly, 20% or more of outstanding shares of the Company Common Stock or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which such person or group (or the shareholders of such person or members of such group) would own, directly or indirectly, 20% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.
     (h) As used in this Agreement, “Superior Proposal” shall mean any written Alternative Proposal on terms which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, to be more favorable to the holders of Company Common Stock than the Merger, taking into account (i) all the terms and conditions of such Alternative Proposal and this Agreement (including any proposal or offer by Parent to amend the terms of this Agreement during the 3 Business Day period referred to herein), and (ii) all financial, regulatory, legal and other aspects of such proposal; provided that the Board of Directors of the Company shall not so determine that any such proposal is a Superior Proposal prior to the time that is 3 Business Days after the date on which the Company has disclosed all material terms of such proposal to Parent in accordance with Section 4.03(e); provided, further, that any material amendment of the terms of such proposal (including, without limitation, price) must be disclosed to Parent in accordance with Section 4.03(e) and shall commence anew the 3 Business Day period, and provided further for purposes of the definition of “Superior Proposal”, the references to “20% or more” in the definition of Alternative Proposal shall be deemed to be references to “more than 50%.”
          SECTION 4.04. Conduct of Business of Parent and Sub. Except as set forth in Section 4.04 of the Parent Disclosure Letter, as contemplated, required or permitted by this Agreement, as required by Law or any Governmental Entity of competent jurisdiction, or as consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time:
     (a) Parent shall cause Sub to (i) perform its obligations under this Agreement and (ii) not engage directly or indirectly in any business or activities of any type or kind and not to enter into any Contracts or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is inconsistent with this Agreement; and
     (b) Parent shall not, and shall cause each of its Subsidiaries not to, take any action which is intended to or which would reasonably be expected to materially adversely affect the ability of any of the parties hereto from obtaining any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement, from performing its covenants and agreements under this Agreement or from consummating the transactions contemplated hereby or otherwise prohibit consummation of the Merger or other transactions contemplated hereby.
          SECTION 4.05. Control of Other Party’s Business. Nothing contained in this Agreement shall be deemed to give Parent or Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
ARTICLE V
Additional Agreements
          SECTION 5.01. Preparation of the Proxy Statement; Stockholders’ Meeting. (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. Parent shall provide to the Company all information concerning Parent and Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments referred to below. The Company shall as promptly as practicable notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all material correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable following the date of this Agreement. If at any time prior to the Stockholders’ Meeting there shall occur or be discovered any event or any information relating to the Company, Parent, Sub or any of their respective Affiliates, officers or directors that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly prepare and file with the SEC and, to the extent required by Law, mail to the Company’s stockholders an appropriate amendment or supplement describing such event or information. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response.
     (b) The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Stockholder Approval. Subject to the ability of the Board of Directors of the Company to modify or withdraw its Recommendation pursuant to Section 4.03(d), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement.
          SECTION 5.02. Access to Information; Confidentiality. The Company shall afford to Parent, and to Parent’s Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all of its and its Subsidiaries’ properties, books and records and to those employees of the Company to whom Parent reasonably requests access, and, during such period, the Company shall furnish to Parent all information concerning its and its Subsidiaries’ business as Parent may reasonably request. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to (i) provide access to or disclose information where the Company reasonably determines that such access or disclosure would jeopardize the attorney-client privilege of the Company or any of its Subsidiaries, contravene any Law or any Contract to which the Company or any of its Subsidiaries is a party or unduly interfere with the conduct of the business of the Company and its Subsidiaries in the ordinary course or (ii) provide access to any properties of the Company or its Subsidiaries for the purpose of environmental sampling or testing. Except for disclosures expressly permitted by the terms of the confidentiality letter agreement dated as of January 18, 2007, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold, and shall cause its Representatives to hold, all information received from the Company or its Representatives, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

          SECTION 5.03. Efforts. (a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the Company and Parent agree not to extend any waiting period under the HSR Act or any other applicable foreign or domestic competition, merger control, antitrust or similar Law or enter into any agreement with any Governmental Entity not to consummate the Merger or the other transactions contemplated by this Agreement, except with the prior written consent of the other party.
     (b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than 10 Business Days after the date hereof, file any and all required Notification and Report Forms under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable, (ii) promptly file any and all required notifications or applications under any other applicable foreign or domestic competition, merger control, antitrust or similar Law with respect to the Merger and the other transactions contemplated by this Agreement, and use reasonable best efforts to receive required approvals or clearances and cause the expiration or termination of any applicable waiting period under such applicable foreign or domestic competition, merger control, antitrust or similar Law as promptly as practicable, (iii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely obtain all such consents, permits, authorizations or approvals, (iv) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Regulatory Law (as hereinafter defined) or by such Governmental Entity, and (v) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the transactions contemplated hereby, and to avoid or eliminate any impediment under any Law that may be asserted by any Governmental

Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of action of Parent, its Subsidiaries (including the Surviving Corporation’s) or Affiliates with respect to, or Parent’s or its Affiliates’ ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets; in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing the Closing or delaying the Closing beyond the Outside Date; provided, however, and notwithstanding anything else contained herein, the provisions of this Section 5.03 shall not be construed to require Parent or any of its Subsidiaries (or permit the Company or any of the Company’s Subsidiaries) to undertake or commit to undertake any efforts or to take any action or commit to take any action if such efforts or action would, or would reasonably be expected to, result in a Substantial Detriment. “Substantial Detriment” shall mean changes or effects which, individually or in the aggregate, would result in, or would be reasonably likely to result in, a Material Adverse Effect, at or after the Effective Time, provided that any requirement to divest or hold separate, or limit the operation of, any division, Subsidiary, interest, business, product line, asset or property relating to the operations conducted by Parent and its Subsidiaries prior to the Effective Time shall be deemed to result in a Substantial Detriment if such action with respect to a comparable amount of assets or businesses of the Company and its Subsidiaries would be reasonably likely, in the aggregate, to have a Material Adverse Effect, at or after the Effective Time.
     (c) Subject to applicable legal limitations and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.
     (d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.03, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.03 shall limit a party’s right to terminate this Agreement pursuant to Section 7.01(b)(ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.03.
     (e) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.
          SECTION 5.04. Benefit Plans. (a) For a period of one year following the Effective Time, Parent shall provide (i) base salary to each individual who is an employee of the Company and its Subsidiaries immediately prior to the Effective Time (collectively, the “Company Employees”) that is no less favorable than the base salary of each such Company Employee immediately prior to the Effective Date and (ii) employee benefits (including without limitation annual bonus opportunities, incentive opportunities and long-term equity incentive opportunities) to the Company Employees that are no less favorable in the aggregate to the benefits provided to the Company Employees immediately prior to the Effective Time, it being understood and agreed that, in the event the Closing Date occurs prior to the payment date of annual bonuses for the period ending December 31, 2007 (the “2007 Bonus Year”), Company Employees who participate immediately prior to the Closing Date in an annual bonus plan of the Company or its Subsidiaries shall receive a bonus for the 2007 Bonus Year in an amount no less than they would have received if the transactions contemplated by this Agreement had not occurred, applying the objective formulae based on a good faith estimate of the expected performance of the Company and/or the employee as if the transactions contemplated by this Agreement had not occurred and exercising any discretionary authority thereunder in the ordinary course of business consistent with past practice.
     (b) With respect to any “employee benefit plan,” as such term defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained by Parent or any of its Subsidiaries (including any vacation, paid time-off and severance plans) with respect to which any Company Employee may become a participant, for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent or its applicable Subsidiary; provided, however, that such service need not be recognized for purposes of benefit accrual under final average pay defined benefit plans or as would otherwise result in a duplication of benefits.
     (c) Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA (whether or not subject to ERISA), maintained by Parent or any of its Affiliates in which Company Employees (and their eligible dependents and eligible domestic partners) participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents and eligible domestic partners) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they participate from and after the Effective Time.
     (d) The parties agree that consummation of the transactions contemplated by this Agreement shall constitute a “Change in Control” (or other similar concept) under any Company Benefit Plan or other compensatory plan, program or arrangement to which the Company or any of its Subsidiaries is a party with respect to which such concept (or similar concept) is relevant, including the Change in Control Employment Agreements to which the Company is a party; provided that if a true, correct and complete copy of any such agreement, plan, program or arrangement has not been provided to Parent prior to the date hereof, this Section 5.04(d) shall not apply to such agreement, plan, program or arrangement.
     (e) Without limiting the generality of Section 8.07, no provision of this Section 5.04 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any of its Subsidiaries in any respect, and no provision of this Section 5.04 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or any employee program or any plan or arrangement of the Parent or any of its Subsidiaries. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of the Parent or any of its Subsidiaries or to terminate the employment of any Company Employee.
          SECTION 5.05. Indemnification, Exculpation and Insurance. (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, trustee, employee, agent or fiduciary (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Certificate of Incorporation, the Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification or employment agreement or other Contract between such Indemnified Party and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof or, with respect to any indemnification agreement entered into after the date hereof, to the extent the terms thereof are no more favorable in any material respect to the Indemnified Party that is the beneficiary thereof than the terms of any indemnification agreement existing on the date hereof and a true, correct and complete copy of which has been previously disclosed to Parent) shall be assumed by the Surviving Corporation at the Effective Time, survive the Merger and continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years following the Effective

Date in any manner that would adversely affect any right thereunder of any such Indemnified Party.
     (b) Without limiting Section 5.05(a) or any rights of any Indemnified Party pursuant to the Company Certificate of Incorporation, the Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification or employment agreement or other Contract, from and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any Subsidiary of the Company (or any of their respective predecessors), is or is threatened to be made a party in his or her capacity as a director or officer of the Company or a Subsidiary of the Company (or any of their respective predecessors), Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted by Law, each such director or officer against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each such director or officer to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim arising out of or pertaining to (i) the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee) or officer of the Company, any of its Subsidiaries or any of their respective predecessors, or a fiduciary with respect to any employee benefit plan maintained by any of the foregoing, prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before, at or after the Effective Time. Parent’s obligations under this Section 5.05(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.
     (c) For a period of six years from and after the Effective Time, the Surviving Corporation shall maintain or cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained on the date hereof by the Company and its Subsidiaries (the “Current Policies”); provided, however, that the Surviving Corporation may, and in the event of the cancellation or termination of such policies shall, substitute therefor policies with reputable and financially sound carriers providing at least the same coverage and amount and containing terms and conditions that are no less favorable to the covered persons in respect of claims or events that existed or occurred at or prior to the Effective Time under the Current Policies; provided, further, however, that in satisfying its obligation under this Section 5.05(c) the Surviving Corporation shall not be obligated to pay for coverage for any 12-month period aggregate premiums for insurance in excess of 300% of the amount paid annually by the Company for such coverage as of the Effective Time (the “Maximum Annual Amount”), it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide the maximum amount of coverage obtainable by payment of annual premiums equal to the Maximum Annual Amount. In lieu of the foregoing insurance coverage, Parent may direct the Company to purchase, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance coverage no less favorable than the coverage described in the preceding sentence; provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing.
     (d) In the event that either Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees shall succeed to, and expressly assume the obligations set forth in this Section 5.05.
     (e) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.05 and the parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Corporation’s obligations pursuant to this Section 5.05.
     (f) The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise. Notwithstanding anything herein to the contrary, if any Claim (whether arising before or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.05 shall continue in effect until the final disposition of such Claim.
          SECTION 5.06. Fees and Expenses. Except as provided in Section 7.02, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
          SECTION 5.07. Public Announcements. Each of Parent and the Company shall consult with the other before issuing, and give the other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 4.03(f). The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.
          SECTION 5.08. Financing. Parent and Merger Sub shall use their respective best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using their reasonable best efforts (a) to negotiate definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter, (b) to satisfy all conditions applicable to Parent in such definitive agreements, (c) to comply with its obligations under the Debt Commitment Letter, and (d) to enforce its rights under the Debt Commitment Letter. Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing. In the event that Parent becomes aware of any event or circumstance that makes procurement of any portion of the Debt Financing unlikely to occur in the manner or from the sources contemplated in the Debt Commitment Letter, Parent shall immediately notify the Company and Parent and Merger Sub shall use their respective best efforts to arrange any such portion from alternative sources. The Company agrees to provide, and will use reasonable best efforts to cause its Subsidiaries and Representatives (including legal and accounting) to provide such cooperation reasonably requested by Parent and Merger Sub in connection with the Debt Financing or any alternative financing, provided that Parent shall, at the request of the Company, reimburse the Company for any reasonable out-of-pocket expenses incurred in providing such cooperation.
ARTICLE VI
Conditions Precedent
          SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:
     (a) Stockholder Approval. The Stockholder Approval shall have been obtained.
     (b) Antitrust and Competition Approval. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) any other approvals required to be obtained prior to the Closing under any other antitrust, competition, or similar laws of any foreign jurisdiction shall have been obtained.
     (c) No Injunctions or Restraints. No Law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Entity (collectively, “Restraints”) shall be in effect, having the effect of making the Merger illegal or otherwise enjoining or prohibiting the consummation of the Merger.
          SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b) Performance of Obligations of the Company. The Company shall have, in all material respects, performed or complied with all material obligations required to be performed or complied with by it under this Agreement, including all provisions under Section 4.03, at or prior to the time of the Closing.
     (c) Certificate of Compliance. The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.02(a) and (b) have been satisfied.
          SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the Closing.
     (b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have, in all material respects, performed or complied with all material obligations required to be performed or complied with by it under this Agreement at or prior to the time of the Closing.
     (c) Certificate of Compliance. Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior executive officer, certifying to the effect that the conditions set forth in Sections 6.03(a) and (b) have been satisfied.
          SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.
ARTICLE VII
Termination, Amendment and Waiver
          SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:
     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Company:
               (i) if the Merger shall not have been consummated on or before the date 6 months following the date hereof (the “Outside Date”); provided, that if by the Outside Date Parent and the Company have not received all governmental regulatory approvals required to consummate the transactions contemplated hereby, the Outside Date may be extended by either party, without the consent of the other party, by 3 months; provided, further, that if such approvals have not been received by such date, the Outside Date may be further extended by either party, without the consent of the other party, by another 3 months; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the failure of such party (or in the case of Parent, Sub) to perform any of its obligations under this Agreement, the failure to act in good faith or the failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03, has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;
               (ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used the efforts required by Section 5.03 to prevent the entry of and to remove such Restraint; or
               (iii) if the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
     (c) by the Company, if:
               (i) Parent or Sub shall have breached any of their representations or warranties or failed to perform any of their covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01, 6.03(a) or 6.03(b) and (B) is incapable of being cured prior to the Outside Date or, if capable of being cured, is not cured within 30 days after written notice thereof is given by the Company to Parent; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or
               (ii) prior to the receipt of the Stockholder Approval, (A) the Board of Directors of the Company has received an Alternative Proposal which it has determined to be a Superior Proposal in accordance with Section 4.03(h), (B) the Company is in compliance, in all material respects, with Section 4.03, (C) the Company has previously paid, or contemporaneously with such termination pays, the amount due under Section 7.02 and (D) the Board of Directors of the

Company has adopted and authorized the Company to enter into a definitive agreement providing for the implementation of such Superior Proposal; or
     (d) by Parent, if:
               (i) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.01, 6.02(a) or 6.02(b) and (B) is incapable of being cured prior to the Outside Date or if capable of being cured, is not cured within 30 days after written notice thereof is given by Parent to the Company; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if Parent or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or
               (ii) the Board of Directors of the Company (A) withdraws, modifies or qualifies in a manner adverse to Parent or Sub, or publicly proposes to withdraw, modify or qualify, in a manner adverse to Parent or Sub, its Recommendation, (B) fails to recommend to the Company’s stockholders that they give the Stockholder Approval or (C) adopts, approves, endorses or recommends, or publicly proposes to adopt, approve, endorse or recommend, any Alternative Proposal.
          SECTION 7.02. Termination Fees.
     (a) In the event that:
               (i) (A) an Alternative Proposal, whether or not conditional, shall have been made directly to the Company’s stockholders generally or any person shall have publicly announced an intention to make an Alternative Proposal, (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by (x) Parent pursuant to Section 7.01(b)(i) or Section 7.01(d)(i) or (y) by either the Company or Parent pursuant to Section 7.01(b)(iii), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Alternative Proposal, or such a transaction is consummated (whether or not such Alternative Proposal was the same Alternative Proposal referred to in the foregoing clause (A)), in any such case within 12 months of the date this Agreement is terminated; or
               (ii) this Agreement is terminated by the Company pursuant to Section 7.01(c)(ii); or
               (iii) this Agreement is terminated by Parent pursuant to Section 7.01(d)(ii);
then in any such event under clause (i), (ii) or (iii) of this Section 7.02(a), the Company shall pay to Parent a termination fee of $40,000,000 in cash (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

     (b) With respect to any payment required to be made pursuant to Section 7.02(a)(i), the Company shall pay $5,000,000 of the Termination Fee concurrently with the termination of this Agreement, and shall pay the remainder of the Termination Fee upon the occurrence of the events in Section 7.02(a)(i)(C). With respect to any payment to be made pursuant to Section 7.02(a)(ii) or Section 7.02(a)(iii), the Company shall pay the Termination Fee concurrently with the termination of this Agreement.
     (c) In any event under Section 7.02(a), the Company shall pay, in addition to the Termination Fee or any part thereof, to an account or accounts designated by Parent, as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor (which may be delivered at any time on or after the date two Business Days before the termination of this Agreement) all of Parent’s and Sub’s actual and reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent, Sub and their Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”), which amount shall not be greater than $5,000,000.
     (d) In the event that (A) either party shall terminate this Agreement pursuant to Section 7.01(b)(i) or 7.01(b)(ii) (with respect to Restraints related to any Regulatory Law), (B) as of the date of such termination any approval under any Regulatory Law required to be obtained prior to the Closing shall not have been obtained or any waiting period under any Regulatory Law required to be expired or terminated prior to the Closing shall not have expired or been terminated, (C) immediately prior to such termination, the conditions set forth in Sections 6.01(a), 6.01(c) (other than a failure of such condition with respect to Restraints related to any Regulatory Law), 6.02(a) and 6.02(b) shall have been satisfied, then Parent shall pay to the Company, no later than two Business Days following such termination, a termination fee of $50,000,000 in cash (the “Regulatory Termination Fee”), it being understood that in no event shall the Company be required to pay the Regulatory Termination Fee on more than one occasion.
     (e) In the event that the Company shall fail to pay the Termination Fee or Parent Expenses or Parent shall fail to pay the Regulatory Termination Fee, in each case as required pursuant to this Section 7.02 when due, such amounts shall accrue interest for the period commencing on the date such amounts became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase from time to time during such period, as such bank’s prime lending rate plus 1.50%. In addition, if the Company or Parent shall fail to pay such amounts when due, then such party shall also pay to the other party all of the other party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee.
     (f) Each of the parties hereto acknowledges that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Sub for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

     (g) Any payments made pursuant to this Section 7.02 shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of applicable Tax Law.
          SECTION 7.03. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company or any of their respective officers or directors, other than the provisions of the last sentence of Section 5.02, Section 5.06, Section 7.02, this Section 7.03 and Article VIII, which provisions shall survive such termination; provided, however that nothing herein shall relieve the Company, Parent or Sub from liability for any fraud, intentional misrepresentation or willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.
          SECTION 7.04. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Stockholder Approval; provided, however, that after such Stockholder Approval has been obtained, there shall be made no amendment or waiver that by Law requires further adoption or approval by the stockholders of the Company without such adoption or approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          SECTION 7.05. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.04 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
          SECTION 7.06. Procedure for Termination or Amendment. A party terminating this Agreement pursuant to Section 7.01 shall give written notice of such termination to the other parties hereto. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.04 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors.
ARTICLE VIII
General Provisions
          SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

          SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
if to Parent or Sub, to:
AVERY DENNISON CORPORATION
150 North Orange Grove Boulevard
Pasadena, California 91103
Fax No.:  (626) 792-2192
Attention:  General Counsel
with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Fax No.:  (212) 403-2000
Attention:  Andrew R. Brownstein, Esq.
if to the Company, to:
PAXAR CORPORATION
105 Corporate Park Drive
White Plains, New York 10604
Fax No.:  (914) 696-4128
Attention:  General Counsel
with a copy to:
Kirkland & Ellis LLP
Citigroup Center
153 East 53rd Street
New York, New York 10022
Fax No.:  (212) 446-4900
Attention:  Stephen Fraidin, Esq.
                    Jeffrey Symons, Esq.
          SECTION 8.03. Definitions. For purposes of this Agreement:
     (a) an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

     (b) “Business Day” means any day on which banks are not required or authorized to be closed in the City of New York;
     (c) “Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to Parent and Sub;
     (d) “Knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of any of the persons set forth in Section 8.03(d) of the Company Disclosure Letter and (ii) with respect to Parent or Sub, the actual knowledge, after reasonable inquiry, of any of the officers of Parent or Sub;
     (e) “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts relating to or resulting from (i) general economic or geopolitical conditions or the securities, credit or financial markets in general, (ii) changes affecting the retail or apparel industries generally (iii) changes in Law or applicable accounting regulations or principles or interpretations thereof, (iv) any outbreak or escalation of hostilities or war or any act of terrorism, (v) any weather-related or other force majeure event, (vi) the announcement or the existence of, or compliance with, this Agreement or the announcement of the Merger or any of the other transactions contemplated by this Agreement, (vii) changes in the market price or trading volume of the Company Common Stock; provided that with respect to clauses (i) through (v), such change, effect, event, occurrence of state of facts shall not have a materially disproportionate impact on the Company, its Subsidiaries or the properties and/or facilities of the Company and its Subsidiaries;
     (f) “Parent Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Parent and Sub to the Company;
     (g) “Person” or “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;
     (h) a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person; and
          SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.
          SECTION 8.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.
          SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile, email or otherwise) to the other parties.
          SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement, provided that the Confidentiality Agreement shall survive the execution and delivery of this Agreement, and (b) except as set forth in Section 5.05, are not intended to and shall not confer upon any person other than the parties any legal or equitable rights or remedies.
          SECTION 8.08. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
          SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
          SECTION 8.10. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of New York or any federal court sitting in the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) irrevocably and unconditionally consents to submit itself and its property to the exclusive jurisdiction and venue of the Supreme Court of the State of New York (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court of the United States of America sitting in the Southern District of New York) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the aforementioned courts (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the aforementioned courts; and (d) to the fullest extent permitted by law, (i) waives the defense of an inconvenient forum to the maintenance of such action or proceeding in the aforementioned courts, (ii) agrees not to assert any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) agrees not to assert any claim that this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.02.
          SECTION 8.11. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.
          SECTION 8.12. Severability. If any term or other provision of this Agreement becomes or is declared by a court of competent jurisdiction to be void, invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. The parties further agree that any such illegal, void, invalid or unenforceable provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and that the parties shall replace such provisions of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such provision.
[Remainder of Page Left Blank Intentionally]

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AVERY DENNISON CORPORATION
by	/s/ Dean A. Scarborough
	Name:	Dean A. Scarborough
	Title:	President and Chief Executive Officer

ALPHA ACQUISITION CORP.
by	/s/ Dean A. Scarborough
	Name:	Dean A. Scarborough
	Title:	Authorized Signatory

PAXAR CORPORATION
by	/s/ Rob van der Merwe
	Name:	Rob van der Merwe
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I
Index of Defined Terms

2007 Bonus Year	Section 5.04(a)
Affiliate	Section 8.03(a)
Agreement	Preamble
Alternative Proposal	Section 4.03(g)
Average Parent Stock Price	Section 2.03(a)
Business Day	Section 8.03(b)
Cause	Section 2.03(e)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Claim	Section 5.05(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Company	Preamble
Company Benefit Plan	Section 3.01(l)(vii)
Company Bylaws	Section 3.01(a)
Company Certificate of Incorporation	Section3.01(a)
Company Common Stock	Recitals
Company Disclosure Letter	Section 8.03(c)
Company Employees	Section 5.04
Company Equity Award	Section 2.03(c)
Company Material Contracts	Section 3.01(j)(i)
Company Preferred Stock	Section 3.01(c)
Company Restricted Stock	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Computer Software	Section 3.01(n)
Confidentiality Agreement	Section 5.02
Contract	Section 3.01(e)
Current Policies	Section 5.05(c)
Debt Commitment Letter	Section 3.02(f)
Debt Financing	Section 3.02(f)
Effective Time	Section 1.03
Environmental Claims	Section 3.01(o)
Environmental Law	Section 3.01(o)
ERISA	Section 3.01(l)(i)
ESPP	Section 2.03(d)
Exchange Act	Section 3.01(e)
Exchange Fund	Section 2.02
Filed SEC Documents	Section 3.01
GAAP	Section 3.01(f)(i)

Governmental Entity	Section 3.01(e)
Hazardous Materials	Section 3.01(o)
HSR Act	Section 3.01(e)
Indebtedness	Section 4.01(i)
Indemnified Party	Section 5.05
Infringe	Section 3.01(n)(i)
Intellectual Property	Section 3.01(n)
Judgment	Section 3.01(e)
Knowledge	Section 8.03(d)
Law	Section 3.01(e)
Liens	Section 3.01(b)
Material Adverse Effect	Section 8.03(e)
Maximum Annual Amount	Section 5.05(c)
Merger	Recitals
Merger Consideration	Section 2.01(c)
NYBCL	Section 1.01
Outside Date	Section 7.01(b)(i)
Parent	Preamble
Parent Common Shares	Section 2.03(a)
Parent Disclosure Letter	Section 8.03(f)
Parent Expenses	Section 7.02(c)
Parent Stock Option	Section 2.03(a)
Paying Agent	Section 2.02
Permits	Section 3.01(k)
Permitted Liens	Section 3.01(b)
Person or person	Section 8.03(g)
Proxy Statement	Section 3.01(e)
Recommendation	Section 3.01(d)
Regulatory Law	Section 5.03(e)
Regulatory Termination Fee	Section 7.02(d)
Release	Section 3.01(o)
Representatives	Section 4.03
Restraints	Section 6.01(c)
Sarbanes-Oxley Act	Section 3.01(f)(ii)
Scheduled Intellectual Property	Section 3.01(n)(ii)
SEC	Section 3.01(e)
SEC Documents	Section 3.01(f)(i)
Securities Act	Section 3.01(f)(i)
Significant Subsidiaries	Section 3.01(b)
Stockholder Approval	Section 3.01(q)
Stockholders’ Meeting	Section 5.01(b)
Sub	Preamble
Subsidiary	Section 8.03(h)
Substantial Detriment	Section 5.03(b)
Superior Proposal	Section 4.03(h)
Surviving Corporation	Section 1.01

Tax or Taxes	Section 3.01(m)
Tax Return	Section 3.01(m)
Termination Fee	Section 7.02(a)
Voting Agreement	Recitals
Voting Company Debt	Section 3.01(c)

ANNEX II
Form of Voting and Support Agreement
          VOTING AND SUPPORT AGREEMENT, dated as of March 22, 2007, (this “Agreement”), by and between Avery Dennison Corporation, a Delaware corporation (“Parent”), on the one hand, and Arthur Hershaft (the “Shareholder”), on the other hand. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement (as defined below).
W I T N E S S E T H:
          WHEREAS, Parent, Alpha Acquisition Corp., a Delaware corporation, a direct wholly-owned Subsidiary of Parent (“Sub”) and Paxar Corporation, a New York corporation (the “Company”) are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), pursuant to which Sub will merge with and into the Company (the “Merger”); and
          WHEREAS, as of the date hereof, the Shareholder is the beneficial owner of 1,850,000 shares of Company Common Stock (the “Existing Shares”), of which 450,000 shares will cease to be within the Shareholder’s voting control as of May 1, 2007 (the “Sold Shares”), and options to purchase 551,593 shares of Company Common Stock (the “Existing Options”), and together with the Existing Shares, the “Existing Securities”), of which none are unvested; and
          WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Stockholder enter into this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
VOTING
          1.1 Agreement to Vote. The Shareholder agrees that, from and after the date hereof and until this Agreement is terminated pursuant to Section 4.1, at the Stockholders’ Meeting or any other meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, relating to any proposed action by the stockholders of the Company with respect to the matters set forth in Section 1.1(b) below, the Shareholder shall:
          (a) appear at each such meeting or otherwise cause the Existing Securities and any shares of Company Common Stock, options to purchase shares of Company Common Stock or other security or voting capital stock of Company acquired by the Shareholder after the date hereof (the “Shares”) owned beneficially or of record by the Shareholder to be counted as present thereat for purposes of calculating a quorum; and

          (b) vote (or cause to be voted), in person or by proxy, all the Shares owned by the Shareholder, and any other voting securities of the Company (whenever acquired), that are owned beneficially or of record by the Shareholder or as to which he has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption of the Merger Agreement and any other action of the Company’s stockholders requested in furtherance thereof and (ii) against any action or agreement submitted for adoption of the stockholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement; and (iii) against any action, agreement or transaction submitted for adoption to the stockholders of the Company that the Shareholder would reasonably expect is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay or materially and adversely affect the Merger or this Agreement.
          1.2 Proxy. As security for the Shareholder’s obligations under Section 1.1, the Shareholder hereby irrevocably constitutes and appoints the Parent as his attorney in fact and proxy in accordance with the Business Corporations Law of New York (“NYBCL”), with full power of substitution and resubstitution, to cause the Shares owned beneficially and of record by the Shareholder as indicated in Section 1.1 above to be counted as present at any meeting of Shareholders and to vote such Shares thereat (which proxy shall be limited to the matters set forth in Section 1.1). THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. The Shareholder agrees to take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Such proxy will expire automatically and without further action by the parties upon termination of this Agreement.
          1.3 No Obligation as Director. Nothing in this Agreement shall be construed to impose any obligation or limitation on votes or actions taken by the Shareholder in his capacity as a director of the Company.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
          2.1 Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:
          (a) Authorization; Validity of Agreement; Necessary Action. This Agreement has been duly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).
          (b) Ownership. As of the date hereof, the number of shares of the Company Common Stock and the number of options to purchase shares of the Company Common Stock beneficially owned by the Shareholder is noted in the Recitals to this Agreement. The Existing Securities are, and any additional Shares acquired by the Shareholder after the date hereof and prior to the Effective Time will be, owned beneficially by the Shareholder. As of the date hereof, the Existing Shares are the only shares of Company Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Shareholder. Subject to Section 3.1, the Shareholder has and will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Securities other than the Sold Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. The Shareholder has good title to the Existing Securities (other than the Sold Shares), free and clear of any Liens and the Shareholder will have good title to such Existing Securities (other than the Sold Shares) and any additional Shares acquired by the Shareholder after the date hereof and prior to the Effective Time, free and clear of any Liens. The Shareholder further represents that any proxies heretofore given in respect of the Shares owned beneficially and of record by such Shareholder, if any, are revocable, and hereby revokes such proxies.
          (c) No Violation. The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his obligations under this Agreement will not, (i) to his knowledge, conflict with or violate any law, ordinance or regulation of any Governmental Entity or any Regulatory Law applicable to the Shareholder or by which any of his assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of his assets or properties is bound, except for any of the foregoing as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
ARTICLE III
OTHER COVENANTS
          3.1 Further Agreements of the Shareholder. (a) The Shareholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Securities (other than the Sold Shares), any additional Shares acquired beneficially or of record by the Shareholder after the date hereof, or any interest therein, provided that notwithstanding the foregoing, the Shareholder may pledge up to 250,000 shares of Company Common Stock as collateral for any indebtedness of the Shareholder after making reasonable efforts to preserve the Shareholder’s voting control over such shares through the Effective Time, provided, further, that the Shareholder may Transfer any Shares to (i) one or more corporations or other entities that is directly or indirectly wholly owned by the Shareholder or (ii) one or more trusts for the benefit of family members of the Shareholder or similar vehicles, in each case, so long as the Shareholder retains direct or indirect sole voting control over such Transferred Shares.
          (b) In case of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.
          (c) The Shareholder agrees, while this Agreement is in effect, to notify Parent promptly in writing of (i) the number of any additional Shares acquired by the Shareholder, if any, after the date hereof and (ii) with respect to the subject matter contemplated by Section 3.1(d), any such inquiries or proposals which are received by, any such information which is requested from, or any such negotiations or discussions which are sought to be initiated or continued with, the Shareholder.
          (d) The Shareholder agrees, while this Agreement is in effect, not to, nor to permit any investment banker, financial adviser, attorney, accountant or other representative or agent of the Shareholder to, directly or indirectly, engage in any activity which would be prohibited pursuant to Section 4.03(a) or (b) of the Merger Agreement if engaged in by the Company. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of the Shareholder shall be deemed to be a violation of this Section 3.1(d) by the Shareholder.
          (e) The Shareholder agrees, while this Agreement is in effect, not to (i) take, agree or commit to take any action that would make any representation and warranty of the Shareholder, as applicable, contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or (ii) agree or commit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time. The Shareholder further agrees that he shall fully cooperate with Parent, as and to the extent reasonably requested by Parent, to effect the transactions contemplated hereby including the Merger.
ARTICLE IV
MISCELLANEOUS
          4.1 Termination. This Agreement shall terminate upon the earlier to occur of (a) the receipt of Stockholder Approval for the Merger and (b) the termination of the Merger Agreement pursuant to its terms. In the event of such termination, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party; provided, however that nothing herein shall relieve any party from liability for any fraud, intentional misrepresentation or willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

          4.2 Further Assurances. From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.
          4.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise provided herein.
          4.4 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to Parent to:

Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103 Attention: General Counsel Facsimile: (626) 792-2192

with an additional copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Attention: Andrew R. Brownstein, Esq. Facsimile: 212-403-2000

(b)	if to the Shareholder:

Arthur Hershaft 625 Park Avenue New York, New York 10021
          4.5 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder”

and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Whenever “knowledge” is used in this Agreement, it shall be deemed to mean the actual knowledge, after reasonable inquiry, of the Shareholder.
          4.6 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that both parties need not sign the same counterpart.
          4.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any person other than the parties any legal or equitable rights or remedies.
          4.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.
          4.9 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of New York or any federal court sitting in the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) irrevocably and unconditionally consents to submit itself to the exclusive jurisdiction and venue of the Supreme Court of the State of New York (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal Court of the United States of America sitting in the Southern District of New York) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the aforementioned courts (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the aforementioned courts; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the aforementioned courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.4.
          4.10 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          4.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
          4.12 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
[Remainder of Page Left Blank Intentionally]

          IN WITNESS WHEREOF, Parent and Shareholder have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AVERY DENNISON CORPORATION
By:
Name:
Title:

ARTHUR HERSHAFT

[Signature Page to Voting and Support Agreement]

Goldman, Sachs & Co. | 85 Board Street | New York, New York 10004
Tel: 212-902-1000 | Fax: 212-902-3000
Annex B
PERSONAL AND CONFIDENTIAL
March 22, 2007
Board of Directors
Paxar Corporation
105 Corporate Park Drive
White Plains, NY 10604
Ladies and Gentlemen:
You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of Paxar Corporation (the “Company”) of the $30.50 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of March 22, 2007 (the “Agreement”), among Avery Dennison Corporation (“Avery Dennison”), Alpha Acquisition Corp., a wholly owned subsidiary of Avery Dennison, and the Company.
Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, the principal portion of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have provided certain investment banking services to Avery Dennison from time to time, including having participated as one of ten lenders in its Credit Facility (aggregate principal amount $525,000,000) in July 2004 and having acted as Joint Lead Manager with respect to the offering of its Floating Rate Notes due 2007 (aggregate principal amount $150,000,000) in August 2004. We also may provide investment banking services to the Company and Avery Dennison and their respective affiliates in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.
Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its

Board of Directors
Paxar Corporation
March 22, 2007
Page Two
affiliates may provide such services to the Company and Avery Dennison and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Avery Dennison for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Form 10-K of the Company for the five years ended December 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the labeling industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.
We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal.
Our opinion does not address the underlying business decision of the Company to engage in the Transaction. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $30.50 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions from 9:00 A.M. Eastern Time on May 24, 2007 up until 11:59 P.M. Eastern PAXAR CORPORATION C/O Time the day before meeting date. Have your proxy card in hand MELLON CORP./ ATTN: MITZI BRINKMAN when you access the web site and follow the instructions to 1 MELLON CENTER SUITE 2122 obtain your records and to create an electronic voting 500 GRANT ST. instruction form. PITTSBURGH, PA 15258 VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions from 9:00 A.M. Eastern Time on May 24, 2007 up until 11:59 P.M. Eastern Time the day before meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to Paxar Corporation c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: PAXRC1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PAXAR CORPORATION            For            Withhold For All To withhold authority to vote for any individual            Vote On Directors nominee(s), mark “For All Except” and write the All All Except number(s) of the nominee(s) on the line below. 2. To re-elect six Directors to serve for two-year terms. Nominees: 01) Jack Becker 04) David E. McKinney 0 0 0 02) Leo Benatar 05) James R. Painter 03) Victor Hershaft 06) Roger M. Widmann            Vote On Merger Proposal For Against 1. Adoption of the Agreement and Plan of Merger, dated March 22, 2007, by and among Paxar Corporation, Avery Dennison 0 0 Corporation and Alpha Acquisition Corp. The signature(s) hereon should correspond exactly with the name(s) of the Shareholder(s) appearing on the stock certificate. If stock is jointly held, all            joint owners should sign. When signing as attorney, executor, trustee or guardian, please give full title as such. If signer is a corporation, please sign the            full corporate name, and give title of signing officer. Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PAXAR CORPORATION ANNUAL MEETING OF SHAREHOLDERS The undersigned, a holder of common stock of Paxar Corporation (“Paxar”), a New York corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated May 21, 2007, and hereby appoints ROBERT P. VAN DER MERWE and ROBERT S. STONE, and each of them, the proxies of the undersigned, each with full power to appoint their substitutes, and hereby authorizes them to attend, represent and vote for the undersigned, all of the shares of Paxar held of record by the undersigned on May 18, 2007 at the Annual Meeting of Shareholders of Paxar, to be held on June 14, 2007 at 9:30 a.m., at the InterContinental The Barclay New York, 111 East 48th Street, New York, New York 10017, and any adjournment or adjournments thereof, as indicated on the reverse side. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR THE ELECTION OF DIRECTORS AND AS SAID PROXIES SHALL DEEM ADVISABLE ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING. (To be signed on reverse side) Address Changes/Comments: ___ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)